UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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General Dynamics Corporation

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Notice of Annual Meeting

and

Proxy Statement

2012

March 16, 2012

Dear Fellow Shareholder:

You are invited to our Annual Meeting of Shareholders on Wednesday, May 2, 2012, at 9:00 a.m. local time. The meeting will be held at our headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. The principal items of business will be the election of directors; an advisory vote on the selection of the company’s independent auditors; an advisory vote to approve executive compensation; and approval of the General Dynamics 2012 Equity Compensation Plan. Shareholders may raise other matters, as described in the accompanying Proxy Statement.

We have elected to provide the proxy materials for our 2012 annual meeting to most of our shareholders via the Internet, as permitted by the rules of the Securities and Exchange Commission. We believe this method of providing proxy materials will expedite receipt of proxy materials by many of our shareholders and lower the costs of our annual meeting. Additional information regarding proxy materials distribution is provided on page 2 of our proxy statement.

Your vote is important. We encourage you to consider carefully the matters before us.

Sincerely yours,

Jay L. Johnson

Chairman and Chief Executive Officer

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042-4513

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 2, 2012

The Proxy Statement and 2011 Annual Report are available at www.generaldynamics.com/2012proxy.

The Annual Meeting of Shareholders of General Dynamics Corporation, a Delaware corporation, will be held on Wednesday, May 2, 2012, at 9:00 a.m. local time at the General Dynamics Corporation headquarters located at 2941 Fairview Park Drive, Falls Church, Virginia. Proposals to be considered at the Annual Meeting include:

1.	the election of 12 directors from the nominees named in the accompanying proxy statement;

2.	an advisory vote on the selection of KPMG LLP, an independent registered public accounting firm, as the company’s independent auditors for 2012;

3.	an advisory vote to approve executive compensation;

4.	the approval of the General Dynamics 2012 Equity Compensation Plan;

5.	a shareholder proposal regarding a human rights policy, provided it is presented properly at the meeting;

6.	a shareholder proposal regarding an independent board chairman, provided it is presented properly at the meeting; and

7.	the transaction of all other business that properly comes before the meeting or any adjournment or postponement of the meeting.

The Board of Directors unanimously recommends that you vote FOR proposals 1, 2, 3 and 4.

The Board of Directors unanimously recommends that you vote AGAINST proposals 5 and 6.

The Board of Directors set the close of business on March 8, 2012, as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Annual Meeting. It is important that your shares be represented and voted at the meeting. Please complete, sign and return a proxy card, or use the telephone or Internet voting systems.

A copy of the 2011 Annual Report is included with this Notice and Proxy Statement and is available on the website listed above.

By Order of the Board of Directors,

Gregory S. Gallopoulos

Secretary

Falls Church, Virginia

March 16, 2012

Proxy Statement

March 16, 2012

The Board of Directors of General Dynamics Corporation is soliciting your proxy for the Annual Meeting of Shareholders to be held on May 2, 2012, at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. This Proxy Statement, and the accompanying Notice of Annual Meeting of Shareholders and proxy card, are being distributed on or about March 16, 2012, to holders of General Dynamics common stock, par value $1.00 per share (Common Stock). General Dynamics is a Delaware corporation.

Information Regarding Voting

All shareholders of record at the close of business on March 8, 2012, are entitled to vote their shares of Common Stock at the Annual Meeting. On the record date, General Dynamics had 359,584,601 shares of Common Stock issued and outstanding.

Annual Meeting Attendance

Attending the Annual Meeting.    All shareholders are welcome to attend the Annual Meeting. You will need an admission card or proof of ownership of Common Stock and personal photo identification for admission. If you hold shares directly in your name as a shareholder of record, you may obtain an admission card through the telephone or Internet voting systems or by marking the appropriate box on a proxy card. If your shares are held by a bank, broker or other holder of record (commonly referred to as registered in “street name”), you are considered a beneficial owner of those shares rather than a shareholder of record. In that case, you must present at the Annual Meeting proof of ownership of Common Stock, such as a recent bank or brokerage statement.

Quorum for the Transaction of Business.    A quorum is the presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock as of the record date. If you submit a properly completed proxy in accordance with one of the voting procedures described below or appear at the Annual Meeting to vote in person, your shares of Common Stock will be considered present. For purposes of determining whether a quorum exists, abstentions and broker non-votes (as described below) will be counted as present. Once a quorum is present, voting on specific proposals may proceed. In the absence of a quorum, the Annual Meeting may be adjourned.

Proxy Materials Distribution

As permitted by the rules of the Securities and Exchange Commission (SEC), we are providing the proxy materials for our 2012 Annual Meeting via the Internet to most of our shareholders. For some shareholders, such as participants in our 401(k) plans, we are required to deliver proxy materials in hard copy. Nevertheless, we believe the use of the Internet will expedite receipt of the 2012 proxy materials by many of our shareholders and lower the costs of our Annual Meeting. On March 16, we initiated delivery of proxy materials to our shareholders of record in one of two ways: (1) a notice containing instructions on how to access proxy materials via the Internet or (2) a printed copy of those materials. If you received a notice in lieu of a printed copy of the proxy materials, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice provides instructions on how to access the proxy materials on the Internet and how to vote online or by telephone. If you received such a notice, but would also like to receive a printed copy of the proxy materials, the notice includes instructions on how you may request a printed copy.

Voting

Voting Procedures.    You must be a shareholder of record on the record date to vote your shares at the Annual Meeting. Each shareholder of record is entitled to one vote on all matters presented at the Annual Meeting for each share of Common Stock held. You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (Computershare), as of the record date. If you are a shareholder of record, Computershare provides proxy materials to you on our behalf. If your shares are registered in different names or held in more than one account, you may receive more than one proxy card or set of voting instructions. In that case, you will need to vote separately for each set of shares in accordance with the voting procedures outlined below.

Shareholders of record may cast their vote by:

(1)	signing and dating each proxy card received and returning each card using the prepaid envelope;
(2)	calling 1-800-652-VOTE (1-800-652-8683), or, outside the United States, Canada and Puerto Rico, calling 1-781-575-2300, and following the instructions provided on the phone line;
(3)	accessing www.envisionreports.com/gd and following the instructions provided online; or
(4)	attending the Annual Meeting and voting by ballot.

The telephone and Internet voting systems are available 24 hours a day. They will close at 11:59 p.m. Eastern Time on May 1, 2012. Please note that the voting deadline differs for participants in our 401(k) plans, as described below. All shares represented by properly executed, completed and unrevoked proxies that are received on time will be voted at the Annual Meeting in accordance with the specifications made in the proxy card. If you return a signed proxy card but do not specifically direct the voting of shares, your proxy will be voted as follows:

(1)	FOR the election of directors as described in this Proxy Statement;
(2)	FOR the selection, on an advisory basis, of KPMG LLP as the independent auditors of the company;
(3)	FOR the approval, on an advisory basis, of the compensation of the named executive officers;
(4)	FOR the approval of the General Dynamics 2012 Equity Compensation Plan;
(5)	AGAINST the shareholder proposals described in this Proxy Statement; and
(6)	in accordance with the judgment of the proxy holders for other matters that may properly come before the Annual Meeting.

If your shares are held by a bank, broker or other holder of record, you are the beneficial owner of those shares rather than the shareholder of record. If you are a beneficial owner, your bank, broker or other holder of record will forward the proxy materials to you. As a beneficial owner, you have the right to direct the voting of your shares by following the voting instructions provided with these proxy materials. Please refer to the proxy materials forwarded by your bank, broker or other holder of record to see if the voting options described above are available to you.

The Northern Trust Company (Northern Trust) is the holder of record of the shares of Common Stock held in our 401(k) plans – the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees. If you are a participant in one of these plans, you are the beneficial owner of the shares of Common Stock credited to your plan account. As beneficial owner and named fiduciary, you have the right to instruct Northern Trust, as plan trustee, how to vote your shares. In the absence of timely voting instructions, Northern Trust has the right to vote shares at its discretion.

Computershare provides proxy materials to participants in these plans on behalf of Northern Trust. If you are a plan participant and a shareholder of record, Computershare may combine the shares registered directly in your name and the shares credited to your 401(k) plan account onto one proxy card. If Computershare does not combine your shares, you will receive more than one set of proxy materials. In that case, you will need to submit a vote for each set of shares. The vote you submit via proxy card or the telephone or Internet voting systems will serve as your voting instructions to Northern Trust. To allow sufficient time for Northern Trust to vote your 401(k) plan shares, your vote, or any re-vote as described below, must be received by 9 a.m. Eastern Time on April 30, 2012.

Revoking a Proxy.    A shareholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by:

(1)	sending written notice of revocation to our Corporate Secretary;
(2)	submitting another proxy card that is dated later than the original proxy card;
(3)	re-voting by using the telephone or Internet voting systems; or
(4)	attending the Annual Meeting and voting by ballot (attendance at the Annual Meeting alone will not act to revoke a prior proxy).

Our Corporate Secretary must receive notice of revocation, or a subsequent proxy card, before the vote at the Annual Meeting for a revocation to be valid. Except as described above for participants in our 401(k) plans, a re-vote by the telephone or Internet voting systems must occur before 11:59 p.m. Eastern Time on May 1, 2012. If you are a beneficial owner, you must revoke your proxy through the appropriate bank, broker or other holder of record.

Vote Required

Broker Non-Vote.    A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner. Banks, brokers and other holders of record have discretionary authority to vote shares without instructions from beneficial owners only on matters considered “routine” by the New York Stock Exchange, such as the advisory vote on the selection of the independent auditors. On non-routine matters, such as the election of directors, approval of the equity compensation plan, executive compensation matters and the shareholder proposals, these banks, brokers and other holders of record do not have discretion to vote uninstructed shares and thus are not “entitled to vote” on such proposals, resulting in a broker non-vote for those shares. We encourage all shareholders that hold shares through a bank, broker or other holder of record to provide voting instructions to such parties to ensure that their shares are voted at the Annual Meeting.

Proposal 1 – Election of the Board of Directors of the Company.    Directors will be elected by a majority of the votes cast and entitled to vote at the Annual Meeting. A “majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election. You may vote for, vote against or abstain from voting for any or all nominees. Abstentions and broker non-votes will not be counted as a vote cast “for” or “against” a director’s election.

Proposal 2 – Selection of Independent Auditors.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposal 3 – Advisory Vote to Approve on Executive Compensation.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposal 4 – Equity Compensation Plan.    This proposal requires an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting to be approved, provided that the total votes cast (which includes for and against votes and abstentions, but excludes broker non-votes) on this proposal must represent over 50 percent of the issued and outstanding shares of Common Stock. You may vote for, vote against or abstain from voting on this matter. Abstentions will have the effect of a vote against this proposal.

Proposals 5 and 6 – Shareholder Proposals.    Proposals 5 and 6 each require an affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the proposal to be approved. You may vote for, vote against or abstain from voting on these matters. Abstentions will have the effect of a vote against the proposals.

Voting Tabulation.    Representatives of American Election Services, LLC, will tabulate the vote at the Annual Meeting.

Proxy Solicitation.    The Board of Directors is soliciting proxies from shareholders. Directors, officers and other employees of General Dynamics may solicit proxies from our shareholders by mail, e-mail, telephone, facsimile or in person. In addition, Innisfree M&A Incorporated (Innisfree), 501 Madison Avenue, New York, New York, is soliciting brokerage firms, dealers, banks, voting trustees and their nominees.

We will pay Innisfree approximately $15,000 for soliciting proxies for the Annual Meeting and will reimburse brokerage firms, dealers, banks, voting trustees, their nominees and other record holders for their out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. We will not provide compensation, other than their usual compensation, to our directors, officers and other employees who solicit proxies.

Retiring from the Board of Directors

Pursuant to the director retirement policy contained in our Bylaws and Corporate Governance Guidelines, George A. Joulwan will not stand for re-election at the Annual Meeting. General Dynamics and the Board appreciate Mr. Joulwan’s many years of dedicated service and valuable counsel as a member of the Board.

Election of the Board of Directors of the Company

(Proposal 1)

This year, 12 nominees are standing for election to the Board of Directors. Each nominee elected as a director will hold office until:

(1)	the next annual meeting and his or her successor is elected and qualified, or

(2)	his or her earlier death, removal or resignation.

In the event that any nominee withdraws or for any reason is unable to serve as a director, your proxy will be voted for any remaining nominees (except as otherwise indicated in your proxy) and any replacement nominee designated by the Nominating and Corporate Governance Committee of the Board of Directors.

Mary T. Barra, 50, director since 2011.

Senior Vice President, Global Product Development, of General Motors Company since February 2011. Vice President, Global Human Resources, from 2009 to January 2011. Vice President, Global Manufacturing Engineering, from 2008 to 2009. Executive Director, Vehicle Manufacturing Engineering, from 2004 to 2008.

Ms. Barra’s business and educational background, including a bachelors degree in electrical engineering and a masters degree in business administration, enable her to provide valuable strategic, operational and business advice to the company. Ms. Barra’s current position with General Motors as senior vice president, global product development, and her former positions as vice president, global human resources, and vice president, global manufacturing engineering, position her well to advise our businesses on a broad range of matters in the areas of human resources, engineering, manufacturing, and research and development. Her strong and diversified business background provides her with a deep understanding of the challenges facing large public companies with complex global operations.

Nicholas D. Chabraja, 69, director since 1994.

Chairman from June 1997 to May 2010. Chief Executive Officer from June 1997 to July 2009. Vice Chairman from December 1996 to May 1997. Executive Vice President from March 1994 to December 1996. Mr. Chabraja currently serves as a director of Northern Trust Corporation and as non-executive chairman of Tower International, Inc. He served as a director of Ceridian Corporation, a former public company, within the past five years.

Mr. Chabraja’s 15 years of service as a senior executive officer and 12-year tenure as chairman and chief executive officer of our company make him an experienced and trusted advisor. He has in-depth knowledge of all aspects of General Dynamics and a deep understanding and appreciation of our customers, business operations and approach to risk management. His service at General Dynamics combined with his service on other public company boards provides him with a valuable perspective on governance and management matters that face large public companies.

James S. Crown, 58, director since 1987.

Lead Director since May 2010. President of Henry Crown and Company (diversified investments) since 2002. Vice President of Henry Crown and Company from 1985 to 2002. Mr. Crown currently serves as a director of J.P. Morgan Chase & Co. and Sara Lee Corporation.

As the longest-serving member of our board and a significant shareholder, Mr. Crown has an abundance of knowledge regarding General Dynamics and its history. As president of Henry Crown and Company, a private investment firm with diversified interests, Mr. Crown has broad experience in general business management and capital deployment strategies. His many years of service as a director of our company and two other large public companies have provided him with a deep understanding of the roles and responsibilities of a board of a large public company.

William P. Fricks, 67, director since 2003.

Chairman and Chief Executive Officer of Newport News Shipbuilding Inc. from 1997 to 2001. Chief Executive Officer and President of Newport News Shipbuilding Inc. from 1995 to 1996.

Mr. Fricks’ prior senior executive positions at Newport News Shipbuilding Inc., including chairman and chief executive officer, president and chief executive officer, vice president-finance, controller and treasurer, give him critical knowledge of the management, financial and operational requirements of a large company and a keen understanding of our key customers. In these positions, Mr. Fricks gained extensive experience in dealing with accounting principles and financial reporting, evaluating financial results and the financial reporting process of a large company. Based on this experience, the Board has determined that Mr. Fricks is an Audit Committee Financial Expert.

Jay L. Johnson, 65, director since 2003.

Chairman and Chief Executive Officer since May 2010. Chief Executive Officer from July 2009 to May 2010. Vice Chairman from September 2008 to July 2009. Executive Vice President of Dominion Resources, Inc., from December 2002 to June 2008. Chief Executive Officer of Dominion Virginia Power from October 2007 to June 2008. President and Chief Executive Officer of Dominion Delivery from 2002 to 2007. Senior Vice President of Dominion Energy, Inc., from 2000 to 2002. Retired Admiral, U.S. Navy. Chief of Naval Operations from 1996 to 2000.

Prior to joining General Dynamics in September 2008, Mr. Johnson served as both chief executive officer of large gas and electric utility businesses and as an Admiral in the U.S. Navy. He served as a director of General Dynamics for six years before becoming an executive officer of the company. Mr. Johnson rose through the ranks of the U.S. Navy to become Chief of Naval Operations and a member of the Joint Chiefs of Staff. Mr. Johnson’s superior business acumen, knowledge of all aspects of the company’s business and history, and prior military experience position him well to serve as our chairman and chief executive officer.

James L. Jones, 68, director since 2011.

President, Jones Group International (consulting) since 2011. National Security Advisor to the President of the United States from 2009 to 2010. Retired General, U.S. Marine Corps. Supreme Allied Commander, Europe and Commander-in-Chief, European Command from 2003 to 2006. Commandant of the Marine Corps from 1999 to 2003. Mr. Jones serves as a director of Invacare Corporation. He served as a director of The Boeing Company and Chevron Corporation within the past five years. Appointed to the Board in August 2011, Mr. Jones was first identified by non-management directors and the chairman and was recommended as a director nominee by the Nominating and Corporate Governance Committee.

Mr. Jones’ prior service as a U.S. Marine Corps General and as the National Security Advisor to the President of the United States provides him with unique experiences and insights with respect to international and governmental affairs. Mr. Jones is well-positioned to understand the complex strategic matters of General Dynamics and his demonstrated leadership and management skills make him well-equipped to advise on the strategic opportunities and challenges of our aerospace and defense businesses. In addition, Mr. Jones’ prior and current positions as a public company director provide him with a strong understanding of public company governance.

Paul G. Kaminski, 69, director since 1997.

Under Secretary of U.S. Department of Defense for Acquisition and Technology from 1994 to 1997. Chairman and Chief Executive Officer of Technovation, Inc., (consulting) since 1997. Senior Partner of Global Technology Partners, LLC, (consulting) from 1998 to 2010.

Dr. Kaminski’s prior service as the Under Secretary of Defense for Acquisition and Technology provides him with valuable insight into research and development, procurement, acquisition reform and logistics at the U.S. Department of Defense. In addition, Dr. Kaminski’s education and business background in advanced technology, including dual master’s degrees in aeronautics-astronautics and electrical engineering and a doctorate in aeronautics and astronautics, enable him to provide valuable strategic and business advice to our aerospace and defense businesses.

John M. Keane, 69, director since 2004.

Retired General, U.S. Army. Vice Chief of Staff of the Army from 1999 to 2003. Senior Partner of SCP Partners (private equity) since 2009. Managing Director of Keane Advisors, LLC, (private equity) from 2005 to 2009. Member of the Department of Defense Policy Board. Mr. Keane currently serves as a director of M&F Worldwide Corp. and MetLife, Inc. He served as a director of Cyalume Technologies Holdings, Inc., within the past five years.

Prior to retiring from the U.S. Army at the rank of General, Mr. Keane served as Vice Chief of Staff of the Army. As a senior officer, Mr. Keane managed significant operating budgets and addressed complex operational and strategic issues. Mr. Keane’s astute appreciation for the complexities of the U.S. military and the defense industry combined with his demonstrated leadership and management skills make him a valuable strategic advisor to our aerospace and defense businesses. Mr. Keane also has gained a strong understanding of public company governance and operations through his service on three public company boards.

Lester L. Lyles, 65, director since 2003.

Retired General, U.S. Air Force. Commander, Air Force Materiel Command from 2000 to 2003. Vice Chief of Staff of the Air Force from 1999 to 2000. Vice Chairman of the Board of United States Automobile Association since 2008. Mr. Lyles currently serves as a director of KBR, Inc., and Precision Castparts Corp. He served as a director of DPL, Inc. and MTC Technologies, Inc., each a former public company, within the past five years.

Prior to retiring from the U.S. Air Force at the rank of General, Mr. Lyles served as Commander of the Air Force Materiel Command and Vice Chief of Staff of the U.S. Air Force. In these positions, Mr. Lyles managed significant operating budgets and addressed complex operational issues. The broad knowledge of the U.S. military and the defense industry he attained through these experiences, combined with his engineering and aerospace educational background, enable Mr. Lyles to provide critical strategic and business advice to our aerospace and defense businesses. In addition, Mr. Lyles has gained a thorough understanding of the challenges that face public companies through his service on several public company boards.

Phebe N. Novakovic, 54

President and Chief Operating Officer effective May 2, 2012. Executive Vice President, Marine Systems, since May 2010. Senior Vice President, Planning and Development from 2005 to May 2010. Vice President, Strategic Planning from 2002 to 2005. Ms. Novakovic currently serves as a director of Abbott Laboratories.

Ms. Novakovic’s service as a senior officer of General Dynamics since 2002 makes her a valuable and trusted advisor. Through her role as executive vice president, Marine Systems, she has developed a deep understanding of the company’s business operations, growth opportunities and challenges. As senior vice president, planning and development, she gained a strong understanding of our core customers and the global marketplace in which the company operates. Ms. Novakovic’s current service as a director of a public company has provided her with a valuable perspective on corporate governance matters and the roles and responsibilities of a public company board.

William A. Osborn, 64, director since 2009.

Chairman of Northern Trust Corporation (multibank holding company) from October 1995 to November 2009. Chief Executive Officer of Northern Trust Corporation from 1995 to 2007 and President of Northern Trust Corporation and The Northern Trust Company (banking services) from 2003 to 2006. Mr. Osborn currently serves as a director of Abbott Laboratories, Caterpillar, Inc., and Tribune Company, a public company until December 2007. He served as a director of Northern Trust Corporation within the past five years.

Mr. Osborn’s prior service as a senior executive of Northern Trust Corporation, including as chairman and chief executive officer, president and chief operating officer, provides him with extensive knowledge of the complex financial, operational and governance issues of a large public company. He brings to our Board a well-developed awareness of financial strategy and asset management and a strong understanding of public company governance. The Board has determined that Mr. Osborn’s extensive experience with accounting principles, financial reporting and evaluation of financial results qualifies him as an Audit Committee Financial Expert.

Robert Walmsley, 71, director since 2004.

Retired Vice Admiral, Royal Navy. Chief of Defence Procurement for the United Kingdom Ministry of Defence from 1996 to 2003. Senior Advisor to Morgan Stanley & Co. Limited (investment banking) since February 2004. Mr. Walmsley currently serves as a director of Cohort plc and Ultra Electronics plc. He served as a director of British Energy Group plc, EDO Corporation and Stratos Global Corporation, each a former public company, within the past five years.

Mr. Walmsley’s prior service as Chief of Defence Procurement for the United Kingdom Ministry of Defence gives him acute comprehension of international defense matters. Moreover, his service as a Vice Admiral in the Royal Navy and his appointments as Controller, Chairman of the Naval Nuclear Technical Safety Panel and Director General, Submarines, provide him with an important perspective on our aerospace and defense businesses. Mr. Walmsley’s service as a public company director in the United States and the United Kingdom positions him well to understand complex operational and governance matters at a large public company.

Your Board of Directors unanimously recommends a vote FOR all the director nominees listed above.

Governance of the Company

Board of Directors

The Board of Directors oversees General Dynamics’ business and affairs pursuant to the General Corporation Law of the State of Delaware and our Certificate of Incorporation and Bylaws. The Board is the ultimate decision-making body, except on matters reserved for the shareholders.

Corporate Governance Guidelines

Our Board of Directors believes that a commitment to good corporate governance enhances shareholder value. To that end, on the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted governance policies and procedures to ensure effective governance of both the Board and the company. The policies and procedures are stated in the General Dynamics Corporate Governance Guidelines, available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions. The Board regularly reviews these guidelines and updates them periodically in response to changing regulatory requirements and evolving best practices.

Codes of Ethics

Since the inception of a formal ethics program in 1985, our Board of Directors and management have devoted significant time and resources to maintaining an active and robust ethics program. Since 1985, we have had a Standards of Business Ethics and Conduct Handbook that applies to all employees. This handbook, known as the “Blue Book,” has been updated and improved as we have grown and changed over the years. Our ethics program also includes a 24-hour ethics helpline, which employees can access via telephone or online to communicate any business ethics-related concerns, and periodic training on ethics and compliance topics for all employees.

We also have adopted ethics codes specifically applicable to our financial professionals and our Board of Directors. The Code of Ethics for Financial Professionals, which supplements the Blue Book, applies to our chief executive officer, chief financial officer, controller and any person performing similar financial functions. In addition, there is a Code of Conduct for Members of the Board of Directors that embodies our Board’s commitment to manage our business in accordance with the highest standards of ethical conduct.

Copies of the Standards of Business Ethics and Conduct Handbook, Code of Ethics and Code of Conduct are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request. We will disclose on our website any amendments to or waivers from the Standards of Business Ethics and Conduct, Code of Ethics or Code of Conduct on behalf of any of our executive officers, financial professionals or directors.

Related Person Transactions Policy

Our Board of Directors has adopted a written policy on the review and approval of related person transactions. Related persons covered by the policy are:

(1)	executive officers, directors and director nominees;

(2)	any person who is known to be a beneficial owner of more than 5 percent of our voting securities;

(3)	any immediate family member of any of the foregoing persons; or

(4)	any entity in which any of the foregoing persons has or will have a direct or indirect material interest.

A related person transaction is defined by this policy as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which: (1) General Dynamics will be a participant; (2) the amount involved exceeds $120,000; and (3) any related person will have a direct or indirect material interest. The following interests and transactions are not subject to the policy:

(1)	director compensation that has been approved by the Board;

(2)	a transaction where the rates or charges are determined by competitive bid; or

(3)	a compensatory arrangement solely related to employment with General Dynamics (or a subsidiary) that has been approved by the Compensation Committee, or recommended by the Compensation Committee to the Board.

The Nominating and Corporate Governance Committee is responsible for reviewing, approving and, where applicable, ratifying related person transactions. If a member of the committee has an interest in a related person transaction, then he or she will not be part of the review process.

In considering the appropriate action to be taken regarding a related person transaction, the committee or the Board (as the case may be) will consider the best interests of General Dynamics and whether the transaction is fair to the company, is on terms that would be obtainable in an arm’s-length transaction and serves a compelling business reason, and any other factors it deems relevant. As a condition to approving or ratifying any related person transaction, the committee or the Board may impose whatever conditions and standards it deems appropriate, including periodic monitoring of ongoing transactions.

The following transaction with a related person was determined to pose no actual conflict of interest and was approved by the committee pursuant to our related person transactions policy:

In a Schedule 13G filing made with the SEC, BlackRock, Inc., a global provider of investment, advisory and risk management solutions, reported beneficial ownership of more than 5 percent of General Dynamics’ outstanding common stock as of December 31, 2011. An affiliate of BlackRock provides investment management services for certain of the company’s benefit plans. The agreements with BlackRock were negotiated in arm’s-length transactions and the ownership of General Dynamics stock plays no role in the business relationship between the company and BlackRock. In addition, we believe the agreements represent standard terms and conditions for investment management services. For providing the investment management services, BlackRock received fees in 2011 totaling approximately $2 million. In accordance with the Related Person Transactions Policy, the Nominating and Corporate Governance Committee reviewed, approved and ratified the investment management services for 2011 and approved the continuation of the services in 2012.

Director Independence

Our Board of Directors assesses the independence of our directors and examines the nature and extent of any relationships between General Dynamics and our directors, their families and their affiliates. For a director to be considered independent, the Board must determine that a director does not have any direct or indirect material relationship with General Dynamics. Our Board has established director independence guidelines (the Director Independence Guidelines) as part of the Corporate Governance Guidelines to assist in determining director independence in accordance with the rules of the New York Stock Exchange. The Director Independence Guidelines provide that an “independent director”:

(1)	is not an employee, nor has an immediate family member who is an executive officer, of General Dynamics;

(2)	does not receive, nor has an immediate family member who receives, any direct compensation from General Dynamics, other than director and committee fees;

(3)	does not receive, directly or indirectly, any consulting, advisory or other compensatory fee from General Dynamics, other than director and committee fees;

(4)	is not, nor has an immediate family member who is, employed as an executive officer of another company where any executive officer of General Dynamics serves on that company’s compensation committee;

(5)	is not a current partner of, or employed by, a present internal or external auditor of General Dynamics;

(6)	does not have an immediate family member who is a current partner of, or an employee assigned to work personally on General Dynamics’ audit by, a present internal or external auditor of General Dynamics;

(7)	except as otherwise provided in (8) below, is not an executive officer nor an employee, nor has an immediate family member who is an executive officer, of a company that makes payments to, or receives payments from, General Dynamics for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2 percent of the revenues of that company; and

(8)	is not a director, trustee or executive officer of a charitable organization that, in any single fiscal year, receives contributions from General Dynamics in an amount that exceeds the greater of $1 million or 2 percent of the revenues of that organization.

For purposes of the Director Independence Guidelines, references to General Dynamics include any of our subsidiaries and the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the person’s home.

In March 2012, the Board of Directors considered whether each member of the Board meets the definition of an “independent director” in accordance with the rules of the New York Stock Exchange and the Director Independence Guidelines. The Board determined that Mary T. Barra, James S. Crown, William P. Fricks, James L. Jones, George A. Joulwan, Paul G. Kaminski, John M. Keane, Lester L. Lyles, William A. Osborn and Robert Walmsley each qualifies as an independent director. The Board also determined that Nicholas D. Chabraja, Jay L. Johnson and Phebe N. Novakovic, who has been nominated to stand for election as a director at the annual meeting, are not independent directors due to Mr. Chabraja’s prior service as chief executive officer and Mr. Johnson’s and Ms. Novakovic’s current service as executive officers of the Company. To make these independence determinations, the Board reviewed all relationships between General Dynamics and the directors and affirmatively determined that none of the directors who qualifies as independent has a material business, financial or other type of relationship with General Dynamics (other than as a director or shareholder of the company). Specifically, the Board considered the following relationships and found them to be immaterial for the reasons discussed below:

Messrs. Crown, Jones, Joulwan, Kaminski, Keane, Lyles and Osborn serve as members of the boards of charitable and other non-profit organizations to which General Dynamics has made payments or contributions in the usual course of our business and annual giving programs. Each of the payments or contributions by General Dynamics was below $700,000.

Messrs. Crown, Joulwan, Kaminski, Keane, Lyles, Osborn and Walmsley serve as directors of companies, Messrs. Jones and Walmsley each serves as a consultant to companies and Ms. Barra is an executive officer of a company to which we sell products and services, or from which we purchase products and services, in the ordinary course of business. None of the directors had any material interest in, or received any special compensation in connection with, these ordinary-course business relationships.

Board Leadership Structure

Our Board elects a chairman from among the directors and determines whether to separate or combine the roles of chairman and chief executive officer based on what it believes best serves the needs of the company and its shareholders at any particular time. Mr. Johnson currently serves as the chairman and chief executive officer. The Board believes that Mr. Johnson’s in-depth knowledge and keen understanding of the company’s operations and risk management practices position him to provide strong and effective leadership to the Board and to ensure that the Board is informed of important issues facing the company. The Board also believes that having a combined role promotes a cohesive, strong and consistent vision and strategy for the company.

The Board has created the position of a lead director, selected annually by the Board from among the independent directors. Mr. Crown currently serves as lead director. The Board believes that the lead director position provides additional independent oversight of senior management and board matters. The selection of a lead director is meant to facilitate, and not to inhibit, communication among the directors or between any of them and the chairman. Accordingly, directors are encouraged to continue to communicate among themselves and directly with the chairman.

The lead director’s authority and responsibilities are as follows:

(1)	acts as chair at board meetings when the chairman is not present, including meetings of the non-management directors;

(2)	has the authority to call meetings of the non-management directors;

(3)	coordinates activities of the non-management directors and serves as a liaison between the chairman and the non-management directors;

(4)	works with the chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;

(5)	is available for consultation and communication with significant shareholders, when appropriate; and

(6)	performs such other duties as the Board may determine from time to time.

Risk Oversight

We believe the Board leadership structure described above supports a risk-management process in which senior management is responsible for our company’s day-to-day risk-management processes and the Board provides oversight of those processes. To fulfill this responsibility, the Board oversees management of risks across the company at both the full Board and committee levels.

The full Board reviews and approves annually a corporate policy addressing the delegation of authority and assignment of responsibility to ensure that the responsibilities and authority delegated to senior management are appropriate from an operational and risk-management perspective. In addition, the Board assesses the company’s strategic and operational risks throughout the year, with particular focus on these risks at an annual three-day Board meeting in late January/early February. At this meeting, senior management reports on the opportunities and risks faced by the company in the markets in which the company conducts business. Additionally, each business unit president and each business group executive vice president presents the unit’s and group’s respective operating plan and strategic initiatives for the year, including notable business opportunities and risks facing the business unit and group. The Board reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our company operating plan for the year. These plans and related risks are then monitored throughout the year as part of periodic financial and performance reports given to the Board by the chief financial officer and executive vice presidents of each business group. The Board also receives briefings from senior management concerning a variety of matters and related risks to the company, including defense budget and acquisition matters and specific customer or program developments.

In addition, the Audit Committee has responsibility for oversight of the company’s policies and practices concerning risk assessment and risk management. The committee reviews and takes appropriate action with respect to the company’s annual and quarterly financial statements, the internal audit program, the ethics program and disclosures made with respect to the company’s internal controls. To facilitate these risk oversight responsibilities, the committee receives regular briefings from members of senior management on the internal audit plan; Sarbanes-Oxley 404 compliance; significant litigation and other legal matters; ethics program matters; and health, safety and environmental matters. The committee also holds regular executive sessions with the staff vice president, internal audit, and regular executive sessions with the partners of the KPMG LLP audit team.

In addition to the Audit Committee’s role in risk oversight, each of the other Board committees considers risk as it relates to its particular areas of responsibility. The Finance and Benefit Plans Committee oversees the management of the company’s finance policies and the assets of the company’s defined benefit plans for employees. To assess risks in these areas, the committee receives regular briefings from our vice president and treasurer and our chief financial officer, on finance policies and asset performance. The Compensation Committee oversees and administers our incentive and equity compensation programs to ensure that the programs create incentives for strong operational performance and for the long-term benefit of the company and its shareholders. The committee receives briefings from the chairman and chief executive officer and the senior vice president, human resources and administration, on compensation matters. Finally, the Nominating and Corporate Governance Committee oversees risks related to board composition and governance matters and receives briefings from the senior vice president, general counsel and secretary.

Board Meetings and Attendance

During 2011, the Board of Directors held nine meetings. This included a three-day meeting in February to review our 2011 operating plan, including the operating plan of each of our business units and business groups. In August 2011, the Board visited the London, Ontario, facility of our General Dynamics Land Systems – Canada subsidiary and met with that subsidiary’s management team. Each of our directors attended at least 90 percent of the meetings of the Board and committees on which they served in 2011. We encourage directors to attend each meeting of shareholders. All of our directors at the time attended the 2011 annual meeting of shareholders.

Executive Sessions of the Board

Our Board holds executive sessions of the non-management directors in conjunction with all regularly scheduled Board meetings. The non-management directors may also meet without management present at other times as desired by any non-management director. The lead director serves as chair at the executive sessions.

Board Committees

The Board of Directors has four standing committees, described below. Currently, three of the four Board committees are composed of independent, non-management directors, including those committees that are required by the rules of the New York Stock Exchange to be composed solely of independent directors. Each of the Board committees has a written charter. Copies of these charters are available on our website at www.generaldynamics.com, under the “Investor Relations – Corporate Governance” captions, or in print upon request.

Committee Members.    Listed below are the members of each of the four standing committees as of March 8, 2012, with the chair appearing first.

Audit	Compensation	Finance and Benefit Plans	Nominating and Corporate Governance
William P. Fricks James S. Crown Lester L. Lyles William A. Osborn Robert Walmsley	George A. Joulwan Mary T. Barra James S. Crown William P. Fricks Paul G. Kaminski William A. Osborn	Paul G. Kaminski Nicholas D. Chabraja James L. Jones John M. Keane William A. Osborn	James S. Crown Mary T. Barra James L. Jones George A. Joulwan John M. Keane Lester L. Lyles Robert Walmsley

Audit Committee.    This committee provides oversight for accounting, financial reporting, internal control, auditing and regulatory compliance activities. It selects and evaluates our independent auditors and evaluates their independence. In addition, this committee reviews our audited consolidated financial statements with management and the independent auditors, recommends to the Board whether the audited consolidated financial statements should be included in our annual report on Form 10-K and prepares a report to shareholders that is included in our proxy statement. This committee evaluates the performance, responsibilities, budget and staffing of the internal audit function, as well as the scope of the internal audit plan. The committee also monitors management’s implementation of the policies, practices and programs of the company in several areas, including business ethics and conduct, employee safety and health standards, and environmental matters. This committee held 11 meetings in 2011. The Board of Directors has determined that Mr. Fricks, the chair of the Audit Committee, and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the SEC.

Compensation Committee.    This committee evaluates the performance of the chief executive officer and other officers and reviews and approves their compensation. The processes and procedures for the review and approval of executive compensation are described in the Compensation Discussion and Analysis section of this Proxy Statement. In addition, this committee has responsibility for recommending to the Board the level and form of compensation and benefits for directors. It also administers our incentive compensation plans and reviews and monitors succession plans for the chief executive officer and other officers. This committee held three meetings in 2011.

Consistent with its obligations and responsibilities, the Compensation Committee may form subcommittees of one or more members of the committee and delegate its authority to the subcommittees as it deems appropriate. In addition, the committee has the authority to retain and terminate external advisors in connection with the discharge of its duties. The committee’s charter also provides that the committee has sole authority to approve consultant fees (to be funded by the company) and the terms of the consultant’s retention. Pursuant to the charter, the Compensation Committee has, from time to time, engaged PricewaterhouseCoopers LLP (PwC) as a compensation consultant to provide advice on executive compensation matters. In 2011, the committee, after reviewing fees paid by the company to PwC for other services and considering PwC’s independence generally, engaged PwC to provide context on the current executive compensation landscape from the perspective of regulators, shareholders and the competitive market, and to conduct a review of our executive compensation processes. PwC is also available to provide advice to the chair of the Compensation Committee or the Compensation Committee as a whole on executive compensation matters on an as-needed basis. PwC attends Compensation Committee meetings upon the request of the committee’s chair and may also provide recommendations on the amount or form of compensation for our executives.

In 2011, the chair of the Compensation Committee approved fees of approximately $21,342 to PwC in its capacity as external advisor to the Compensation Committee. Management neither made, nor recommended, the decision to engage PwC. The PwC group providing compensation services to the Compensation Committee reports directly to the chair of the Compensation Committee, and is not involved in providing any other services to the company. During 2011, we also retained PwC to provide services to the company unrelated to executive compensation including tax and other business-related services. The aggregate fees paid for those services in 2011 were approximately $3.1 million.

Finance and Benefit Plans Committee.    This committee oversees the management of the finance policies of General Dynamics to ensure that those policies are in keeping with the company’s overall business objectives. The committee also oversees the assets of certain employee benefit plans of the company (other than multiemployer plans). With respect to those plans that name the company or one of its subsidiaries as the investment fiduciary, and for which the company or one of its subsidiaries has not appointed the management investment committee as investment fiduciary, the committee provides strategic oversight of the management of the assets, reviews and approves investment policy recommendations made by management, and reviews and approves the retention of third parties for administration and management services related to trust assets. This committee held four meetings in 2011.

Nominating and Corporate Governance Committee.    This committee evaluates board and management effectiveness; advises the Board on corporate governance matters; monitors developments, trends and best practices in corporate governance; and recommends corporate governance guidelines that comply with legal and regulatory requirements. It also identifies qualified individuals to serve as directors and recommends the director nominees proposed either for election at the annual meeting of shareholders or to fill vacancies and newly created directorships between annual meetings. This committee held three meetings in 2011.

Director Nominations

The Nominating and Corporate Governance Committee considers director nominees from various sources. The committee considers and makes recommendations to the Board concerning the appropriate size and composition of the Board, including the relevant characteristics and experience required of new members. Nominees are chosen with the primary goal of ensuring that the entire Board collectively serves the interests of shareholders based on the attributes, experience, qualifications and skills noted below. In assessing director candidates, the Nominating and Corporate Governance Committee considers the background and professional experience of the candidates in the context of the current Board composition to ensure there is a diverse range of backgrounds, talent, skill and expertise among the directors. Relevant criteria considered by the committee include: business and financial expertise, technical expertise and familiarity with the issues affecting aerospace and defense businesses. The committee also carefully considers any potential conflicts of interest. All nominees must possess good judgment, an inquiring and independent mind, and a reputation for the highest personal and professional ethics, integrity and values. Nominees must be willing to devote sufficient time and effort to carrying out their duties and responsibilities and should be committed to serve on the Board for an extended period of time.

Each year the directors undertake a self-assessment that elicits feedback on the performance and effectiveness of the Board and each committee. As part of this self-assessment, the directors are asked to consider whether, among other things, the current directors possess the appropriate mix of skills, experience and diverse viewpoints to enable the Board to function effectively. The results of the self-assessment are presented to the Nominating and Corporate Governance Committee and the full Board.

The Nominating and Corporate Governance Committee will consider director nominees recommended by shareholders. To recommend a qualified person to serve on the Board of Directors, a shareholder should write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The written recommendation must contain (1) all information for each director nominee required to be disclosed in a proxy statement by the Securities Exchange Act of 1934, as amended (the Exchange Act); (2) the name and address of the shareholder making the recommendation, and the number of shares owned and the length of ownership; (3) a statement as to whether the director nominee meets the criteria for independence under the rules of the New York Stock Exchange and the Director Independence Guidelines; (4) a description of all arrangements or understandings, and the relationship, between the shareholder and the director nominee, as well as any similar arrangement, understanding or relationship between the director nominee or the shareholder and General Dynamics; and (5) the written consent of each director nominee to serve as a director if elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as it considers and evaluates potential directors identified by the company.

Communications with the Board

Any shareholder or other interested party who has a concern or question about the conduct of General Dynamics may communicate directly with our non-management directors or the full Board. Communications may be confidential or anonymous. Communications should be submitted in writing to the chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The Corporate Secretary will receive and process all written communications and will refer all substantive communications to the chair of the Nominating and Corporate Governance Committee in accordance with guidelines approved by the independent members of the Board.

The chair of the Nominating and Corporate Governance Committee will review and, if necessary, investigate and address all such communications and will report the status of these communications to the non-management directors as a group or the full Board on a quarterly basis.

Our employees and other interested parties may also communicate concerns or complaints about our accounting, internal control over financial reporting or auditing matters directly to the Audit Committee. Communications may be confidential or anonymous and can be submitted in writing or reported by telephone. Written communications should be submitted to the chair of the Audit Committee in care of our ethics officer at the address in the preceding paragraph or at the address in the Standards of Business Ethics and Conduct Handbook provided to all employees. Our employees can call a toll-free helpline number or access the helpline at a web address, each of which is provided to all employees. The ethics officer will review, investigate and address any concerns or complaints unless the Audit Committee instructs otherwise. The ethics officer will report the status of all concerns and complaints to the Audit Committee. The Audit Committee may also direct that matters be presented to the full Board and may direct special treatment of any concern or complaint addressed to it, including the retention of outside advisors or counsel.

Director Orientation and Continuing Education

Within six months of election to the Board, each new director receives a director orientation. The orientation consists of a series of in-person briefings on our business operations; operating plans; significant financial, accounting and risk-management matters; corporate governance; investor relations; and key policies and practices. The chief executive officer, the chief financial officer, the general counsel, the senior vice president – planning and development and each of the four business group executive vice presidents participate in the orientation. Additionally, at this orientation a new director also receives briefings on the responsibilities, duties and activities of the committees on which the director will serve. The general counsel and chief financial officer also periodically provide materials and briefing sessions for all directors on subjects that assist them in discharging their duties. Annually, the Board holds a three-day meeting with our senior management to review and approve the operating plan of each of our business units and business groups and the company as a whole. In addition, directors visit our business units periodically. These visits allow the directors to interact with a broader group of our executives and employees and gain a firsthand view of our operations. All directors are also encouraged to attend director continuing education programs sponsored by educational and other institutions.

Director Compensation

We compensate each non-management director for service on the Board of Directors. The Compensation Committee reviews director compensation on an annual basis. In early 2011, at the request of the committee, management reviewed director compensation at peer companies. In support of this review, management engaged Meridian Compensation Partners, LLC (Meridian), to conduct a director compensation survey that included cash retainers, meeting fees, equity compensation and additional director benefits. Meridian provided director compensation data for two peer groups. The first group consisted of the following companies with substantial aerospace or defense revenues:

The Boeing Company	Northrop Grumman Corporation
Goodrich Corporation	Raytheon Company
Honeywell International Inc.	Rockwell Collins, Inc.
L-3 Communications Holdings, Inc.	Textron Inc.
Lockheed Martin Corporation	United Technologies Corporation

To assist the Compensation Committee in understanding director compensation practices and trends in the broader industrial base, management also requested director compensation data from Meridian for a larger group of companies comprising the 10 companies listed above and 13 additional companies. The companies in the larger group were:

3M Company	Johnson Controls, Inc.
The Boeing Company	L-3 Communications Holdings, Inc.
Caterpillar, Inc.	Lockheed Martin Corporation
Deere & Company	Northrop Grumman Corporation
The Dow Chemical Company	Oshkosh Corporation
Emerson Electric Co.	Raytheon Company
Goodrich Corporation	Rockwell Collins, Inc.
Honeywell International Inc.	SAIC, Inc.
Illinois Tool Works Inc.	Textron Inc.
International Business Machines Corp.	Tyco International Ltd.
International Paper Company	United Technologies Corporation
ITT Corporation

In each group, the average sales of the group approximated our sales. The committee benchmarked director compensation against these two peer groups. The Compensation Committee reviewed the survey data provided to management by Meridian and, based on this review, recommended a $5,000 increase in the annual retainer and a $500 increase in attendance fees for Board meetings. Based upon the recommendation of the committee, the Board approved these changes at its February 2011 meeting.

Director compensation for 2011 included the following:

Annual Retainer	$70,000

Lead Director Additional Retainer	$25,000

Committee Chair Additional Annual Retainer	$10,000

Attendance Fees	$3,000 for each meeting of the Board of Directors; $2,000 for each meeting of any committee; and $3,000 per day for attending strategic or financial planning meetings sponsored by General Dynamics

Annual Equity Award	Approximately $122,000 on the date of award

In early 2012, as part of its annual review of director compensation, the committee requested that management update its director compensation analysis. Management engaged Meridian to provide survey data for the peer groups listed above. The committee reviewed the survey data provided by Meridian and, based on this review, recommended no changes to director compensation.

Non-management directors have the option of receiving all or part of their annual retainers in the form of Common Stock. The annual retainer, additional committee chair retainer (if any) and attendance fees paid to each director during 2011 are reflected in the Fees Earned or Paid in Cash column of the Director Compensation for Fiscal Year 2011 table, irrespective of whether a director took the annual retainer in shares of Common Stock. The annual equity award consists of a restricted stock award and a stock option award.

In connection with the creation of a Lead Director position by the Board in February 2010, the committee asked management to provide information regarding amounts paid to lead directors. Management provided information for companies in the Fortune 200 with lead directors. Based upon this information, the committee established a $25,000 lead director additional retainer, which represented the median of the comparative data. Information provided in connection with the February 2012 annual review of director compensation showed that $25,000 continued to represent the median of the comparative data.

In light of the travel required by service on the Board, we also provide each director with accidental death and dismemberment insurance coverage. Payments by General Dynamics for director accidental death and dismemberment insurance premiums are reflected in the All Other Compensation column of the Director Compensation for Fiscal Year 2011 table.

Director Stock Ownership Guidelines

The Board of Directors believes that each director should develop a meaningful ownership position in General Dynamics. Therefore, the Board of Directors adopted stock ownership guidelines for non-management directors. Pursuant to these guidelines, each non-management director is expected to own at least 4,000 shares of our Common Stock. Non-management directors are expected to achieve the target ownership threshold within five years of election to the Board. Management directors are subject to the ownership requirements discussed under “Compensation Discussion and Analysis – Stock Ownership Guidelines.”

Director Compensation Table

The table below provides total compensation for the last completed fiscal year for each of General Dynamics’ non-management directors serving during the year. The number of shares of restricted stock and the number of shares subject to options awarded to the directors annually are the same for each director.

Director Compensation for Fiscal Year 2011

Name	Fees Earned or Paid in Cash (a)	Stock Awards (b)	Option Awards (c)	All Other Compensation (d)	Total
Mary T. Barra (e)	$80,500	$40,122	$81,206	$1,624	$203,452
Nicholas D. Chabraja	$117,500	$40,397	$81,537	$3,110	$242,544
James S. Crown	$178,500	$40,397	$81,537	$2,140	$302,574
William P. Fricks	$147,500	$40,397	$81,537	$3,110	$272,544
James L. Jones (f)	$41,869	$16,405	$33,283	$577	$92,134
George A. Joulwan	$131,500	$40,397	$81,537	$4,080	$257,514
Paul G. Kaminski	$133,500	$40,397	$81,537	$3,110	$258,544
John M. Keane	$119,000	$40,397	$81,537	$3,110	$244,044
Lester L. Lyles	$137,500	$40,397	$81,537	$2,140	$261,574
William A. Osborn	$141,500	$40,397	$81,537	$2,140	$265,574
Robert Walmsley	$137,500	$40,397	$81,537	$5,828	$265,262
(a)	Messrs. Fricks and Keane elected to receive 100 percent of their annual retainer in Common Stock. As a result, they each received 1,045 shares of Common Stock with a grant date fair value of $69,900. Ms. Barra and Messrs. Lyles and Walmsley elected to receive 50 percent of their annual retainer in Common Stock. As a result, Ms. Barra received 404 shares of Common Stock with a grant date fair value of $26,158, Mr. Lyles received 521 shares of Common Stock with a grant date fair value of $34,851 and Mr. Walmsley received 364 shares of Common Stock with a grant date fair value of $24,347.
(b)	The amounts reported in the Stock Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on February 17, 2012. Restricted stock awards outstanding as of December 31, 2011, for each director were as follows: 540 for Ms. Barra; 48,150 for Mr. Chabraja; 2,510 for Messrs. Crown, Fricks, Joulwan, Kaminski, Keane, Lyles and Walmsley; 1,090 for Mr. Osborn; and 250 for Mr. Jones.
(c)	The amounts reported in the Option Awards column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on February 17, 2012. Option awards outstanding as of December 31, 2011, for each director were as follows: 5,280 for Ms. Barra; 1,129,920 for Mr. Chabraja; 32,940 for Messrs. Crown, Fricks, Keane, Lyles and Walmsley; 21,840 for Messrs. Joulwan and Kaminski; 10,620 for Mr. Osborn; and 2,510 for Mr. Jones.
(d)	Amounts listed reflect payments by General Dynamics for accidental death and dismemberment insurance. For Mr. Walmsley, the amount also includes $1,748 of reimbursement for taxes related to payments for accidental death and dismemberment insurance.
(e)	Ms. Barra joined the Board effective March 15, 2011.
(f)	Mr. Jones joined the Board effective August 3, 2011.

Compensation Discussion and Analysis

Our Compensation Philosophy

Our executive compensation program is designed to create incentives for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management and our shareholders. At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value. Stringent stock ownership levels for our executive officers, which require our executive officers to hold Common Stock with values ranging from eight to 15 times base salary, ensure that our management team is incentivized to act in the best interests of our shareholders.

Over the past 10 years, we along with our shareholders have enjoyed strong performance measured by greater than 10 percent growth in revenues and earnings. Free cash flow, defined as cash from operating activities less capital expenditures, has exceeded net earnings during this period. We have deployed this cash in a balanced manner, making 39 acquisitions totaling approximately $12.6 billion, repurchasing approximately $5.7 billion of our Common Stock and returning approximately $4.3 billion in quarterly dividends over this period.

Ten-Year Historical Performance

(December 2001 – December 2011)

As the 10-year performance graph on the prior page shows, in the past decade we have generated a total return for shareholders of 100 percent, well in excess of the Standard and Poor’s® 500 Index. This graph also illustrates macroeconomic pressures affecting the broader markets over the past several years and defense spending concerns affecting our company and many of our competitors, particularly over the past two years. The challenges presented by a declining defense budget environment include prolonged acquisition cycles, delayed contract awards and evolving Defense Department spending priorities. Consistent with our focus on strong operational performance and long-term shareholder value creation, our management team remains focused on aggressively managing our businesses to ensure that our products remain affordable and relevant to changing customer requirements; growing our business in a disciplined manner by expanding our services to existing markets and adjacencies; executing on backlog; continuously improving our processes to reduce cost and maximize profitability; and efficiently converting earnings into cash.

Executive Compensation Program Participants and Overview.    The named executive officers included in the Summary Compensation Table below are key members of our senior management team. This team, led by our chairman and chief executive officer, remains dedicated to achieving consistently strong financial results and is compensated in ways to ensure a continual focus on creating shareholder value. Four corporate executive vice presidents provide guidance to the individual operating business units within their respective business groups – Aerospace, Combat Systems, Marine Systems, and Information Systems and Technology – and report directly to the chairman and chief executive officer on the financial and operational performance of their group. A president of each business unit is responsible for profit and loss performance by that business unit. Our chairman and chief executive officer is also supported by four corporate senior vice presidents who oversee their respective functional areas throughout the company – finance, human resources and administration, legal, and planning and development.

Approximately 500 employees, including our senior management team, participate in our executive compensation program, which includes a salary, a performance-based bonus and equity awards, along with standard company-provided benefits. Salaries are intended to provide executives with a fair and competitive wage. We use independently provided survey data to set salaries that are targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies. On average, however, salaries account for less than half of our senior executives’ compensation. The majority of their compensation is in the form of bonuses and equity awards, which are tied to the performance of the company, individual performance of the executive and, where applicable, that of their business group and, therefore, is at risk. For our named executive officers, 80 percent or more of their compensation is at risk. For our chairman and chief executive officer, that number is 90 percent. Bonuses, when earned, are paid in cash. Equity awards are granted as a combination of stock options, restricted stock, and restricted stock units (RSUs).

In practice, equity awards provide the greatest risk and possible reward to our executives. The initial value of an equity grant that an executive receives is driven by an assessment of company performance and his or her individual performance in the prior year. The ultimate value of that grant depends in large part on the impact of the company’s future performance on the value of our Common Stock over the long term. This is essential in aligning the interests of management with the interests of shareholders. If the company does well, management and shareholders both benefit. Clearly, the opposite is also true. Market conditions in recent years have caused the value of our executives’ stock holdings and equity awards to be significantly reduced or, in the case of certain option awards, reduced to zero. Because of our focus on aligning the interests of management with those of our shareholders, as a matter of principle we do not consider the value of past equity grants when determining current compensation. Our responsibility in setting compensation is to ensure that the expected value of the equity grants, at the time they are received, is reasonable.

We believe that achieving excellent results starts by setting strong goals. Every year, senior management establishes business unit and business group operating goals and an operating plan for the company as a whole. Our Board of Directors reviews, adjusts where appropriate, and approves the business unit and business group goals and adopts our operating plan for the year. The Board reviews and monitors our performance throughout the year as compared to the plan. Our responsibility in setting the operating plan goals is to ensure that they are aggressive but achievable in light of current market conditions, incentivize value creation and ultimately contribute to the creation of shareholder value.

The Annual Compensation Process.    Setting compensation for our executives is a 16-month process that begins in the fall of each year when senior management establishes company operating goals for the coming year. The business unit presidents develop business plans and present the plans to the chairman and chief executive officer in November. He, in consultation with the chief financial officer and the executive vice presidents, establishes the business unit and business group operating goals and the company operating plan for the coming year based on those business unit plans. At a three-day Board meeting in late January/early February, the business unit presidents and the business group executive vice presidents present their plans to the Board of Directors. The Board then reviews, adjusts where appropriate, and approves the business unit and business group operating goals and adopts our company operating plan for the year. Throughout the year, the Board reviews and monitors company performance as compared to the operating plan through a series of financial and operating reports given by the chief financial officer and executive vice presidents.

A review of the year’s performance begins the following January. At that time, the chairman and chief executive officer, the chief financial officer, and the executive vice presidents assess the performance of business units, business groups and the company compared with the operating plan goals adopted the prior year. The chairman and chief executive officer and senior management report the results of that assessment to the Board of Directors at the Board’s three-day meeting in late January/early February. Following these reports, the chairman and chief executive officer, after consultation with senior management, presents an initial proposal on compensation to the Compensation Committee for analysis and comment. The Compensation Committee convenes in early March to review and approve final executive compensation proposals. At this meeting the chairman and chief executive officer provides the committee with a performance assessment of each officer (other than himself) and makes specific recommendations to the committee regarding each officer’s compensation. The Compensation Committee reviews and approves compensation for the chairman and chief executive officer in executive session at the March meeting.

The Compensation Committee, chairman and chief executive officer, and senior management are entrusted to exercise judgment in making the compensation recommendations and decisions described above. Although we use survey data to target each element of cash compensation and total equity compensation, the compensation determinations are not formulaic and involve the exercise of discretion by senior management and the Compensation Committee. We believe the adoption of a specific performance formula could inadvertently encourage undesirable behavior (e.g., favoring achievement of particular financial objectives to the exclusion of other important objectives and values). To this end, we do not have targeted payout amounts, and the company, business group and individual performance categories for named executive officers are not assigned specific weights. We believe the use of discretion results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our shareholders.

Components of Our Compensation Program

Our executive compensation program has two parts: direct compensation and benefits. Direct compensation consists of a base salary, a bonus and equity awards. Company-sponsored benefits include insurance plans, retirement plans and perquisites.

Direct Compensation

Salary.    We pay executives an annual salary in cash targeted at the median (50th percentile) for salaries of executives in comparable positions at our peer group companies based on the survey data described below. Salaries are reviewed annually, and increases, when they occur, are market driven. In simplest terms, we seek to pay an executive salary that is “middle of the road” in competitiveness. We do this deliberately. We believe that high-performing organizations make an effort to pay salaries at no more than market and therefore create a performance-based culture around bonus and equity incentives to encourage the achievement of aggressive goals.

Bonus.    We award executives bonuses based on the prior year’s performance of the company, their individual performance, and, where applicable, that of their business group. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. He or she has upside potential if the company, or the business group where applicable, performs well against the operating plan, and downside potential if performance does not meet expectations. When combined with base salaries, cash bonuses generally bring total cash compensation between the 50th and 75th percentiles of cash compensation for executives in comparable positions at our peer group companies based on the survey data described below.

Equity Awards.    We believe that equity awards are an effective tool for aligning executive performance with long-term value creation. Accordingly, most of the potential value of our executives’ annual compensation is in the form of equity. In addition, we require officers to retain Common Stock until they own shares with a market value ranging from eight to 15 times their base salary depending on the officer’s position. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. As a result, our officers become shareholders with considerable personal financial interest in the health and performance of our company.

We determine the amount of equity awards to be granted to an executive in a particular year using a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the equity award is driven in part by prior-year performance and in part by the executive’s ability to create value going forward. As a reasonableness test, we base the multiples on survey data for the ratio of long-term incentives to cash compensation that our peer group companies award to their executives in similar positions. The ratio of long-term incentives to cash compensation for our executives is generally between the 50th and 75th percentiles of the survey data.

Prior to 2012, equity awards consisted of stock options and restricted stock. Certain participants located outside the United States received RSUs instead of restricted stock due to local tax considerations. The allocation in recent years has been approximately one-third in restricted stock/RSUs and two-thirds in stock options. Beginning in 2012, equity awards for all participants include RSUs that are subject to an additional performance measure. For March 2012 grants, the Compensation Committee approved an equity award allocation of one-half in stock options, one-quarter in restricted stock (or RSUs for certain participants outside the United States) and one-quarter in RSUs that are subject to a specific performance measure, an allocation designed to better reflect market practice. We believe that providing a mix of stock options, restricted stock and RSUs that are subject to a performance measure is conducive to creating a healthy risk and reward profile for our executives. Stock options are more sensitive to fluctuations in the stock market as well as company performance during the life of the options. Our outstanding options granted prior to 2011 expire five years after the date of grant. Options granted beginning in 2011 expire seven years after the date of grant. The amount of performance-based RSUs ultimately received will depend upon whether the applicable performance measure is met. We balance the risk inherent in stock options and performance-based RSUs against the relative stability implicit in restricted stock to motivate our executives to achieve operating goals that are aggressive, but achievable.

As a matter of practice, we grant equity awards on the first Wednesday of March each year. For new hires or promotions, equity awards are granted on the later of the effective date of the event or the date the award is approved by the Compensation Committee. The number of shares of restricted stock and RSUs awarded, and the exercise price of stock options, are based on the “fair market value” of our Common Stock on the date of the equity grant. We define fair market value of our Common Stock as the average of the high and low stock price on the date of the equity grant.

Restricted Stock.    A grant of restricted stock is an award of shares of Common Stock that is released approximately four years after the grant date. Restricted stock awards are designed to attract and retain executives by providing them with some of the benefits associated with stock ownership during the restriction period, while incentivizing them to remain with General Dynamics. During the restriction period, recipients may not sell, transfer, pledge, assign or otherwise convey their restricted shares. Recipients are eligible, however, to vote their shares and receive dividend payments and other distributions on our Common Stock when declared by the Board of Directors. Restricted stock awards are service-based, meaning that the executives must remain in the employment of the company during the restriction period in order to receive the shares upon release. Executives who voluntarily resign or are terminated for cause prior to the end of the restriction period forfeit their restricted stock unless otherwise determined by the Compensation Committee. Finally, no one participant may be granted an award of more than 200,000 shares of restricted stock in any calendar year. In practice, the number of shares of restricted stock granted to the named executive officers is well below this share limit.

Restricted Stock Units.    An RSU represents a promise by General Dynamics to deliver a share of Common Stock in the future, subject to certain conditions. While we have historically granted RSUs to certain participants outside the United States only, in March 2012 RSUs were granted to all participants. These RSUs have a performance measure and a service component. The number of RSUs ultimately earned by a participant is based on General Dynamics’ performance with respect to return on invested capital in the year in which the grant is made. Depending on the company’s performance in relation to this metric, the number of RSUs earned may be less than, equal to, or greater than the original number of RSUs awarded. The earned shares are then subject to three years of additional service-based vesting. The earned RSUs are released approximately four years after the date of grant, subject to the executive’s continued employment with General Dynamics through that date. The RSUs will be credited with dividend equivalents in the form of additional RSUs which are also subject to the performance and service conditions. We selected return on invested capital as the performance measure because it reflects our ability to generate returns from the capital we have deployed in our operations. We believe the combination of performance and service features for RSUs strikes an appropriate balance between pay for performance and incentivizing executives to focus on operational goals on the one hand and executive retention considerations on the other hand. As with restricted stock grants, executives who voluntarily resign or are terminated for cause immediately forfeit all RSUs that have not been released unless otherwise determined by the Compensation Committee.

Stock Options.    Stock options give an executive the right to buy a share of our Common Stock in the future at a predetermined “exercise price,” which is established as the average of the high and low sales price of our Common Stock on the date of grant. We value stock options using the Black-Scholes formula. The formula is based on a set of key variables and assumptions and is an accepted model for valuing stock options under Financial Accounting Standards Board ASC Topic 718. Stock options vest over two years: 50 percent of the grant is exercisable in one year; the remainder is exercisable the following year. Our outstanding options granted prior to 2011 expire five years after the grant date. Options granted beginning in 2011 expire seven years after the grant date. The Compensation Committee determined that a seven-year expiration date would better serve the company’s retention goals by (1) bringing the option exercise date more in line with practices of other companies with whom we compete for talent and (2) more appropriately mitigating employees’ risk exposure to market volatility. No one recipient may be granted an award of options to purchase more than 1,000,000 shares of Common Stock in any calendar year. In practice, the number of shares underlying stock option awards granted to the named executive officers is well below this share limit. As with restricted stock and RSU grants, executives who voluntarily resign or are terminated for cause immediately forfeit all options that have not vested unless otherwise determined by the Compensation Committee. Our equity compensation plan prohibits the repricing of stock options without the approval of shareholders.

Stock Ownership Guidelines.    Our stock ownership and retention guidelines preclude corporate officers from selling shares of Common Stock until they own shares with a market value ranging from eight to 15 times their base salary. Shares held outright, unreleased shares of restricted stock or RSUs and shares (or share equivalents) held through our 401(k) plans are counted for purposes of meeting the ownership guidelines. The chief executive officer must retain ownership worth 15 times his base salary. Our executive vice presidents and senior vice presidents must retain ownership worth 10 times their respective base salaries. Vice presidents must retain ownership worth eight times their respective base salaries. When exercising options, executives who have not yet met the ownership guideline may sell shares acquired upon exercise to cover transaction costs and taxes and are expected to hold any remaining shares until the guidelines are met. Similarly, shares received upon release of restricted stock and RSUs may not be sold until the ownership guidelines are met. Once an officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as an officer. Based on data from the Center On Executive Compensation and Equilar, Inc., we believe our stock ownership and retention guidelines are some of the most stringent among public companies and strongly align the interests of management with the interests of shareholders because executives become shareholders with a considerable investment in General Dynamics. Our stock ownership and retention guidelines are reviewed annually by the Compensation Committee.

Market Data.    To assist the Compensation Committee in its determinations, we utilize survey data provided by Aon Hewitt. Through the use of regression analysis using the scope and responsibilities of the position and company revenue, the Aon Hewitt data provide a median salary (the 50th percentile) and the 50th to 75th percentiles for total cash compensation for comparable positions at the peer group companies. Aon Hewitt also provides survey data for the 50th to 75th percentiles for ratios of long-term incentives to annual cash compensation for comparable positions at the peer group companies.

For the March 2012 compensation determinations, we obtained data about compensation levels at companies within two peer groups. These peer groups were used to benchmark the compensation for our named executive officers. The 2011 revenues of General Dynamics approximated both the median and mean revenues of both peer groups. In selecting the companies that comprise these peer groups, we considered the size, revenues, industry group, organizational structure and compensation practices of each peer company.

The core peer group consisted of companies in the aerospace and defense sector or companies that have substantial aerospace or defense revenues. We selected companies with whom we compete for business opportunities and executive talent. The companies in the core peer group were:

The Boeing Company	Northrop Grumman Corporation
Goodrich Corporation	Raytheon Company
Honeywell International Inc.	Rockwell Collins, Inc.
L-3 Communications Holdings, Inc.	Textron Inc.
Lockheed Martin Corporation	United Technologies Corporation

The broader peer group consisted of the companies in the core peer group plus 13 additional companies from other industries to provide a broader view of compensation for executives. These additional companies have similar complexity of operations and organizational structure to General Dynamics. The companies in the broader peer group were:

3M Company	Johnson Controls, Inc.
The Boeing Company	L-3 Communications Holdings, Inc.
Caterpillar, Inc.	Lockheed Martin Corporation
Deere & Company	Northrop Grumman Corporation
The Dow Chemical Company	Oshkosh Corporation
Emerson Electric Co.	Raytheon Company
Goodrich Corporation	Rockwell Collins, Inc.
Honeywell International Inc.	SAIC, Inc.
Illinois Tool Works Inc.	Textron Inc.
International Business Machines Corp.	Tyco International Ltd.
International Paper Company	United Technologies Corporation
ITT Corporation

Company-Provided Benefits

General Dynamics-provided benefits are an important tool used to attract and retain outstanding employees throughout the company. Benefit packages are not, however, standard across General Dynamics. Instead, our business units and corporate headquarters tailor their individual offerings based on their competitive marketplace. As a business matter, we weigh the benefits we need to offer to attract and retain talented employees against the benefits we can afford to pay and remain competitive. Benefit levels are reviewed periodically to ensure they are cost-effective and competitive and support the overall needs of our employees.

This section describes the benefits that we provide to key executives and notes those instances when benefits for the named executive officers differ from the general plan. In some instances, we also describe the programs we offer across the company as context to specific discussions about executive benefits.

Benefits for Active Employees.    We make available medical, dental, life insurance and disability coverage to eligible, full-time U.S.-based employees, including all the named executive officers. Employees can select the level of coverage appropriate for their circumstances.

We provide, at no cost to the employee, group life insurance coverage worth one times base salary and 50 percent long-term disability coverage to the majority of U.S.-based employees. For our named executive officers, we also provide at no cost to the officers additional life insurance coverage worth a total of two times their base salary.

Retiree Benefits.    Retiree benefits vary significantly across our U.S.-based business units and may include retiree medical and dental coverage. Eligible employees at our headquarters, including the named executive officers, can elect, at their own expense, to continue COBRA-eligible benefits through General Dynamics until they reach age 65. There is no retiree medical or dental benefit available to employees at our headquarters after they have reached age 65.

Eligible key executives throughout the company can purchase group term life insurance prior to retiring. For executives who retire prior to age 65, we pay for insurance coverage equal to one-half the executive’s base salary until the executive reaches age 65. Upon the retiree’s reaching age 65, or for executives retiring at or after age 65, we pay for insurance coverage up to two times an executive’s base salary. This coverage is ratably reduced over a five-year period following the executive’s retirement, or beginning at age 65 for early retirees, subject to a maximum coverage level of 25 percent of the coverage in effect at the time of retirement.

Company-sponsored Retirement Plans.    We provide a number of defined-benefit and defined-contribution retirement plans to our eligible employees, including the eligible named executive officers, through a combination of qualified and non-qualified plans.

Below are descriptions of the retirement plans that cover employees at our headquarters, including the named executive officers. Mr. DeMuro participates in a legacy retirement plan that is described on page 44 in the narrative discussion following the Pension Benefits for Fiscal Year 2011 table.

Defined-Benefit Retirement Plan.    We sponsor the General Dynamics Salaried Retirement Plan, which is a funded, tax-qualified, noncontributory defined-benefit pension plan. The Salaried Retirement Plan was amended effective January 1, 2007, to exclude any employee initially hired after that date. The benefit formula under the Salaried Retirement Plan for employees hired before December 31, 2006, is 1.0 percent times a participant’s highest final average pay multiplied by years of service earned on and after January 1, 2007, plus 1.3333 percent times a participant’s highest final average pay prior to January 1, 2011, multiplied by years of service earned prior to January 1, 2007. There is no limit on the number of years of service under this formula, and the benefit is payable as a life annuity. A participant’s base salary and cash bonus are used to calculate retirement benefits. We make contributions to the Salaried Retirement Plan through payments into a trust fund from which the benefits are paid.

Supplemental Retirement Plan.    The amount of cash compensation used to calculate pension benefits for participants in the Salaried Retirement Plan is limited by the Internal Revenue Code

($245,000 in 2011 and $250,000 in 2012). To provide a benefit calculated on compensation in excess of this compensation limit, we provide eligible executives coverage under the General Dynamics Corporation Supplemental Retirement Plan. Benefits under the Supplemental Retirement Plan are general unsecured obligations of General Dynamics.

Savings and Stock Investment (401(k)) Plan.    All our named executive officers are eligible to participate in the General Dynamics Corporation Savings and Stock Investment Plan – Plan 4.5 (the SSIP), a tax-qualified defined-contribution retirement plan. All participants are eligible to make before-tax contributions and receive company matching contributions for the named executive officers under the SSIP. During 2011, the SSIP provided for a company-matching contribution of (1) 100 percent on before-tax contributions up to the first 3 percent of a participant’s eligible pay and (2) 50 percent on before-tax contributions on the next 3 percent of a participant’s eligible pay. Our matching contributions during 2011 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 38 of this Proxy Statement.

Supplemental Savings and Stock Investment Plan.    We provide a Supplemental Savings and Stock Investment Plan (the Supplemental SSIP) to key employees, including all the named executive officers. The purpose of the Supplemental SSIP is to allow key executives to defer salary and receive matching contributions on compensation in excess of the compensation limit imposed by the Internal Revenue Service on earnings used to calculate 401(k) contributions. Our matching contributions during 2011 for the named executive officers are included in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 38 of this Proxy Statement.

Perquisites.    We provide perquisites to key executive officers, including the named executive officers, as a recruiting and retention tool. We also provide perquisites to ensure the security and accessibility of our executives and facilitate the transaction of business. We believe that our perquisites are appropriate. As a reasonableness test, we compare these perquisites to generally accepted corporate practices. Our policy is to not reimburse executive officers for personal taxes owed by them resulting from their receipt of perquisites.

The perquisites provided to our named executive officers in 2011 were: financial planning and tax preparation services; physical exams; home security systems; club memberships; personal liability and supplemental accidental death and dismemberment insurance; relocation expenses; and the personal use of automobiles owned or leased by the company. In addition, personal use of our aircraft was provided to our chairman and chief executive officer as required by the Board to help ensure security and accessibility. In February 2011, the Compensation Committee determined that the company would no longer provide country club memberships to our executive officers at our corporate headquarters. These executives received a one-time payment in 2011 equal to the value of three years’ of club dues to address any transition issues caused by the policy change.

We have provided additional information on perquisites in footnote (d) to the All Other Compensation column of the Summary Compensation Table on page 38 of this Proxy Statement.

Change in Control Agreements

We have change in control agreements, also known as severance protection agreements, with key executives throughout the company, including each of the named executive officers. We believe that these agreements are an important tool for recruiting and retaining highly qualified executives who could have other job alternatives that may appear to the executive to be less risky absent these agreements. The agreements are structured to protect the interests of shareholders by including a “double trigger” mechanism that results in a payout only when:

(1)	a change of control is consummated, and
(2)	the executive’s employment is terminated by the company without cause or by the executive for good reason within 24 months following the change in control.

A “change in control” is defined to include specified stock acquisition, merger or disposition transactions involving General Dynamics. Appropriate payment and benefit levels under the change in control agreements are evaluated and reviewed regularly. These reviews support our view that the agreements are consistent with market practice. The form of severance protection agreement for executive officers appointed after April 2009 excludes any provision for reimbursement of excise taxes that may become due upon a change in control.

Payments and benefits provided to our named executive officers pursuant to the change in control agreements are described in the Potential Payments upon Termination or Change in Control section beginning on page 46 of this Proxy Statement.

Analysis of 2011 Compensation for the Named Executive Officers

This section provides an analysis of the specific compensation that we paid to our named executive officers for 2011 based on the compensation philosophy articulated earlier in this Compensation Discussion and Analysis.

At the company’s 2011 annual meeting of shareholders, a significant majority of our shareholders (approximately 86%) voted in favor of the company’s advisory resolution on executive compensation. As a result, the Compensation Committee determined that its philosophy of tying a substantial portion of executive compensation to long-term shareholder value, thereby aligning the interests of executives with those of the company’s shareholders is effective and supported by the shareholders and that no specific changes to the executive compensation program were necessary based on the voting results. The committee will continue to evaluate the executive compensation program to ensure adherence to its stated philosophy and good governance practices, and will continue to consider results of shareholder advisory votes on executive compensation when making future compensation decisions.

2011 Base Salaries

The Compensation Committee reviews salaries annually in February and March for the upcoming year. Salary increases, when they occur, are market driven. For 2011, the Compensation Committee approved the following salaries for the named executive officers: Mr. Johnson – $1,400,000; Mr. Redd – $755,000; Mr. DeMuro – $690,000; Mr. Heebner – $665,000; and Ms. Novakovic – $630,000. These salaries were effective on March 21, 2011. Since the Summary Compensation Table on page 38 reflects total salaries paid in 2011, the salary data in the table includes the salaries paid for the first three months of 2011– at the 2010 salary level – and the remaining nine months paid at the 2011 level. The 2011 salaries for the named executive officers were at the 50th percentile of the competitive market based on the survey data, except for Messrs. Johnson and Redd. For these two executives, due to a decrease in the survey data, their 2011 salaries were above the 50th percentile even though they did not receive salary increases in 2011.

2011 Bonuses and 2012 Equity Awards

The majority of our executive compensation is performance-based. Bonuses are paid based on the performance of the company, individual performance of the executive and, where applicable, that of their business group. Equity awards are determined based on a multiple of the named executive officer’s total cash compensation.

For 2011 compensation decisions, senior management and the Compensation Committee considered the results for the company and each of the business groups, as applicable, compared against the operating plan goals for 2011. In addition, the committee considered the leadership and management skills of each of our executives during 2011, including the named executive officers. These considerations are consistent with our belief that the use of discretion and judgment in setting compensation must be a part of any effective compensation program.

For Messrs. Johnson and Redd, who have responsibility for company-wide performance, the Compensation Committee’s operating performance review focused on earnings from continuing operations, free cash flow from operations and return on invested capital. Return on invested capital is defined as net operating profit after taxes divided by the average debt and equity for the period. Net operating profit after taxes is defined as earnings from continuing operations plus after-tax interest and amortization expense. We believe that these metrics are good indicators of the company’s overall performance and lead to the creation of long-term value for our shareholders. In particular:

•	Earnings from continuing operations measures our ability to grow our businesses and maximize profitability;

•

Free cash flow from operations demonstrates our ability to efficiently convert operating earnings into cash for purposes such as repaying maturing debt, funding business acquisitions or capital investment projects that enhance our businesses, repurchasing our common stock and paying dividends; and

•	Return on invested capital reflects our ability to generate returns from the capital we have deployed in our operations.

The committee considered that for 2011: the company’s earnings from continuing operations of $2.552 billion were below the plan goal of $2.682 billion; free cash flow from operations of $2.780 billion exceeded the plan goal of $2.594 billion; and return on invested capital of 16.5 percent was below the plan goal of 17.1 percent. The committee also recognized several items which negatively impacted the company’s 2011 results, including significant delays in defense contract awards and the impairment of an intangible asset in the Aerospace group.

For Mr. Johnson, the committee also recognized:

•	His leadership in maintaining the company’s strong performance in a challenging defense environment, including increasing sales over the prior year to $32.7 billion.

•

His guidance in helping the company to maximize profitability through driving continuous improvement and cost-cutting initiatives that helped the company’s businesses to produce industry-leading EBIT margins.

•	His leadership in maintaining the company’s focus on strong cash flow.

•

His oversight of the company’s balanced deployment of capital, including the tactical repurchase of 20 million shares of Common Stock on the open market and the completion of six acquisitions totaling $1.6 billion that enhance the company’s defense portfolio.

•	His focus on developing talent and ensuring that strong management teams are in place throughout the company.

For Mr. Redd, the committee also recognized:

•

His focus on maximizing profitability including return on earnings from continuing operations of 7.8% compared to a plan goal of 7.7%. Return on earnings from continuing operations is calculated as earnings from continuing operations divided by sales.

•	His oversight of the company’s strong free cash flow which outpaced both the plan goal and earnings from continuing operations, highlighting a continued emphasis on efficient cash conversion.

•

His oversight of the company’s issuance of $1.5 billion of notes in July 2011 that leveraged attractive market interest rates to extend the company’s debt maturity, reduce the average debt interest rates and improve liquidity.

•

His role in the company’s balanced deployment of capital, including the tactical repurchase of 20 million shares of Common Stock on the open market and the completion of six acquisitions totaling $1.6 billion that enhance the company’s defense portfolio.

•	His orchestration of a smooth transition of key financial leadership throughout the company.

Management provided the Compensation Committee with market data for each of Messrs. Johnson and Redd that reflected the 50th to 75th percentiles of total cash compensation for comparable positions at the peer group companies. Based upon the considerations for each individual discussed above, the company’s overall performance for 2011 and the market data, the Compensation Committee awarded bonus amounts of $3,600,000 and $1,000,000 for Messrs. Johnson and Redd, respectively. These bonus amounts were determined by the committee in the exercise of its discretion taking all of the factors into consideration, rather than focusing upon any one factor.

For Messrs. DeMuro and Heebner and Ms. Novakovic, the Compensation Committee reviewed the operating performance of their business groups and focused on EBIT and business group cash flow. We believe that EBIT measures the ability of our business groups to grow their businesses and maximize profitability through disciplined processes, continuous improvement and cost-cutting initiatives and that business group cash flow measures the ability of the business groups to efficiently convert operating earnings into cash. The committee considered that for 2011: (a) the Information Systems and Technology group’s EBIT of $1.198 billion fell below the plan goal of $1.246 billion; and cash flow of $1.049 billion exceeded the plan goal of $790 million; (b) the Combat Systems group’s EBIT of $1.299 billion fell below the plan goal of $1.307 billion; and cash flow of $710 million fell below the plan goal of $876 million; and (c) the Marine Systems group’s EBIT of $690 million exceeded the plan goal of $621 million; and cash flow of $492 million exceeded the plan goal of $401 million.

Additionally, for Mr. DeMuro, the committee also recognized:

•

The group’s below-plan EBIT resulted from significantly lower revenue than expected for the year due to defense budget delays and prolonged customer acquisition cycles resulting in slowed contract awards.

•

Despite significantly delayed contract awards and competitive market pressures, the group’s ability to exceed an EBIT margin rate plan goal of 10.1 percent by 70 basis points, thereby protecting profitability. This success was achieved, in part, through aggressive continuous improvement and cost-cutting initiatives.

•	His oversight of the group’s strong cash results, which exceeded the plan goal and reflected significant improvement in working capital over the course of the year.

•	His guidance through the acquisition and seamless integration of four businesses that enhance the group’s core capabilities and position the group for new opportunities in faster-growing market areas.

For Mr. Heebner, the committee also recognized:

•	His leadership in helping the group to win several significant international vehicle orders pivotal to the group’s outlook as U.S. budget pressures continue.

•

His guidance in helping the group to develop, rapidly manufacture and deliver a new double-V hull configuration for the Stryker infantry combat vehicle that provides unprecedented troop protection from roadside bombs. The success of the double-V hull in theater drove our customer to order nearly 300 additional vehicles.

•	His oversight of the acquisition of a business that enhances the group’s business portfolio and the divestiture of a business that was no longer core to the group’s operations.

•	The group’s below-plan cash performance that was driven by dynamic market conditions in our European operations.

For Ms. Novakovic, the committee also recognized:

•

Her leadership as the group exceeded plan EBIT and cash plan goals. The EBIT results were driven, in part, by the group’s successful pursuit of continuous improvement initiatives, including exceeding cost reduction goals.

•	Her guidance in helping the group to win several contracts from the U.S. Navy, including contracts for three destroyers and two auxiliary ships, enhancing the group’s stability and outlook.

•	Her leadership in the seamless acquisition of a business that enhances the group’s repair business.

•	The group’s below-plan sales performance that was driven by the delay in receiving several contract awards.

Management provided the Compensation Committee with market data for each of Messrs. DeMuro and Heebner and Ms. Novakovic that reflected the 50th to 75th percentiles of total cash compensation for comparable positions at the peer group companies. Based upon the considerations for Messrs. DeMuro and Heebner and Ms. Novakovic, the 2011 performance of the Information Systems and Technology, Combat and Marine groups, respectively, and the market data, the Compensation Committee awarded a bonus amount of $1,000,000 to Mr. DeMuro, a bonus amount of $905,000 to Mr. Heebner and a bonus amount of $850,000 to Ms. Novakovic. These bonus amounts were determined by the committee in the exercise of its discretion taking all of the factors into consideration, rather than focusing upon any one factor.

The bonus award for each of the named executive officers brought total cash compensation between the 50th and 75th percentiles of the competitive market based on the survey data for each named executive officer. Bonus awards are reflected in the Bonus column of the Summary Compensation Table.

As described under “Equity Awards,” the Compensation Committee determines the amount of equity awards using a multiple of the executive’s total cash compensation. The multiples are determined based upon the value of equity awards at peer group companies. The multiples approved by the committee were: Mr. Johnson – 235%; Mr. Redd – 145%; Mr. DeMuro – 160%; Mr. Heebner – 160%; and Ms. Novakovic – 160%. For each named executive officer, the ratio of long-term incentives to cash compensation used to determine the executive’s equity-award multiple was between the 50th and 75th percentiles of the competitive market based on the survey data. The number of options and shares of restricted stock awarded to each named executive officer in 2011 is reflected in the Grants of Plan-Based Awards in Fiscal Year 2011 table.

The following graph depicts the 2011 compensation paid to the named executive officers by type of compensation as a percentage of the executive’s direct compensation. The graph demonstrates the compensation philosophy described in this Compensation Discussion and Analysis section under which the majority of our executives’ compensation is at risk in the form of performance-based bonuses and equity awards.

*	Restricted stock awards and stock option awards reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Topic 718 as reported in the Summary Compensation Table.

Executive Compensation

Summary Compensation

The Summary Compensation Table is formatted in accordance with Item 402(c) of Regulation S-K and shows base salary, cash bonus, equity awards – both restricted stock and stock options – and all other compensation, which includes among other things the value of perquisites, 401(k) contributions and tax reimbursements (see footnote (d) to the Summary Compensation Table for a complete listing of categories included in All Other Compensation). The table also includes a column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings. For our eligible named executive officers, this includes only the change in pension value (see footnote (c)), which is an actuarial estimate of the present value of the future cost of pension benefits. The value does not reflect a current cash cost to General Dynamics or, necessarily, the pension benefit that an executive would receive, since that is determined by a number of factors, including length of service, age at retirement and longevity.

As we discuss in greater detail in the Compensation Discussion and Analysis section, our executive compensation program has two components: direct compensation and benefits. Direct compensation includes base salary, bonus and equity awards. Salary increases, when they occur, are market driven and can result in salaries up to the median (50th percentile) of the survey data based on the executive’s experience. The bonus is designed to place at risk a significant portion of an executive’s annual cash compensation. Total cash compensation (base salary and bonus) is targeted between the 50th and 75th percentiles of the survey data. Long-term equity compensation is determined based on a multiple of the executive’s total cash compensation. Therefore, the ultimate value of the long-term equity compensation is driven in part by prior-year performance and in part by the executive’s ability to create value going forward.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)		All Other Compensation (d)	Total

Jay L. Johnson Chairman and Chief Executive Officer	2011 2010 2009	$1,400,000 1,400,000 1,126,250	$3,600,000 3,100,000 2,510,000	$3,525,047 2,998,392 2,906,525	$7,049,856 5,994,482 5,812,910	$	— — —	$483,177 258,241 424,111	$16,058,080 13,751,115 12,779,796

L. Hugh Redd Senior Vice President and Chief Financial Officer	2011 2010 2009	$755,000 752,500 721,250	$1,000,000 950,000 950,000	$823,658 767,236 784,962	$1,648,258 1,533,542 1,570,020		$514,581 815,760 511,450	$100,453 80,932 190,284	$4,841,950 4,899,970 4,727,966

Gerard J. DeMuro Executive Vice President, Information Systems and Technology	2011 2010 2009	$682,500 658,750 643,750	$1,000,000 950,000 950,000	$874,529 804,716 849,908	$1,749,201 1,610,144 1,699,485		$368,713 348,522 224,805	$101,705 75,600 79,254	$4,776,648 4,447,732 4,447,202

David K. Heebner Executive Vice President, Combat Systems	2011 2010	$658,750 620,000	$905,000 825,000	$794,482 726,071	$1,589,258 1,455,213		$207,154 344,427	$206,516 167,094	$4,361,160 4,137,805

Phebe N. Novakovic Executive Vice President, Marine Systems (e)	2011	$620,000	$850,000	$760,070	$1,519,928		$243,089	$81,794	$4,074,881
(a)	Bonus payments are reported for the fiscal year in which the related services were rendered, although the actual payments are made in the succeeding year.
(b)	The amounts reported in the Stock Awards column and the Option Awards column reflect aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ASC Topic 718. These amounts reflect our calculation of the value of these awards at the grant date and do not necessarily correspond to the actual value that may ultimately be recognized by the named executive officer. Assumptions used in the calculation of these amounts are included in Note O to our audited financial statements for the fiscal year ended December 31, 2011, included in our Annual Report on Form 10-K filed with the SEC on February 17, 2012.
(c)	The values listed in this column represent the change in the present value of accumulated benefits from December 31 of the prior year to December 31 of the respective year calculated for all the pension plans in which the executive participates. The values are an actuarial estimate of the present value of the future cost of pension benefits for each of the named executive officers and do not reflect a current cash cost to the company or, necessarily, the pension benefit that an executive would receive. Mr. Johnson does not participate in any of the company’s pension plans.
(d)	All Other Compensation includes the following items: (1) amounts reimbursed for the payment of taxes; (2) amounts contributed by General Dynamics under the SSIP and allocations to the Supplemental SSIP; (3) payments for term life insurance; and (4) noncash items provided to executive officers. Amounts reimbursed for the payment of taxes associated with a company-provided dining room benefit for 2011 were as follows: Mr. Johnson – $2,874; Mr. Redd – $2,411; Mr. DeMuro – $2,213; Mr. Heebner – $2,494; and Ms. Novakovic – $1,883. All employees at our corporate headquarters receive this dining room benefit and associated tax reimbursement. Amounts contributed by General Dynamics to the SSIP and allocations by General Dynamics to the Supplemental SSIP for 2011 were as follows: Mr. Johnson – $63,000; Mr. Redd – $33,975; Mr. DeMuro – $29,700; Mr. Heebner – $28,800; and Ms. Novakovic – $26,550. Payments for term life insurance for 2011 were as follows: Mr. Johnson – $19,670; Mr. Redd – $4,824; Mr. DeMuro – $5,959; Mr. Heebner – $13,256; and Ms. Novakovic – $3,962. Noncash items (perquisites) provided to named executive officers in 2011, which for each named executive officer is in the aggregate equal to or greater than $10,000, were as follows: financial planning and tax preparation services; physical exams; home security systems; club memberships; personal liability and supplemental accidental death and dismemberment insurance; relocation expenses; personal use of automobiles owned or leased by General Dynamics; and, solely for Mr. Johnson in his position as chairman and chief executive officer, personal use of company aircraft. Perquisites that exceeded the greater of $25,000 or 10 percent of the total amount of perquisites were as follows: Mr. Johnson –$58,931 relates to home security systems and $27,200 relates to club memberships; Mr. Redd—$26,263 relates to club memberships; Mr. DeMuro—$26,263 relates to club memberships; Mr. Heebner – $63,272 relates to relocation, $52,000 relates to club memberships and $29,171 relates to the use of company-leased vehicles; and Ms. Novakovic—$26,783 relates to club memberships. The aggregate incremental cost to General Dynamics for Mr. Johnson’s personal travel aboard aircraft owned by the company (products of subsidiary Gulfstream Aerospace Corporation), as required by the Board to help ensure Mr. Johnson’s security and accessibility, was $291,516. The aggregate incremental cost to General Dynamics of personal use of aircraft owned by the company is calculated based on the following variable operating costs to the company: fuel costs, trip-related maintenance expenses, landing fees, trip-related hangar and parking fees, on-board catering expenses and crew expenses. No additional direct operating cost is incurred if a family member accompanies an executive on a flight. The aggregate incremental cost to the company for the provision of home security systems represents the amounts paid by the company to third parties for the installation, servicing and monitoring of the home security systems. The aggregate incremental costs to the company for club memberships represents the amounts paid for membership dues and a lump-sum payment equal to the value of three years’ of club dues in accordance with the policy adopted in 2011 to no longer provide country club memberships to our executive officers at our corporate headquarters. The aggregate incremental cost to the company of leased vehicles represents a portion of the lease and maintenance costs for the automobiles. The aggregate incremental cost to the company of relocation expenses for Mr. Heebner represents mortgage differential payments, which ended for Mr. Heebner in 2011.
(e)	On March 7, 2012, the board of directors elected Ms. Novakovic as President and Chief Operating Officer, effective May 2, 2012.

2011 Equity-Based Awards

General Dynamics’ long-term compensation for senior executives, including the named executive officers, consists of equity awards in the form of restricted stock and stock options. The following table provides information on the equity awards in 2011 for the named executive officers. The table includes the grant date of each equity award, the number of shares of restricted stock, the number of stock options, the exercise price of the stock options, the closing price of our Common Stock on the date of grant and the grant date fair value of restricted stock and stock option awards. As discussed in the Compensation Discussion and Analysis section, we use the average of the high and low stock price of our Common Stock on the date of the grant, not the closing price, to value the restricted stock and set the exercise price for stock options.

Grants of Plan-Based Awards in Fiscal Year 2011

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards
Jay L. Johnson	3/2/2011	47,120	—	—	—	$3,525,047
	3/2/2011	—	450,470	$74.81	$75.11	7,049,856

L. Hugh Redd	3/2/2011	11,010	—	—	—	$823,658
	3/2/2011	—	105,320	$74.81	$75.11	1,648,258

Gerard J. DeMuro	3/2/2011	11,690	—	—	—	$874,529
	3/2/2011	—	111,770	$74.81	$75.11	1,749,201

David K. Heebner	3/2/2011	10,620	—	—	—	$794,482
	3/2/2011	—	101,550	$74.81	$75.11	1,589,258

Phebe N. Novakovic	3/2/2011	10,160	—	—	—	$760,069
	3/2/2011	—	97,120	$74.81	$75.11	1,519,928
(a)	The exercise price for stock options is the average of the high and low stock price of our Common Stock on the date of grant.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the named executive officers and restricted stock released to them during 2011. As explained in the Compensation Discussion and Analysis section, we require officers to retain shares of Common Stock issued to them as compensation, up to pre-determined levels, based on their position in General Dynamics. Our chief executive officer must retain ownership of Common Stock worth 15 times his base salary. Our executive vice presidents and senior vice presidents must retain 10 times their respective base salaries. Vice presidents must retain eight times their respective base salaries. Once an ownership level is attained, the officer must maintain that minimum ownership level until he or she no longer serves as an officer of General Dynamics. In all cases below, the named executive officers exercised options and held net shares, selling only enough shares to cover both the transaction costs and the income taxes due on the resulting gain. The amounts reported in the Value Realized on Exercise and the Value Realized on Vesting columns in the table below are before-tax amounts.

Option Exercises and Stock Vested in Fiscal Year 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Jay L. Johnson	2,494	$88,412	455	$31,950

L. Hugh Redd	23,460	$251,032	5,740	$403,063

Gerard J. DeMuro	0	$0	8,570	$601,785

David K. Heebner	27,494	$928,289	4,640	$325,821

Phebe N. Novakovic	2,494	$88,788	5,160	$362,335

Outstanding Equity Awards

The following table provides information on outstanding stock option and restricted stock awards held by the named executive officers as of December 31, 2011. Stock options can be exercised as follows: 50 percent beginning on the first anniversary of the grant date and the remainder beginning on the second anniversary. Restricted stock grants are released approximately four years after the grant date. During the restriction period, recipients of restricted stock awards may not sell, transfer, pledge, assign or otherwise convey the shares underlying the award. Recipients are eligible to vote their shares and to receive dividends or dividend equivalents on the shares from the date of grant. The table shows the number of stock options that a named executive officer holds (both exercisable and unexercisable), the option exercise price and its expiration date. For restricted stock awards, the table includes the number of shares of restricted stock that are still subject to the restriction period (i.e., have not vested) and their market value based on the closing price of the company’s Common Stock on December 30, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable (a)	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (b)	Market Value of Shares of Stock That Have Not Vested
Jay L. Johnson					173,510	$11,522,799
	—	450,470	$74.81	3/1/2018
	199,550	199,550	73.49	3/2/2015
	846,106	—	40.09	3/3/2014
	163,000	—	93.13	9/1/2013
	6,600	—	82.78	3/4/2013
	4,620	—	76.23	3/6/2012

L. Hugh Redd					48,640	$3,230,182
	—	105,320	$74.81	3/1/2018
	51,050	51,050	73.49	3/2/2015
	229,200	—	40.09	3/3/2014
	108,300	—	82.78	3/4/2013
	57,900	—	76.23	3/6/2012

Gerard J. DeMuro					52,960	$3,517,074
	—	111,770	$74.81	3/1/2018
	53,600	53,600	73.49	3/2/2015
	248,100	—	40.09	3/3/2014
	129,800	—	82.78	3/4/2013
	86,200	—	76.23	3/6/2012

David K. Heebner					40,170	$2,667,690
	—	101,550	$74.81	3/1/2018
	1,850	1,850	77.33	4/29/2015
	46,425	46,425	73.49	3/2/2015
	147,706	—	40.09	3/3/2014
	67,300	—	82.78	3/4/2013
	46,900	—	76.23	3/6/2012

Phebe N. Novakovic					40,670	$2,700,895
	—	97,120	$74.81	3/1/2018
	5,200	5,200	77.33	4/29/2015
	40,250	40,250	73.49	3/2/2015
	178,806	—	40.09	3/3/2014
	81,100	—	82.78	3/4/2013
	51,900	—	76.23	3/6/2012

(a)	Of the 450,470 stock options held by Mr. Johnson with an exercise price of $74.81, 225,235 became exercisable on March 2, 2012, and 225,235 will become exercisable on March 2, 2013. The 199,550 stock options held by Mr. Johnson with an exercise price of $73.49 became exercisable on March 3, 2012. Of the 105,320 stock options held by Mr. Redd with an exercise price of $74.81, 52,660 became exercisable on March 2, 2012, and 52,660 will become exercisable on March 2, 2013. The 51,050 stock options held by Mr. Redd with an exercise price of $73.49 became exercisable on March 3, 2012. Of the 111,770 stock options held by Mr. DeMuro with an exercise price of $74.81, 55,885 became exercisable on March 2, 2012, and 55,885 will become exercisable on March 2, 2013. The 53,600 stock options held by Mr. DeMuro with an exercise price of $73.49 became exercisable on March 3, 2012. Of the 101,550 stock options held by Mr. Heebner with an exercise price of $74.81, 50,775 became exercisable on March 3, 2012, and 50,775 will become exercisable on March 3, 2013. Of the 3,700 stock options held by Mr. Heebner with an exercise price of $77.33, 1,850 became exercisable on April 30, 2011, and 1,850 will become exercisable on April 30, 2012. The 46,425 stock options held by Mr. Heebner with an exercise price of $73.49 became exercisable on March 3, 2012. Of the 97,120 stock options held by Ms. Novakovic with an exercise price of $74.81, 48,560 became exercisable on March 2, 2012, and 48,560 will become exercisable on March 2, 2013. The 5,200 stock options held by Ms. Novakovic with an exercise price of $77.33 became exercisable on March 3, 2012. The 40,250 stock options held by Ms. Novakovic with an exercise price of $73.49 became exercisable on March 3, 2012.

(b)	Restricted stock is released to participants on the first day of January on which the New York Stock Exchange is open for business of the fourth calendar year following the calendar year in which the grant date occurs. Of the 173,510 restricted shares held by Mr. Johnson, 13,090 shares were released on January 3, 2012, with a market value of $892,869; 72,500 restricted shares will be released on January 2, 2013; 40,800 restricted shares will be released on January 2, 2014; and 47,120 restricted shares will be released on January 2, 2015. Of the 48,640 restricted shares held by Mr. Redd, 7,610 shares were released on January 3, 2012, with a market value of $519,078; 19,580 restricted shares will be released on January 2, 2013; 10,440 restricted shares will be released on January 2, 2014; and 11,010 restricted shares will be released on January 2, 2015. Of the 52,960 restricted shares held by Mr. DeMuro, 9,120 shares were released on January 3, 2012, with a market value of $622,075; 21,200 restricted shares will be released on January 2, 2013; 10,950 restricted shares will be released on January 2, 2014; and 11,690 restricted shares will be released on January 2, 2015. Of the 40,170 restricted shares held by Mr. Heebner, 4,730 shares were released on January 3, 2012, with a market value of $322,633; 14,960 restricted shares will be released on January 2, 2013; 9,860 restricted shares will be released on January 2, 2014; and 10,620 restricted shares will be released on January 2, 2015. Of the 40,670 restricted shares held by Ms. Novakovic, 5,690 shares were released on January 3, 2012, with a market value of $388,115; 15,490 restricted shares will be released on January 2, 2013; 9,330 restricted shares will be released on January 2, 2014; and 10,160 restricted shares will be released on January 2, 2015.

Company-Sponsored Retirement Plans

General Dynamics offers retirement programs through a combination of qualified and nonqualified Employee Retirement Income Security Act of 1974 plans. The named executive officers other than Mr. Johnson participate in each of the retirement programs indicated next to their name in the table below. Mr. Johnson is not eligible to participate in any of the company’s defined-benefit retirement plans because, effective January 1, 2007, new employees were no longer offered participation in the plans. The table shows the actuarial present value as of December 31, 2011, of the pension benefits earned for each named executive officer over the course of the officer’s career. All retirement plans in the table operate in exactly the same manner for the named executive officers as for all other plan participants.

Following the table is a description of the material terms and conditions of each of these plans and agreements.

Pension Benefits for Fiscal Year 2011

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year

Jay L. Johnson	—	—	—	—

L. Hugh Redd (b)	Salaried Retirement Plan Supplemental Retirement Plan	24 24	$498,102 2,182,838	None

Gerard J. DeMuro	Salaried Retirement Plan - GSC Legacy Provisions	26	$526,116	None
	Supplemental Retirement Plan	26	$1,285,605

David K. Heebner	Salaried Retirement Plan	12	$367,600	None
	Supplemental Retirement Plan	12	1,264,121

Phebe N. Novakovic	Salaried Retirement Plan	11	$204,252	None
	Supplemental Retirement Plan	11	772,559
(a)	The Present Value of Accumulated Benefit under each plan has been calculated as of December 31, 2011, using the company’s Financial Accounting Standards Board ASC Topic 715, Compensation – Retirement Benefits, assumptions as of year-end 2011. For a discussion of this calculation, see Note P to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 17, 2012.
(b)	Mr. Redd’s total service is 25 years and credited service is 24 years.

Salaried Retirement Plan

The General Dynamics Salaried Retirement Plan is a tax-qualified defined-benefit pension plan that provides benefits as a life annuity to retired participants. A participant’s benefit under the Salaried Retirement Plan increases with each year of service. Participants who leave before they are eligible for early retirement are paid a substantially reduced amount. All the named executive officers other than Messrs. Johnson and DeMuro participate in the Salaried Retirement Plan. Mr. DeMuro participates in the Salaried Retirement Plan – GSC Legacy Provisions which provides the same benefits as those provided under the Salaried Retirement Plan for benefits accrued on and after January 1, 2005.

Earnings used to calculate pension benefits (pensionable earnings) include only a participant’s base salary and cash bonus and exclude all other items of income, including equity awards. Under the Internal Revenue Code, the Salaried Retirement Plan does not take into account any earnings over a predetermined compensation limit, which was $245,000 for 2011, and does not pay annual benefits beyond a predetermined benefit limit, which for 2011 was $195,000.

The Salaried Retirement Plan pays a monthly benefit equal to the product of (1) the benefit percentage times (2) the final average monthly pay times (3) the years of credited service. For credited service earned prior to January 1, 2007, the benefit percentage equals 1.3333 percent. For credited service earned on or after January 1, 2007, the benefit percentage equals 1.0 percent. Final average monthly pay is equal to the average of the participant’s highest 60 consecutive months of pensionable earnings out of the participant’s last 120 months of employment. For credited service earned prior to January 1, 2007, the final average monthly pay used in the benefit calculation froze as of December 31, 2010. The normal retirement age under the Salaried Retirement Plan is age 65. The Salaried Retirement Plan benefit is calculated as a single-life monthly annuity beginning at age 65 and has multiple actuarially equivalent payment forms from which participants can choose to take their benefit. A cash lump sum is only available if a participant’s accrued benefit is less than $5,000. None of the eligible named executive officers, other than Mr. Heebner, had reached the normal retirement age as of December 31, 2011.

A participant with at least 10 years of service qualifies for early retirement at age 55. None of the named executive officers qualified for early retirement as of December 31, 2011, other than Mr. DeMuro. A participant who is eligible for early retirement is entitled to receive the following:

(1)	for benefits based on credited service earned prior to January 1, 2007, if a participant retires between age 55 and 62, his or her age 65 benefit is reduced by 2.5 percent for each full year that he or she retires prior to age 62. If the participant retires between age 62 and 65, he or she will receive 100 percent of his or her age 65 benefit.

(2)	for benefits based on credited service earned on or after January 1, 2007, a participant who is eligible for early retirement and subsequently retires between age 55 and 65 will have his or her age 65 benefit reduced by 4.8 percent for each full year that he or she retires prior to age 65.

Supplemental Retirement Plan

The General Dynamics Corporation Supplemental Retirement Plan is a nonqualified defined-benefit plan that provides retirement benefits to eligible employees whose salaries exceed the Internal Revenue Code compensation limit or whose annual benefits would exceed the Internal Revenue Code benefit limit. All the named executive officers except for Mr. Johnson participate in the Supplemental Retirement Plan.

The Supplemental Retirement Plan provides benefits equal to the difference between (1) the amount that would have been provided under the Salaried Retirement Plan if the annual compensation limit and annual benefit limit did not apply, and (2) the benefit actually paid under the Salaried Retirement Plan. A participant’s pensionable earnings and forms of payment are the same under the Supplemental Retirement Plan as the Salaried Retirement Plan.

Salaried Retirement Plan – GSC Legacy Provisions

For service prior to January 1, 2005, Mr. DeMuro has a frozen defined benefit pension under the General Dynamics Salaried Retirement Plan – GSC Legacy Provisions pension plan (the GSC Plan) and the Supplemental Retirement Plan. Mr. DeMuro’s pension under these plans totals $127,426 payable annually at normal retirement age 65 as a single-life annuity. Provided the plan is sufficiently funded, Mr. DeMuro may elect to receive the present value of his annuity in a single lump sum upon retirement. Effective January 1, 2005, the GSC Plan was amended to provide the same benefits as those provided under the Salaried Retirement Plan. Mr. DeMuro has continued to accrue pension benefits under the amended GSC Plan for service on and after January 1, 2005.

Nonqualified Defined-Contribution Deferred Compensation

As part of General Dynamics’ overall retirement program, the named executive officers and other key employees are eligible to participate in a nonqualified defined-contribution plan. The following table illustrates the amounts due each executive as of December 31, 2011. In addition, the table shows contributions made by both the named executive officers and General Dynamics in 2011 along with the earnings on each executive’s total account.

Nonqualified Deferred Compensation for Fiscal Year 2011

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (a)	Aggregate Earnings in Last Fiscal Year (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (c)

Jay L. Johnson	$67,500	$51,975	$1,825	—	$356,076

L. Hugh Redd	$59,000	$22,950	$(6,119)	—	$362,273

Gerard J. DeMuro	$49,500	$18,675	$(19,302)	—	$624,875

David K. Heebner	$47,500	$17,775	$(13,764)	—	$505,707

Phebe N. Novakovic	$42,500	$15,525	$(5,785)	—	$321,868
(a)	The registrant contributions of $51,975, $22,950, $18,675, $17,775 and $15,525 for Messrs. Johnson, Redd, DeMuro and Heebner and Ms. Novakovic, respectively, are included in the All Other Compensation column of the Summary Compensation Table.
(b)	No amounts shown in the Aggregate Earnings in Last Fiscal Year column are reported as compensation in the Summary Compensation Table.
(c)	Certain amounts in the Aggregate Balance at Last Fiscal Year End column were previously reported in the Summary Compensation Table in the Salary column (in the case of executive contributions) or in the All Other Compensation column (in the case of registrant contributions) for Messrs. Johnson, Redd, DeMuro and Heebner. The amounts previously reported as executive and registrant contributions were as follows: (i) Mr. Johnson, $101,700 and $78,975; (ii) Mr. Redd, $175,811 and $68,136; (iii) Mr. DeMuro, $304,080 and $137,102 and (iv) Mr. Heebner, $41,500 and $15,075.

General Dynamics Corporation Supplemental Savings and Stock Investment Plan

The Supplemental SSIP is a nonqualified defined-contribution plan that provides key employees, including the named executive officers, the opportunity to defer a portion of their salary and receive employer matching contributions in excess of the limitations imposed by the Internal Revenue Code on the SSIP.

The SSIP is a tax-qualified 401(k) defined-contribution plan that covers most of our salaried employees. Employees can make before-tax contributions to the SSIP, and we will match a portion of those contributions. Our matching contributions to the SSIP on behalf of the named executive officers are included in the All Other Compensation column of the Summary Compensation Table.

For those who elect to participate in the Supplemental SSIP, we contribute the amount of before-tax contributions and company matching contributions that would have been credited to the employee under the SSIP if no Internal Revenue Code limitations were in effect, less the maximum amount of before-tax contributions and company matching contributions allowable under the SSIP. Investment performance mirrors the performance of the funds that are available to participants under the SSIP.

Supplemental SSIP participants, including the named executive officers, do not receive any earnings on their Supplemental SSIP accounts that are not otherwise paid to all other SSIP participants with a balance in the same investment fund. Participants become vested in all company contributions after completing three years of service. Participants receive lump-sum payments six months after their separation from service for balances (including earnings) accumulated on or after January 1, 2005. For balances accumulated prior to January 1, 2005, participants may elect to receive a lump-sum payment, a deferred lump-sum payment or annual installment payments.

Potential Payments upon Termination or Change in Control

The following are estimated payments and benefits that would be provided to Messrs. Johnson, Redd, DeMuro and Heebner and Ms. Novakovic in the event of termination of the executive’s employment assuming a termination date of December 31, 2011. We have calculated these amounts for different termination scenarios based on our existing benefit plans and the General Dynamics Corporation Equity Compensation Plan (the Equity Compensation Plan). The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. Any bonus amounts discussed in this section are discretionary in nature and are subject to approval by the Compensation Committee. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

For each termination and change in control scenario discussed below, the named executive officer would also be entitled to:

(i)	the pension benefits described in the Pension Benefits for Fiscal Year 2011 table on page 43 of this Proxy Statement, for those named executive officers who are eligible to receive benefits; and

(ii)	the amounts listed in the Nonqualified Deferred Compensation for Fiscal Year 2011 table on page 45 of this Proxy Statement.

The estimated totals presented below do not include these amounts.

Termination Scenarios

Termination Scenario 1 – Termination for Cause or Voluntary Resignation.    If we terminate a named executive officer for cause or the executive voluntarily resigns, the executive would be entitled to the following:

(i)	A lump-sum payment for unused, accrued vacation of $269,231 for Mr. Johnson, $108,904 for Mr. Redd, $85,712 for Mr. DeMuro, $118,507 for Mr. Heebner and $103,385 for Ms. Novakovic. This payment reflects the actual vacation hours accrued for each named executive officer, times an hourly rate based on the executive’s base salary.

(ii)	A retiree life insurance benefit with an estimated cost of $471,802 for Mr. Johnson, $172,321 for Mr. DeMuro and $236,317 for Mr. Heebner. The other named executive officers are not yet eligible for this benefit. In calculating retiree life insurance costs we have assumed the executive elects the maximum of two-times-pay coverage at retirement. The estimated cost is calculated using the assumptions made for financial reporting purposes for valuing post-retirement life insurance at December 31, 2011. The life insurance benefit is further described on page 30 of this Proxy Statement under “Compensation Discussion and Analysis – Retiree Benefits.”

(iii)	A retiree medical and dental benefit with an estimated cost of $65,599 for Mr. DeMuro. The other named executive officers are not currently eligible for this benefit. The estimated cost for this coverage is based on the difference between the COBRA rate that the executive would pay and the higher expense we must recognize for financial reporting purposes. We provide retiree medical and dental coverage until the executive reaches age 65.

The named executive officers would forfeit all unvested stock options and restricted stock in accordance with the terms of the Equity Compensation Plan applicable to all plan participants unless otherwise determined by the Compensation Committee. They would have 90 days from the termination date to exercise vested options.

Under this termination scenario, the estimated total value of the payments and benefits would be $741,033 for Mr. Johnson, $108,904 for Mr. Redd, $323,632 for Mr. DeMuro, $354,824 for Mr. Heebner and $103,385 for Ms. Novakovic.

Termination Scenario 2 – Retirement.    If a named executive officer retires from General Dynamics, the executive would be entitled to the same payments and benefits described in Termination Scenario 1. In addition, Messrs. Johnson, DeMuro and Heebner, who are eligible to retire, would receive a bonus payment based on the prior year’s cash bonus of $3,100,000, $950,000 and $825,000, respectively.

Under the terms of the Equity Compensation Plan, most participants qualify for retirement treatment after reaching age 55 with at least five years of continuous service with the company. For participants who are elected officers of the company and who have reached age 55, the plan provides for retirement treatment with the consent of the company’s chief executive officer or, in the case of the chief executive officer, the Compensation Committee. For purposes of this proxy statement, we assume that elected officers who have reached age 55 would receive retirement treatment. Accordingly, Mr. Redd and Ms. Novakovic would not qualify for retirement treatment due to their current ages. Therefore, both would forfeit all unvested stock options and restricted stock unless otherwise determined by the Compensation Committee. Messrs. Johnson, DeMuro and Heebner would forfeit a portion of their unvested stock options and restricted stock based on days of service during the two-year period beginning on January 1 of the year of the grant unless otherwise determined by the Compensation Committee. The retained options would be exercisable in accordance with the terms of the original grant. The retained restricted stock would be released at the end of the restriction period. The value of the retained options, as measured by the difference between the closing share price of $66.41 on December 30, 2011, and the option grant price, multiplied by the number of retained options, is $0 for Messrs. Johnson, DeMuro and Heebner. The present value of the retained restricted stock, as measured by the product of the number of restricted shares held on December 31, 2011, multiplied by the closing share price of $66.41 on the same date, and applying a discount factor of 0.24 percent to account for the restriction periods, is $9,922,460 for Mr. Johnson, $3,119,271 for Mr. DeMuro and $2,307,010 for Mr. Heebner.

Under this termination scenario, the estimated total value of the payments and benefits would be $13,763,493 for Mr. Johnson, $108,904 for Mr. Redd, $4,392,903 for Mr. DeMuro, $3,486,834 for Mr. Heebner and $103,385 for Ms. Novakovic. The estimated totals include the value of the equity awards and the other payments and benefits listed above.

Termination Scenario 3 – Death.    If a named executive officer dies while employed by General Dynamics, the executive’s estate would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	A bonus payment based on the prior year’s cash bonus of $3,100,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $825,000 for Mr. Heebner and $795,000 for Ms. Novakovic.

(iii)	Spouses of named executive officers who are eligible for pension benefits are entitled to a 100 percent contingent annuity benefit based on the amounts disclosed in the Pension Benefits for Fiscal Year 2011 table on page 43 of this Proxy Statement.

(iv)	Life insurance proceeds in the amount of $2,800,000 for Mr. Johnson, $1,510,000 for Mr. Redd, $1,380,000 for Mr. DeMuro, $1,330,000 for Mr. Heebner and $1,260,000 for Ms. Novakovic. This benefit is fully insured by a third-party insurance company.

(v)	Accidental death and dismemberment coverage of $2,000,000. The amount of the proceeds, if any, would depend on the circumstances of the death. This benefit is fully insured by a third-party insurance company.

Under the terms of the Equity Compensation Plan, unvested stock options held by the executive would be treated as if the executive remained employed with General Dynamics throughout the option term. The options would be exercisable by the executive’s estate in accordance with the terms of the original option grant. Restricted stock held by the executive would be transferred to the estate and released at the end of the restriction period. The present value of the unvested options, as measured by the difference between the closing share price of $66.41 on December 30, 2011, and the option grant price, multiplied by the number of unvested options, and applying a discount factor of 0.24 percent to account for the option exercise dates, is $0 for all named executive officers. The present value of the restricted stock as measured by the number of restricted shares held on December 31, 2011, multiplied by the closing share price of $66.41 on the same date, and applying a discount factor of 0.24 percent to account for the restriction periods, is $11,475,862 for Mr. Johnson, $3,218,507 for Mr. Redd, $3,504,654 for Mr. DeMuro, $2,657,119 for Mr. Heebner and $2,690,627 for Ms. Novakovic.

Under this termination scenario, the estimated total value of the payments and benefits would be $17,645,093 for Mr. Johnson, $5,787,411 for Mr. Redd, $5,920,366 for Mr. DeMuro, $4,930,626 for Mr. Heebner and $4,849,012 for Ms. Novakovic. The estimated totals include the value of the equity awards and the other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Termination Scenario 4 – Termination for Disability.    If we terminate a named executive officer for disability, then the executive would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1 and, if eligible, the accidental death and dismemberment coverage described in item (v) of Termination Scenario 3.

(ii)	A bonus payment based on the prior year’s cash bonus of $3,100,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $825,000 for Mr. Heebner and $795,000 for Ms. Novakovic.

(iii)	In addition, Messrs. Johnson, DeMuro and Heebner would receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

In a termination for disability scenario, the named executive officers would be entitled to a prorated portion of their equity awards based on the same methodology as described in Termination Scenario 2 for the retirement eligible named executive officers. Under this calculation, the value of the retained options is $0 for all named executive officers. The present value of the retained restricted stock is $9,922,460 for Mr. Johnson, $2,855,541 for Mr. Redd, $3,119,271 for Mr. DeMuro, $2,307,010 for Mr. Heebner and $2,355,683 for Ms. Novakovic.

In the event of termination for disability, the estimated total value of the payments and benefits would be $13,763,493 for Mr. Johnson, $3,914,445 for Mr. Redd, $4,392,903 for Mr. DeMuro, $3,486,834 for Mr. Heebner and $3,254,068 for Ms. Novakovic. The estimated totals include the value of the equity awards and other payments and benefits listed above, but do not include potential proceeds from accidental death and dismemberment coverage.

Termination Scenario 5 – Termination without Cause.    If we terminate a named executive officer without cause, then the executive would be entitled to the following:

(i)	An accrued vacation payment described in item (i) of Termination Scenario 1.

(ii)	A bonus payment based on the prior year’s cash bonus of $3,100,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $825,000 for Mr. Heebner and $795,000 for Ms. Novakovic.

(iii)	In addition, Messrs. Johnson, DeMuro and Heebner would receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

Under the terms of the Equity Compensation Plan, Mr. Redd and Ms. Novakovic would forfeit all unvested stock options and restricted stock unless otherwise determined by the Compensation Committee. Messrs. Johnson, DeMuro and Heebner, who for purposes of this discussion are assumed to qualify for retirement treatment under the plan, would forfeit a portion of their unvested stock options and restricted stock based on days of service during the two-year period beginning on January 1 of the year of the grant. The retained options would be exercisable in accordance with the terms of the original grant unless otherwise determined by the Compensation Committee. The retained restricted stock would be released at the end of the restriction period. The value of the retained options and restricted stock for Messrs. Johnson, DeMuro and Heebner is discussed under Termination Scenario 2.

In the event of termination without cause, the estimated total value of the payments and benefits would be $13,763,493 for Mr. Johnson, $1,058,904 for Mr. Redd, $4,392,903 for Mr. DeMuro, $3,486,834 for Mr. Heebner and $898,385 for Ms. Novakovic.

Change in Control Scenarios

We have change in control agreements (also referred to as severance protection agreements) with key employees, including each of the named executive officers. We have estimated the payments and benefits the named executive officers could receive under our existing benefit plans, change in control agreements and the Equity Compensation Plan. Our calculations assume the executive was terminated on December 31, 2011, and that this date was within 24 months following a change in control. The actual amounts of the payments and costs of the benefits, however, can only be determined at the time of an executive’s separation from General Dynamics and depending on the payment or benefit may extend over several years. The total value of payments and benefits provided at the end of each scenario are independent and should not be added together.

As discussed on page 31 of this Proxy Statement under “Compensation Discussion and Analysis – Change in Control Agreements” the change in control agreements contain a “double trigger” mechanism that is triggered only under certain circumstances.

Vesting of Equity Awards in Connection with a Change in Control.    The values of the equity awards in connection with a change in control listed below are in lieu of and not in addition to the equity values disclosed in the Termination Scenarios. The values listed for each named executive officer in the following paragraph are the same for each change in control scenario.

Upon a change in control, unvested stock options will vest and become exercisable and restricted stock will be released, pursuant to the terms of the Equity Compensation Plan applicable to all plan participants. The value of accelerating unvested stock options, as measured by the difference between the closing price of $66.41 on December 30, 2011, and the option grant price, would be $0 for all named executive officers. The value of accelerating the release of restricted stock, as measured by the number of restricted shares held by the executive on December 31, 2011, times the closing share price of $66.41 on December 30, 2011, would be $11,522,799 for Mr. Johnson, $3,230,182 for Mr. Redd, $3,517,074 for Mr. DeMuro, $2,667,690 for Mr. Heebner and $2,700,895 for Ms. Novakovic.

Excise Tax Payments in Connection with a Change in Control.    Section 4999 of the Internal Revenue Code imposes excise taxes on certain payments associated with a change in control. If the executive is subject to an excise tax on the payments associated with a change in control and has a severance protection agreement that provides for reimbursement, we will make an additional payment to the executive that holds the executive harmless from the tax. Based on the calculations, excise taxes are only triggered for certain named executive officers under Change in Control Scenario 4. The estimated excise tax payment amounts are: $7,436,376 for Mr. Johnson, $3,900,434 for Mr. Redd and $2,370,000 for Ms. Novakovic. These estimates are based on calculations provided by an actuarial firm and are confirmed by an accounting firm that we engage to determine if any change in control payments or benefits would be subject to the excise tax.

Change in Control Scenario 1 – Termination for Cause.    If we terminate a named executive officer for cause in connection with a change in control, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described above. Messrs. Johnson, DeMuro and Heebner would also receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) of Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $12,263,832 for Mr. Johnson, $3,339,086 for Mr. Redd, $3,840,706 for Mr. DeMuro, $3,022,514 for Mr. Heebner and $2,804,280 for Ms. Novakovic.

Change in Control Scenario 2 – Death.    If a named executive officer dies while covered under a change in control, the executive’s estate or beneficiary would receive the accrued vacation payment, bonus payment, spousal annuity benefits, life insurance proceeds and the proceeds, if any, from accidental death and dismemberment coverage as described in items (i) – (v) of Termination Scenario 3 as well as the accelerated value of the equity awards described above.

Under this change in control scenario, the estimated total value of the payments and benefits would be $17,692,030 for Mr. Johnson, $5,799,086 for Mr. Redd, $5,932,786 for Mr. DeMuro, $4,941,197 for Mr. Heebner and $4,859,280 for Ms. Novakovic. The totals do not include potential proceeds from accidental death and dismemberment coverage.

Change in Control Scenario 3 – Voluntary Resignation, Retirement and Disability.    If a named executive officer voluntarily resigns or retires in connection with a change in control other than during the window period (as defined in the change in control agreement) or is terminated for disability, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described above. In addition, the executive would receive a bonus payment based on the prior year’s cash bonus of $3,100,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $825,000 for Mr. Heebner and $795,000 for Ms. Novakovic. Messrs. Johnson, DeMuro and Heebner would also receive the retiree life insurance and/or retiree medical and dental benefits described in items (ii) and (iii) in Termination Scenario 1.

Under this change in control scenario, the estimated total value of the payments and benefits would be $15,363,832 for Mr. Johnson, $4,289,086 for Mr. Redd, $4,790,706 for Mr. DeMuro, $3,847,514 for Mr. Heebner and $3,599,280 for Ms. Novakovic.

Change in Control Scenario 4 – Termination without Cause.    If we terminate a named executive officer without cause, the named executive officer terminates his or her employment for good reason (as defined in the change in control agreement), or the named executive officer voluntarily resigns or retires during the window period, the executive would receive the accrued vacation payment described in item (i) of Termination Scenario 1 and the accelerated value of the equity awards described above, plus the following additional payments and benefits:

(i)	A bonus payment based on the prior year’s cash bonus, of $3,100,000 for Mr. Johnson, $950,000 for Mr. Redd, $950,000 for Mr. DeMuro, $825,000 for Mr. Heebner and $795,000 for Ms. Novakovic.

(ii)	A lump-sum severance payment equal to 2.99 times the executive’s annual salary and bonus, of $13,455,000 for Mr. Johnson, $5,097,950 for Mr. Redd, $4,903,600 for Mr. DeMuro, $4,455,100 for Mr. Heebner and $4,260,750 for Ms. Novakovic.

(iii)	An additional 36 months of life, medical, dental and long-term disability benefits, with an estimated cost of $93,883 for Mr. Johnson, $73,044 for Mr. Redd, $78,667 for Mr. DeMuro, $55,183 for Mr. Heebner and $24,339 for Ms. Novakovic. These costs reflect an amount equal to three times the 2011 annual employer premiums for these benefits.

(iv)	An additional 36 months of age and service credit for purposes of qualifying for retiree life, medical and dental benefits, with an estimated additional cost of $333,877 for Mr. Johnson, $215,219 for Mr. Redd, $201,054 for Mr. DeMuro, $164,852 for Mr. Heebner and $169,440 for Ms. Novakovic. Mr. Redd and Ms. Novakovic qualify for retiree life, medical and dental benefits in this change in control scenario. The costs of Mr. DeMuro’s retire life, medical and dental benefits and Messrs. Johnson’s and Heebner’s retiree life insurance coverage are reduced in this scenario because the 36 months of continued active coverage described in (iii) above defers the commencement date of the coverage.

(v)	Outplacement service for 12 months following the termination date, with an estimated cost of $15,000 for each named executive officer. This cost represents estimated outplacement services costs for a senior executive obtained from an outplacement vendor.

(vi)	Financial counseling and tax planning services for 36 months following the termination date, at a total cost not to exceed $30,000 for each named executive officer.

(vii)	A lump-sum payment that represents a supplemental retirement benefit payable in cash equal to the increase in value over the current retirement benefit based on three additional years of (a) age and service credit at the executive’s current base salary and bonus, and (b) company contributions to each defined-contribution plan in which the executive participates, with an estimated cost of $2,851,295 for Mr. Redd, $663,561 for Mr. DeMuro, $599,183 for Mr. Heebner and $1,204,800 for Ms. Novakovic. Mr. Johnson is not eligible for this benefit.

Under this change in control scenario, the estimated total value of the payments and benefits would be $36,256,166 for Mr. Johnson, $16,472,028 for Mr. Redd, $10,444,668 for Mr. DeMuro, $8,930,515 for Mr. Heebner and $11,673,609 for Ms. Novakovic. The totals include any required tax gross-up payments for excise taxes.

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act of 1933, as amended (the Securities Act), or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report.

Six directors serve on the Compensation Committee:

George A. Joulwan (chair),

Mary T. Barra,

James S. Crown,

William P. Fricks,

Paul G. Kaminski, and

William A. Osborn

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange.

The Compensation Committee is governed by a written charter approved by the Board. In accordance with that charter, the Compensation Committee is responsible for evaluating the performance of the chief executive officer and other General Dynamics officers as well as reviewing and approving their compensation. The Committee also establishes and monitors company-wide compensation programs and policies, including administering the incentive compensation plans. The Committee’s processes and procedures for the consideration and determination of executive compensation are explained in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement in accordance with Item 407(e) of Regulation S-K.

This report is submitted by the Compensation Committee.

George A. Joulwan, chair
Mary T. Barra James S. Crown
William P. Fricks Paul G. Kaminski William A. Osborn

March 6, 2012

Executive Officers

All of our executive officers are appointed annually. None of our executive officers was selected pursuant to any arrangement or understanding between the officer and any other person. The name, age, offices and positions of our executive officers held for at least the last five years as of March 8, 2012, were as follows:

Name, Position and Office	Age
John P. Casey – Vice President of the company and President of Electric Boat Corporation since October 2003; Vice President of Electric Boat Corporation, October 1996 – October 2003	57
Gerard J. DeMuro – Executive Vice President, Information Systems and Technology, since October 2003; Vice President of the company, February 2000 – October 2003; President of General Dynamics C4 Systems, August 2001 – October 2003	56
Larry R. Flynn – Vice President of the company and President of Gulfstream Aerospace Corporation since September 2011; Vice President of the company and Senior Vice President, Marketing and Sales of Gulfstream Aerospace Corporation, July 2008 – September 2011; President, Product Support of Gulfstream Aerospace Corporation, May 2002 – June 2008.	60
Gregory S. Gallopoulos – Senior Vice President, General Counsel and Secretary of the company since January 2010; Vice President and Deputy General Counsel of the company, July 2008 – January 2010; Managing Partner of Jenner & Block LLP, January 2005 – June 2008	52
David K. Heebner – Executive Vice President, Combat Systems, since May 2010; Executive Vice President, Marine Systems, January 2009 – May 2010; Senior Vice President of the company, May 2002 – January 2009; President of General Dynamics Land Systems, July 2005 – October 2008; Senior Vice President, Planning and Development of the company, May 2002 – July 2005; Vice President, Strategic Planning of the company, January 2000 – May 2002	67
Robert W. Helm – Senior Vice President, Planning and Development, of the company since May 2010; Vice President, Government Relations, of Northrop Grumman Corporation, August 1989 – April 2010	60
Jay L. Johnson – Chairman and Chief Executive Officer of the company since May 2010; Chief Executive Officer of the company, July 2009 – May 2010; Vice Chairman of the company, September 2008 – July 2009; Executive Vice President of Dominion Resources, Inc., December 2002 – June 2008; Chief Executive Officer of Dominion Virginia Power, October 2007 – June 2008; President and Chief Executive Officer of Dominion Delivery, 2002 – 2007	65
S. Daniel Johnson – Vice President of the company and President of General Dynamics Information Technology since April 2008; Executive Vice President of General Dynamics Information Technology, July 2006 – March 2008; Executive Vice President and Chief Operating Officer of Anteon Corporation, August 2003 – June 2006	64
Kimberly A. Kuryea – Vice President and Controller of the company since September 2011; Chief Financial Officer of General Dynamics Advanced Information Systems, November 2007 – August 2011; Staff Vice President, Internal Audit of the company, March 2004 – October 2007	45
Joseph T. Lombardo – Executive Vice President, Aerospace, since April 2007; President of Gulfstream Aerospace Corporation, April 2007 – September 2011; Vice President of the company and Chief Operating Officer of Gulfstream Aerospace Corporation, May 2002 – April 2007	64
Christopher Marzilli – Vice President of the company and President of General Dynamics C4 Systems since January 2006; Senior Vice President and Deputy General Manager of General Dynamics C4 Systems, November 2003 – January 2006	52
Phebe N. Novakovic – Executive Vice President, Marine Systems, since May 2010; Senior Vice President, Planning and Development of the company, July 2005 – May 2010; Vice President, Strategic Planning, of the company, October 2002 – July 2005. Effective May 2, 2012, Ms. Novakovic will become President and Chief Operating Officer of the company.	54
Walter M. Oliver – Senior Vice President, Human Resources and Administration of the company since March 2002; Vice President, Human Resources and Administration of the company, January 2001 – March 2002	66
L. Hugh Redd – Senior Vice President and Chief Financial Officer of the company since June 2006; Vice President and Controller of General Dynamics Land Systems, January 2000 – June 2006	54
Mark C. Roualet – Vice President of the company and President of General Dynamics Land Systems since October 2008; Senior Vice President and Chief Operating Officer of General Dynamics Land Systems, July 2007 – October 2008; Senior Vice President – Ground Combat Systems of General Dynamics Land Systems, March 2003 – July 2007	53
Lewis F. Von Thaer – Vice President of the company and President of General Dynamics Advanced Information Systems since March 2005; Senior Vice President, Operations of General Dynamics Advanced Information Systems, November 2003 – March 2005	51

Security Ownership of Management

The following table provides information as of March 8, 2012, on the beneficial ownership of Common Stock by (1) each of our directors and nominees for director, (2) each of the named executive officers and (3) all of our directors and executive officers as a group. The following table also shows Common Stock equivalents held by these individuals through company-sponsored benefits programs. Except as otherwise noted, the persons listed below have the sole voting and investment power for all shares held by them, except for such power that may be shared with a spouse.

	Common Stock Beneficially Owned as of March 8, 2012 (a)		Common Stock Equivalents Beneficially Owned (c)	Total Common Stock and Equivalents
Name of Beneficial Owner	Shares Owned (b)	Percentage of Class

Directors and Nominees
Mary T. Barra	4,444	*	0	4,444
Nicholas D. Chabraja	2,083,195	*	0	2,083,195
James S. Crown (d)	16,068,384	4.5%	2,620	16,071,004
William P. Fricks	64,553	*	0	64,553
Jay L. Johnson	1,930,620	*	0	1,930,620
James L. Jones	1,110	*	0	1,110
George A. Joulwan	35,625	*	6,260	41,885
Paul G. Kaminski	45,671	*	4,616	50,287
John M. Keane	34,234	*	0	34,234
Lester L. Lyles	37,487	*	0	37,487
Phebe N. Novakovic	553,931	*	0	553,931
William A. Osborn	37,285	*	0	37,285
Robert Walmsley	34,225	*	0	34,225

Other Named Executive Officers
L. Hugh Redd	660,029	*	0	660,029
Gerard J. DeMuro	803,167	*	0	803,167
David K. Heebner	555,737	*	0	555,737

Directors and Executive Officers as a Group (27 individuals)	25,556,895	7.0%	13,496	25,570,391
*	Less than 1 percent.
(a)	Includes shares in the SSIP voted by the executive officers and shares of Common Stock subject to resale restrictions, for which restrictions have not expired.
(b)	Includes shares subject to options that are either currently exercisable or exercisable within 60 days of March 8, 2012, as follows: (i) Mr. Johnson – 1,644,661 shares; Mr. Redd – 550,160 shares; Mr. DeMuro – 627,185 shares; Mr. Heebner – 409,231 shares; and Ms. Novakovic – 451,266 shares; (ii) other directors of the company – 1,342,280 shares; and (iii) other executive officers of the company – 1,882,250 shares.
(c)	Reflects phantom stock units held by directors that were received by the directors on December 1, 1999, upon termination of benefits under the former retirement plan for directors and additional phantom stock units resulting from the reinvestment of dividend equivalents on the phantom stock units.
(d)	Based solely on information provided on behalf of Mr. Crown. Mr. Crown has shared investment and voting power with respect to 16,068,384 shares. Of the 16,068,384 shares of Common Stock deemed to be beneficially owned by Mr. Crown, (i) he disclaims beneficial ownership as to 15,993,148 shares, except to the extent of his beneficial interest in the entities that own these shares and (ii) a total of 15,993,148 shares are pledged as collateral for bank borrowings by entities in which Mr. Crown holds interests.

Security Ownership of Certain Beneficial Owners

The following table provides information as of March 8, 2012, with respect to the number of shares of Common Stock owned by each person known by General Dynamics to be the beneficial owner of more than 5 percent of our Common Stock.

	Common Stock Beneficially Owned as of March 8, 2012 (a)
Name of Beneficial Owner	Shares Owned	Percentage of Class

The Northern Trust Company (b) 50 South LaSalle Street Chicago, Illinois 60675	32,540,566	9.0%

Longview Asset Management, LLC (c) c/o Gerald Ratner, as Attorney and Agent 222 North LaSalle Street, Suite 2000 Chicago, Illinois 60601	33,421,728	9.3%

Capital Research Global Investors (d) 333 South Hope Street Los Angeles, California 90071	23,488,600	6.53%

BlackRock, Inc. (e) 40 East 52nd Street New York, New York 10022	23,109,643	6.43%
(a)	The share ownership information for Capital Research Global Investors (Capital Research) and BlackRock, Inc. (BlackRock) is as of December 31, 2011.
(b)	Northern Trust is the trustee of the General Dynamics Corporation Savings and Stock Investment Plans and the General Dynamics Corporation Savings and Stock Investment Plan for Represented Employees.
(c)	This information is based solely on information provided on behalf of Mr. Crown. Longview Asset Management, LLC (Longview) manages substantially all of the Common Stock held by a number of persons, including Mr. Crown and members of his family, relatives, certain family partnerships, trusts associated with the Crown family and other entities (the Crown Group). Longview has shared voting and investment power with respect to 33,421,728 shares. James A. Star is the president of Longview and, accordingly, may be deemed to be the beneficial owner of all shares managed by Longview. Mr. Star disclaims beneficial ownership of all such shares. Mr. Star’s address is 222 North LaSalle Street, Suite 2000, Chicago, Illinois 60601. Geoffrey F. Grossman, as sole trustee of The Edward Memorial Trust, is the managing member of Longview and, accordingly, may be deemed to be the beneficial owner of all shares managed by Longview. Mr. Grossman disclaims beneficial ownership of all such shares. Mr. Grossman’s address is 131 South Dearborn Street, Suite 2400, Chicago, Illinois 60603-5577. The members of the Crown Group disclaim that they are a group for purposes of Section 13(d) of the Exchange Act, and disclaim that any one of them is the beneficial owner of shares owned by any other person or entity.
(d)	This information is based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2012, by Capital Research.
(e)	This information is based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2012, by BlackRock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2011, regarding Common Stock that may be issued under our equity compensation plans.

	(A)	(B)	(C)
Plan category	Number of securities to be issued upon the exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by shareholders	29,304,653	$69.19	18,738,530

Equity compensation plans not approved by shareholders	—	—	—

Total	29,304,653	$69.19	18,738,530

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement or any portion hereof into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such acts.

Audit Committee Report

The Audit Committee of the Board of Directors has furnished the following report.

Five directors serve on the Audit Committee:

William P. Fricks (chair), James S. Crown, Lester L. Lyles,	William A. Osborn, and Robert Walmsley

None of these directors is an officer or employee of General Dynamics. They all meet the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The Board has determined that Mr. Fricks and Mr. Osborn each qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission in Item 407(d) of Regulation S-K. The Audit Committee is governed by a written charter approved by the Board. In accordance with that charter, the Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of General Dynamics. The Committee held 11 meetings in 2011.

The Audit Committee has reviewed and discussed with management and the company’s independent auditors for 2011, KPMG LLP, an independent registered public accounting firm, the company’s audited consolidated financial statements as of December 31, 2011, and for the year ended on that date. Management is responsible for the company’s financial reporting process, including maintaining a system of internal controls, and for preparing the consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP). KPMG is responsible for auditing those consolidated financial statements and for expressing an opinion on the conformity of the consolidated financial statements with GAAP. In addition, in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee reviewed and discussed with management, the company’s internal auditors and KPMG, management’s report on the operating effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, including KPMG’s related report and attestation.

The Audit Committee has discussed with KPMG the matters required under applicable professional auditing standards and regulations adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received and reviewed the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence, including the compatibility of non-audit services with maintaining KPMG’s independence. Based on the foregoing discussions and reviews, the Audit Committee has satisfied itself as to the independence of KPMG.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the company’s Annual Report on Form 10-K as of and for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

This report is submitted by the Audit Committee.

William P. Fricks, chair

James S. Crown

Lester L. Lyles

William A. Osborn

Robert Walmsley

March 6, 2012

Selection of Independent Auditors

(Proposal 2)

The Audit Committee of the Board of Directors has selected KPMG, an independent registered public accounting firm, as our independent auditors for 2012. Your Board of Directors is submitting this selection of KPMG as the independent auditors for 2012 to an advisory vote of the shareholders. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. Nevertheless, as a good corporate governance practice, your Board has determined to solicit the vote of the shareholders on an advisory basis in making this appointment.

If the shareholders do not vote on an advisory basis in favor of the selection of KPMG as our independent auditors, the Audit Committee will reconsider whether to engage KPMG but may ultimately determine to engage that firm or another audit firm without resubmitting the matter to shareholders. Even if the shareholders vote in favor of the selection of KPMG, the Audit Committee may in its sole discretion terminate the engagement of KPMG and direct the appointment of another independent auditor at any time during the year.

Audit and Non-Audit Fees

The following table shows aggregate fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements for the years 2010 and 2011, and fees billed for other services rendered by KPMG during those years.

	2010	2011
Audit Fees (a)	$17,324,455	$18,227,465
Audit-related Fees (b)	1,368,857	1,600,355
Tax Fees (c)	1,370,569	1,258,526
All Other Fees (d)	—	360,321

Total Fees	$20,063,881	$21,446,667

(a)	Audit fees are fees for professional services performed by KPMG for the audit of our consolidated annual financial statements (including the audit of internal control over financial reporting) and review of our consolidated quarterly financial statements. These fees also include fees for services that are normally provided in connection with statutory and regulatory filings.
(b)	Audit-related fees are fees for assurance and related services performed by KPMG that are reasonably related to the performance of the audit or review of our consolidated financial statements. These fees consist primarily of fees for professional services for benefit plan audits.
(c)	Tax fees are fees for professional services performed by KPMG for tax compliance, tax advice and tax planning. These fees consist primarily of fees for tax return preparation and review, tax compliance services for expatriates and advice regarding tax implications of certain transactions.
(d)	All other fees are primarily related to professional services performed by KPMG for information technology contract compliance, assessment and advisory services.

Auditor Independence.    The Audit Committee has considered whether the services rendered by KPMG are compatible with maintaining KPMG’s independence. Representatives of KPMG are expected to attend the Annual Meeting, may make a statement if they desire to do so and will be available to respond to questions.

Policy on Pre-Approval.    The company and the Audit Committee are committed to ensuring the independence of the external auditors, both in fact and in appearance. Therefore, in accordance with the applicable rules of the Securities and Exchange Commission, the Audit Committee has established policies and procedures for pre-approval of all audit and permitted non-audit services provided by the independent auditors. The Audit Committee determines annually whether to approve all audit and permitted non-audit services proposed to be performed by the independent auditors (including an estimate of fees). If other audit or permitted non-audit services not included in the pre-approved services are required during the year, such services, subject to a de minimis exception for non-audit services, must be approved in advance by the Audit Committee. The Audit Committee may delegate authority to grant pre-approvals to its chair or a subcommittee as it deems appropriate, subject to a reporting obligation to the Audit Committee.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Advisory Vote to Approve Executive Compensation

(Proposal 3)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking shareholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis beginning on page 23 of this proxy statement, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our shareholders. In evaluating our executive compensation program, key considerations include:

•

On average, salaries, which are based on market survey data and targeted at the 50th percentile of that data, represent less than half of our senior executives’ compensation. The majority of the senior executives’ compensation is performance-based (through bonus and equity awards) and, therefore, at risk.

•

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term shareholder value. In 2012, the Compensation Committee introduced an additional performance measure on a portion of equity awards. Accordingly, approximately one-quarter of equity awards to our executive officers will consist of performance-based restricted stock units. Stringent stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our shareholders.

•

Our compensation program is based on setting strong operating plan goals that are aggressive, achievable in light of current market conditions, incentivize value creation and ultimately contribute to the creation of shareholder value.

•

We believe the use of discretion in our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our shareholders.

For these reasons, the Board recommends shareholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The vote is advisory and is not binding on the Board. However, the Compensation Committee of the Board expects to take into account the outcome of the vote as it continues to consider the company’s executive compensation program.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Approval of the General Dynamics 2012 Equity Compensation Plan

(Proposal 4)

On March 7, 2012, the Board of Directors adopted the General Dynamics 2012 Equity Compensation Plan (the 2012 Plan or the plan), subject to the approval of General Dynamics’ shareholders. The purpose of the 2012 Plan is to provide General Dynamics with an effective means of attracting, retaining and motivating officers, key employees and non-employee directors, and to provide them with incentives to enhance the growth and profitability of the company, consistent with the fundamental philosophy of our compensation program.

If shareholders approve the 2012 Plan, no new grant of awards will be made under the General Dynamics 2009 Equity Compensation Plan (the 2009 Plan). Any awards previously granted under the 2009 Plan or the General Dynamics Equity Compensation Plan that was adopted in 2004 (the 2004 Plan) but replaced by the 2009 Plan (the 2004 Plan and the 2009 Plan collectively referred to as the Prior Plans) will remain outstanding thereunder and will, among other things, continue to vest and/or become exercisable in accordance with their original terms and conditions. As of March 8, 2012, there were 29,530,033 options outstanding in aggregate under all plans with a weighted average exercise price of $69.25 and a weighted average remaining term of 3.7 years. Also as of this date, there were 3,008,079 full value awards outstanding and unvested in aggregate under all plans. Upon shareholder approval of the 2012 Plan, no further awards will be granted under the 2009 Plan or any other predecessor plans. In the event the 2012 Plan is not approved by shareholders, the 2012 Plan will terminate and no grant of awards will be made thereunder and the 2009 Plan will continue in full force and effect.

The 2012 Plan is now being submitted to shareholders for approval (1) in order to satisfy applicable New York Stock Exchange requirements and (2) in order to satisfy the shareholder approval requirement under Section 162(m) of the Internal Revenue Code and the rules and regulations thereunder so that the Compensation Committee may grant awards under the 2012 Plan that meet the requirements of “qualified performance-based compensation” under Section 162(m). Your Board of Directors believes it is in the best interests of General Dynamics and its shareholders to approve the 2012 Plan.

Summary of the Plan

The principal features of the 2012 Plan are summarized below. The summary is qualified in its entirety by reference to the complete text of the 2012 Plan, which is set forth in Appendix A to this Proxy Statement.

Plan Administration.    Subject to the terms of the 2012 Plan, the Compensation Committee has the authority to interpret and administer the plan. The Compensation Committee has the authority to, among other things, determine which individuals will participate in the plan and to establish the amounts, types and terms of awards under the plan.

Eligibility.    Any officer or employee of General Dynamics or any of its subsidiaries and any member of the Board of Directors who is not an employee of General Dynamics or any of its subsidiaries (a non-employee director) is eligible for selection by the Compensation Committee to receive an award under the 2012 Plan. Awards to non-employee directors must be approved by the

Board of Directors (such an individual who is selected to receive an award under the 2012 Plan is referred to herein as a participant). As of the date of this Proxy Statement, there are approximately 33 officers and 95,100 employees (excluding officers) of General Dynamics and its subsidiaries and there are 11 non-employee directors of General Dynamics.

Shares Subject to the Plan.    The 2012 Plan provides that an aggregate maximum of 18,250,000 shares of Common Stock will be available for issuance in connection with awards under the plan and for the payment of dividend equivalents that are settled in shares of Common Stock. From that aggregate maximum, (1) the maximum number of shares available for grants of incentive stock options (ISOs) under the plan is 18,250,000, (2) the maximum aggregate number of shares available for grants of non-statutory stock options (NSOs) and stock appreciation rights (SARs) under the plan is 18,250,000, and (3) the maximum aggregate number of shares available for grants of restricted stock, Common Stock awards, participation units and performance-based awards (other than performance-based awards that are ISOs, NSOs, and SARs), and shares paid in settlement of dividend equivalents pursuant to the plan is 5,000,000. If any award under the 2012 Plan or the Prior Plans expires, is forfeited or cancelled, or terminates for any reason without the issuance of shares (including, without limitation, upon cash settlement), the shares relating to such award will again be available for issuance pursuant to awards under the 2012 Plan. However, if shares are tendered or withheld in payment of all or part of the exercise price of an award or in satisfaction of tax withholding obligations with respect to an award, such shares will not be available again for issuance pursuant to awards under the 2012 Plan. With respect to any SAR granted under the plan, the number of shares of Common Stock counted against the share limits described above shall be either the full number of shares subject to the SAR, if it is settled in shares, or zero shares, if it is settled in cash. As of March 8, 2012, the closing market price of the Common Stock on the New York Stock Exchange was $72.01 per share.

Award Types.    The 2012 Plan permits grants of unrestricted shares of Common Stock (Common Stock awards), NSOs, SARs, restricted stock, participation units, cash awards, performance-based awards or any combination thereof, to officers, employees and non-employee directors and grants of ISOs to officers and employees. The 2012 Plan also permits a non-employee director to elect to have all or part of his or her annual retainer paid in Common Stock under the plan.

Common Stock Awards.    The Compensation Committee may grant Common Stock awards under the 2012 Plan on such terms and conditions, not inconsistent with the plan, as the Compensation Committee may determine. In addition, a non-employee director may elect to have all or part of his or her annual retainer paid in Common Stock under the 2012 Plan upon such terms and conditions as the Compensation Committee may establish from time to time.

Stock Options and SARs.    The 2012 Plan provides for the grant of (1) ISOs, which are stock options that are designated by the Compensation Committee as incentive stock options and which meet the applicable requirements for incentive stock options pursuant to Section 422 of the Internal Revenue Code, (2) NSOs, which are stock options that do not qualify as ISOs or that are designated as NSOs notwithstanding that they may otherwise qualify as ISOs, and (3) SARs, which are rights to receive an amount of cash or shares of Common Stock with a fair market value equal to the increase in the fair market value of a specified number of shares between the date on which the SAR is granted and the date on which it is exercised. References in this summary to “stock options” shall mean both ISOs and NSOs, unless otherwise specified.

Pursuant to the terms of the 2012 Plan, the Compensation Committee determines the terms and conditions, not inconsistent with the plan, of any award of stock options or SARs. The 2012 Plan provides that awards of stock options and SARs are subject to the following restrictions: (a) the exercise price per share for stock options or SARs may not be less than 100% of the fair market value of a share of Common Stock on the grant date (with fair market value determined by taking the average of the highest and lowest quoted selling price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded on the grant date), (b) stock options and SARs may not have a term of more than 10 years, (c) no stock option or SAR may entitle the participant to receive an automatic grant of additional stock options or SARs in connection with any exercise of the original stock option or SAR, (d) except in connection with a corporate transaction involving General Dynamics, shareholder approval is required to reprice any stock options or SARs after their grant date or to exchange them for cash, other awards, or stock options or SARs with lower exercise prices, and (e) stock options and SARs generally may not vest sooner than one year from the original grant date, except in certain circumstances following a change in control (see “Effect of a Change in Control,” on page 64) or where the Compensation Committee provides for a shorter vesting period in connection with a corporate divestiture or acquisition or in other special circumstances as determined by the Compensation Committee. In addition, the exercise price of shares purchased upon the exercise of any stock option may be paid in cash, Common Stock or both, by cashless exercise or in any other manner as may be permitted by the Compensation Committee.

Restricted Stock.    The 2012 Plan provides for the grant of restricted stock, which is Common Stock that may not be sold, transferred, pledged, assigned or otherwise alienated except upon the passage of time, or upon satisfaction of performance goals or other conditions. Pursuant to the terms of the 2012 Plan, the Compensation Committee determines the terms and conditions, not inconsistent with the plan, of any award of restricted stock. The 2012 Plan provides that (1) a participant holding restricted stock may vote the shares awarded and will be entitled to the payment of dividends and other distributions on the shares from the date the award is made, subject to such restrictions or conditions as the Compensation Committee may determine, except that no dividend shall be paid in respect of performance-based awards prior to the vesting of such awards and (2) restricted stock awards generally may not vest sooner than three years from the original grant date (other than shares of restricted stock granted as an adjustment pursuant to a performance-based formula), except in certain circumstances following a change in control or where the Compensation Committee provides for a shorter vesting period in connection with a corporate divestiture or acquisition or in other special circumstances as determined by the Compensation Committee.

Participation Units.    The 2012 Plan provides for the grant of participation units, which are awards of unfunded obligations of General Dynamics that have a value derived from or related to the value of Common Stock, including for example, phantom stock units or restricted stock units, and are payable in cash, Common Stock or any combination thereof. Pursuant to the terms of the 2012 Plan, the Compensation Committee determines the terms and conditions, not inconsistent with the plan and in compliance with Section 409A of the Internal Revenue Code and the rules and regulations thereunder, of any award of participation units. The 2012 Plan provides that participation unit awards generally may not vest sooner than three years from the original grant date (other than participation units granted as an adjustment to a performance-based formula), except in certain circumstances following a change in control or where the Compensation Committee provides for a shorter vesting period in connection with a corporate divestiture or acquisition or in other special circumstances as determined by the Compensation Committee. A participant holding participation units will not be entitled to any rights as a shareholder until shares are delivered upon settlement of the participation units, but such participants may be entitled to contractual dividend equivalents, subject to such restrictions or conditions as the Compensation Committee may determine, except that no dividend equivalents shall be paid in respect of performance-based awards prior to the vesting of such awards.

Cash Awards.    The 2012 Plan provides for the grant of cash awards (referred to in the plan as Other Awards), which are awards payable in cash. Pursuant to the terms of the 2012 Plan, the Compensation Committee determines the terms and conditions, not inconsistent with the plan and in compliance with Section 409A, of any cash awards.

Performance-Based Awards.    The Compensation Committee may grant performance-based awards under the 2012 Plan. Performance-based awards are awards of Common Stock, stock options, SARs, restricted stock, participation units, cash awards, or any combination thereof, payment of which is contingent upon the attainment of one or more performance goals. A performance goal may relate to the performance of the participant, General Dynamics or any of its subsidiaries, any business group, any business unit or other subdivision of General Dynamics or any of its subsidiaries, or any combination of the foregoing, as the Compensation Committee may deem appropriate and may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other external measure of the selected performance criteria, as the Compensation Committee, in its sole discretion, deems appropriate.

For performance-based awards granted to executive officers of General Dynamics or any of its subsidiaries that are intended to meet the requirements of qualified performance-based compensation under Section 162(m) (covered awards), performance goals shall be determined by reference to one or more of the following criteria selected by the Compensation Committee in its sole discretion (as determined in accordance with generally accepted accounting principles, as applicable): (1) market price of Common Stock, (2) earnings per share of Common Stock, (3) net income or profit (before or after taxes), (4) return on total stockholders’ equity, (5) return of stockholders’ equity, (6) return on invested capital, (7) cash flow, (8) cumulative return on net assets employed, (9) earnings before interest and taxes, (10) earnings before interest, taxes, depreciation and amortization, (11) earnings from continuing operations, (12) sales or revenues, (13) return on assets, capital or investment, (14) market share, (15) cost reduction goals, (16) budget comparisons, (17) implementation or completion of specified projects or processes, (18) the formation of joint ventures, research or development collaborations, or the completion of other transactions, and/or (19) any combination of any of the foregoing. For all performance-based awards granted under the 2012 Plan that are not covered awards, performance goals may be based on one or more of the foregoing criteria or any other criteria that the Compensation Committee deems appropriate.

The Compensation Committee will establish performance goals within 90 days after the beginning of the performance period for a performance-based award and in any case before 25 percent of the performance period has elapsed. The Compensation Committee may provide at the time it establishes a performance goal that the measurement of the performance goal shall exclude the impact of unusual, non-recurring or extraordinary items, charges for restructurings, discontinued operations, the cumulative effect of changes in accounting treatment and any other items, each determined in accordance with generally accepted accounting principles (to the extent applicable) and as identified in General Dynamics’ audited financial statements, including the notes thereto.

The 2012 Plan provides that the minimum vesting period for any performance-based award will not be less than the minimum vesting period for the form of award in which the performance-based award is granted.

The maximum number of shares of Common Stock (or in the case of a cash award, the maximum dollar amount) that may be subject to covered awards granted under the 2012 Plan to any single executive officer, in any calendar year, shall be: (i) 1,000,000 shares of Common Stock pursuant to a Common Stock award, (ii) 1,000,000 shares of Common Stock pursuant to a stock option or SAR, (iii) 200,000 shares of restricted stock, (iv) participation units with a value equal to 200,000 shares of Common Stock, and (v) $5,000,000 of cash awards.

Amendment and Termination.    The Compensation Committee may at any time suspend the operation of, terminate or amend the 2012 Plan or any award, provided that no suspension, termination or amendment may adversely impair the rights of any participant under any outstanding award without such participant’s consent, except that the Compensation Committee may take such actions as it deems appropriate to ensure that the 2012 Plan and any awards comply with any tax, securities or other applicable law.

Adjustments and Reorganizations.    The maximum number of shares of Common Stock available for issuance under the 2012 Plan and the individual and aggregate limits described above shall be equitably adjusted upon certain events affecting the capitalization of General Dynamics such as a recapitalization or stock split. In the event of an increase or decrease in the number of issued shares of Common Stock without receipt or payment of consideration by General Dynamics, the Compensation Committee may adjust the number of shares subject to each outstanding award and the exercise price per share of each such award. Upon the occurrence of certain extraordinary corporate transactions, such as a dissolution, sale or merger of General Dynamics, the Compensation Committee has discretion to make certain adjustments, cancel, or provide for the exchange of outstanding awards.

Transferability.     Except as provided by the Compensation Committee, an award under the 2012 Plan is not transferrable other than by the participant’s last will and testament or by applicable laws of descent and distribution.

Effect of a Change in Control.    The change in control provision in the 2012 Plan contains a “double-trigger” mechanism that is activated only when (1) a change in control is consummated and (2) a participant’s employment is terminated by General Dynamics or its successor without cause or by the participant for good reason within two years following the change in control. If both of these triggers are satisfied then all of the participant’s outstanding awards under the 2012 Plan will immediately vest and become exercisable and all restrictions on the awards will lapse.

Summary of Federal Income Tax Consequences of Awards

The following is a brief summary of the United States federal income tax consequences of the issuance and exercise of awards under the 2012 Plan to General Dynamics and to the participants. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Cash Awards and Common Stock Awards. A participant will not recognize income at the time a cash award or a Common Stock award subject to vesting conditions is granted to the participant. When cash is paid to the participant pursuant to the cash award or shares vest pursuant to the Common Stock award, the participant will recognize ordinary income equal to the amount of cash paid or the fair market value of the shares that vest. When a Common Stock award that is not subject to vesting conditions is granted to the participant, the participant will recognize ordinary income at the time of grant in an amount equal to the fair market value of the shares subject to the award. The amount of ordinary income recognized by the participant is subject to payroll taxes. General Dynamics is entitled to a tax deduction at the same time and in the same amount as the participant recognizes ordinary income.

Restricted Stock Awards and Participation Units. A participant will not recognize income at the time a restricted stock award is granted. When the restrictions lapse with regard to any installment of restricted stock, the participant will recognize ordinary income in an amount equal to the fair market value of the shares with respect to which the restrictions lapse, unless the participant elects to recognize ordinary income in the year the award is granted in an amount equal to the fair market value of the restricted stock awarded, determined without regard to the restrictions. The participant will recognize ordinary income at the time of payment of a dividend with respect to restricted stock in an amount equal to the dividend paid, in the case of a cash dividend, or the fair market value of the shares delivered, in the case of a stock dividend. A participant will not recognize income at the time an award of participation units is granted or at the time that the participant is credited with a dividend equivalent with respect to such award. The participant will recognize ordinary income at the time the participation units or dividend equivalents vest, in an amount equal to the cash paid or to be paid or the fair market value of the shares delivered or to be delivered. The amount of ordinary income recognized by the participant is subject to payroll taxes. General Dynamics is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Performance-Based Awards.    A participant will not recognize income at the time of grant of a performance-based award. The participant will recognize ordinary income at the time the performance-based award vests in an amount equal to the dollar amount, or the fair market value of the shares of Common Stock, subject to the award. The amount of ordinary income recognized by the participant is subject to payroll taxes. General Dynamics is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

NSOs and SARs.    A participant who is granted an NSO or SAR does not recognize income at the time of grant, but will recognize ordinary income upon exercise of the NSO or SAR in an amount equal to the excess of the aggregate fair market value of the shares subject to the award on the exercise date over the aggregate exercise price of such shares. The amount of ordinary income recognized by the participant is subject to payroll taxes. General Dynamics is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

ISOs.    A participant who is awarded an ISO generally does not recognize taxable income at the time of award or upon exercise of the ISO, but the excess of the fair market value of the shares acquired on the exercise date over the exercise price is included in the participant’s income for alternative minimum tax purposes. The grant of an ISO does not entitle General Dynamics to a deduction. A participant who acquires shares by exercise of an ISO (ISO shares) recognizes income on a sale or other disposition of those ISO shares in an amount equal to the difference between the amount received on the sale or disposition of the ISO shares and the exercise price previously paid by the participant. If the participant holds ISO shares for the later of two years after the ISO grant date and one year from the date of exercise (the holding period), income on the sale of the ISO shares will be taxed to the participant at long-term capital gain rates. In such case, General Dynamics is not entitled to a deduction. If the participant sells ISO shares prior to the end of the holding period, the participant will recognize ordinary income in the year of the sale equal to the excess, if any, of the lesser of (1) the fair market value of the shares on the date of exercise or (2) the amount received for the shares, over the exercise price previously paid by the participant. The balance of the gain or the loss, if any, will be long-term or short-term capital gain or loss, depending on how long the shares were held by the participant prior to the sale. The amount of ordinary income recognized by the participant is subject to payroll taxes. General Dynamics is entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Section 162(m) Compensation Deduction Limitation.    In general, Section 162(m) limits General Dynamics’ compensation deduction to $1,000,000 paid in any tax year to any “covered employee” (as defined under Section 162(m)). This deduction limitation does not apply to certain types of compensation, including “qualified performance-based compensation” within the meaning of Section 162(m). General Dynamics may grant performance-based awards under the 2012 Plan that meet the requirements of “qualified performance-based compensation” so that such awards will be deductible by General Dynamics for federal income tax purposes.

New Plan Benefits.    As of the date of this Proxy Statement, no awards have been made under the 2012 Plan. The benefits or amounts that will be received by or allocated to each named executive officer, all current executive officers as a group, all current directors who are not executive officers as a group, and all employees who are not executive officers as a group under the 2012 Plan, as well as the benefits or amounts that would have been so received or allocated had the 2012 Plan been in effect in 2011, are not presently determinable.

Your Board of Directors unanimously recommends a vote FOR this proposal.

Shareholder Proposal – Human Rights Policy

(Proposal 5)

We have been advised by the Loretto Literary & Benevolent Institution, 590 East Lockwood, St. Louis, Missouri 63119-3279, owner of 400 shares of Common Stock, and Mercy Investment Services, 2039 North Geyer Road, St. Louis, Missouri 63131-3332, owner of 43 shares of Common Stock, that they intend to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponents. Our reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

Develop and Implement Human Rights Policy

WHEREAS:

Expectations of the global community are growing, such that companies must have policies in place that promote and protect human rights within their areas of activity and sphere of influence to help promote and protect a company’s reputation as a good corporate citizen.

Corporations operating in countries with civil conflict, weak rule of law, endemic corruption, poor labor and environmental standards face serious risks to reputation and shareholder value when they are seen as responsible for, or complicit in, human rights violations.

General Dynamics is a global leader in producing, supporting and sustaining land and expeditionary combat systems for the U.S. military and its allies and in mission critical and information technologies. General Dynamics is 5th on the 2011 Top 100 Defense Contractors, as of this filing, at $5.5 billion and ranked 6 in 2010 (Washington Technology website 11-8-11).

Neither our company’s Code of Business Conduct nor its Corporate Sustainability Report addresses human rights, a major corporate responsibility issue. Without a human rights policy, General Dynamics faces reputation risks by operating in countries where rule of law is weak and human rights abuses well documented, e.g. Afghanistan and in the Middle East. (U.S. State Department Advancing Freedom and Democracy Report; www.state.gov/g/drl/rls/afdr/)

We recommend our company base human rights policies on the United Nations Guiding Principles on Business and Human Rights and the International Bill of Human Rights.

RESOLVED: Shareholders request management to review policies related to human rights to assess areas where General Dynamics needs to adopt and implement additional policies and to report its findings by December 2012, omitting proprietary information and prepared at reasonable expense.

Supporting Statement

We recommend the review include:

1.	Risk assessment to determine potential for human rights abuses in locations where General Dynamics operates, such as the Middle East, parts of Asia and other civil-strife/war-torn areas;

2.	A report on the current system which ensures that General Dynamics contractors and suppliers are implementing human rights policies in their operations, including monitoring, training, addressing issues of non-compliance and assurance that trafficking-related concerns, particularly in the extractive minerals industry sector, are being addressed; and

3.	The General Dynamics strategy of engagement with internal and external stakeholders.

We urge you to vote FOR this proposal.

Statement by your Board of Directors Against the Shareholder Proposal

This proposal requests that your Board review our company’s policies related to human rights and report its findings by December 2012. The proponent submitted a substantially similar proposal last year. The Board continues to believe that this type of a report would impose an unnecessary burden and expense on our company with limited, if any, benefit to our shareholders. Your Board recommends voting against this proposal.

Throughout our history, General Dynamics has endeavored to foster a culture of ethical behavior and integrity. We take seriously our role as a good corporate citizen and we believe in sustainable business practices, which include supporting the environment and the communities in which we work. Our commitment to corporate social responsibility is evident in two core documents, the General Dynamics Standards of Business Ethics and Conduct Handbook, commonly referred to as the “Blue Book,” and our Corporate Sustainability Report, both of which are available on our website at www.generaldynamics.com.

The Blue Book expressly states the company’s expectation that all employees conduct General Dynamics’ global business in accordance with the law, our policies and our values. It reminds our employees regardless of location to sustain General Dynamics’ ethical business reputation by adhering to our principles of integrity, honesty and respect. In conjunction with our corporate policies, the Blue Book establishes policies and practices that address a wide range of human rights and workplace issues, many of which are consistent with the human rights standards and declarations referenced in this shareholder proposal. Our corporate policies and the Blue Book address many areas of corporate social responsibility, including the following:

•	business ethics

•	international business practices and compliance

•	the health, wellness and safety of our employees

•	equal employment opportunity and affirmative action

•	unacceptable workplace conduct and harassment
•	privacy and security of personal information

•	prohibition against retaliation

•	compliance with environmental laws

•	compliance with U.S. and international anti-bribery laws

•	community relationships

Among other things, the Blue Book and our corporate policies show General Dynamics’ commitment to maintaining a policy of inclusiveness and fostering a work environment where employees can perform their jobs and pursue their careers free from discrimination and harassment. The Blue Book also states that we expect our suppliers, vendors, contractors, and joint venture partners to develop ethics and compliance programs that are consistent with our corporate values. The Blue Book is available in over 30 languages to our employees throughout the world.

In addition, the General Dynamics Corporate Sustainability Report highlights our focus on “doing the right thing” for our employees, our customers, the environment, and the communities in which we operate. General Dynamics works to sustain the environment and support the communities in which our employees work and live through organizations that are focused on the environment, education, civic matters and the arts.

As a government contractor, the majority of our work is in response to specific government requirements, which we perform within the parameters of our corporate policies and Blue Book guidelines. Accordingly, we feel that the proponents’ political or ideological concerns about work performed in response to government requirements in the geographic areas referenced in the proposal are more appropriately addressed to elected officials.

Your Board of Directors believes that General Dynamics’ Blue Book and corporate policies effectively govern our commitment to operating in a manner that respects our employees, our customers and the laws of the nations in which we operate, rendering this proposal unnecessary.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Shareholder Proposal – Independent Board Chairman

(Proposal 6)

We have been advised by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 100 shares of Common Stock, that he intends to present the following shareholder proposal at the Annual Meeting. We are not responsible for the accuracy or content of the proposal and supporting statement, presented below, as received from the proponent. Our reasons for opposing the proposal are also presented below.

Proposal and Supporting Statement

6 – Independent Board Chairman

RESOLVED: Shareholders request that our board of directors adopt a policy that, whenever possible, the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

To foster flexibility, this proposal gives the option of being phased in and implemented when our next CEO is chosen.

When a CEO serves as our board chairman, this arrangement may hinder our board’s ability to monitor our CEO’s performance. Many companies have independent Chairs. An independent Chair is the prevailing practice in the United Kingdom and many international markets.

An independent Chair can enhance investor confidence in our Company and strengthen the integrity of our Board. This proposal topic won 50%-plus support at four companies in 2011.

The merit of this Independent Board Chairman proposal should also be considered in the context of the need for improvement in our company’s 2011 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, and independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in executive pay.

There was no clear discussion of how annual bonus amounts and long-term incentive pay was determined, suggesting a significant level of discretion. CEO Jay Johnson received $3 million in bonuses. In addition, our CEO received 40,000 restricted stock units and 399,000 market-priced stock options with an aggregate grant date value of nearly $9 million. This equity pay simply vests after the passage of time.

Nell Minow, who chaired The Corporate Library said, “If the Board can’t get executive compensation right, it’s been show it won’t get anything else right either.”

Nicholas Chabraja, our former Chairman, purchased a Gulfstream jet from our company and was still on our board.

Our board was the only significant directorship for 6 of our directors – two of which were beyond age 70. This could indicate a significant lack of current transferable director experience for more than 50% of our directors.

George Joulwan, Paul Kaminski and James Crown had 13 to 24-years long tenure – independence concern. Long-tenure hinders director ability to provide effective oversight. Plus these directors had 6 seats on our most important board committees. Crown was also our independence-challenged Lead Director for a $25,000 extra payment and received our highest negative votes.

James Jones, new to our board, was also a director for Invacare Corp., rated “D” by The Corporate Library.

An independent Chairman policy can further enhance investor confidence in our Company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman – Yes on 6.

Statement by the Board of Directors Against the Shareholder Proposal

This proposal requests that your Board establish a policy to require that the chairman of the board be an independent director who has not previously served as an executive officer of the company. The Board regularly considers whether or not the roles of chairman and chief executive officer should be combined; it adopts the practice it believes best serves the company’s needs at any particular time. While the Board has in the past and may again in the future determine that the interests of the company would be best served by separating the roles of chairman and chief executive officer, the Board believes that, on balance, a combined role works best at this time. In the Board’s judgment an independent chairman is not currently necessary to ensure independent and effective oversight of our company’s management and affairs. The Board also believes that the current arrangement promotes a cohesive, strong and consistent vision and strategy for the company, and that Mr. Johnson, who currently holds both positions, possesses an in-depth knowledge of the company’s operations and risk management practices enabling him to provide effective leadership to the Board including keeping the Board informed of important issues facing our company.

As described below, independent oversight of management is maintained at General Dynamics through the composition of our Board, including the position of lead independent director, the strong leadership of our independent directors and Board committees, and the corporate governance structures and processes currently in place.

General Dynamics’ Strong and Independent Board Provides Vigorous Oversight of Our Management and Affairs.    This proposal is premised on the incorrect assumption that having a current or former executive serving as chairman limits your Board’s oversight and evaluation of the chief executive officer and other senior management. This is not the case at General Dynamics. Your Board takes very seriously its responsibility to provide direction to, and evaluate the performance of, the chief executive officer and other members of senior management. For this reason, there are numerous mechanisms contained in our corporate governance guidelines and board committee charters that facilitate and require independent discussion and evaluation of, and communication with, senior management. These mechanisms include:

Substantial Majority of Independent Directors.    Our corporate governance guidelines require that at least two-thirds of your directors be independent. At present 10 of our 12 directors are independent as defined by the New York Stock Exchange listing standards and our director independence guidelines.

Lead Independent Director.    In 2010 our Board created the position of lead independent director. The lead independent director is selected annually by a majority of the independent directors upon recommendation from the Nominating and Corporate Governance Committee. The lead director’s authority and responsibilities are as follows:

•	Acts as chair at board meetings when the Chairman is not present, including meetings of the non-management directors;

•	Has the authority to call meetings of the non-management directors;

•	Coordinates activities of the non-management directors and serves as a liaison between the Chairman and the non-management directors;

•	Works with the Chairman to develop and agree to meeting schedules and agendas, and agree to the nature of the information that will be provided to directors in advance of meetings;

•	Is available for consultation and communication with significant shareholders, when appropriate; and

•	Performs such other duties as the Board may determine from time to time.

Key Committees Composed of Independent Directors.    The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors. These committees provide significant independent review and oversight of General Dynamics’ management and operations. The areas of responsibility of these committees include: senior management succession planning; executive compensation; corporate governance; and integrity of financial statements.

Regular Meetings of Non-Management Directors.    Your non-management directors meet in executive sessions following each regularly scheduled Board meeting and are free to meet at any other time they so choose. The lead director serves as chair of the executive session.

This Proposal Would Unduly Constrain Your Board’s Ability to Govern.    Your Board believes that the decision of who should serve in the roles of chairman and chief executive officer, and whether these roles should be combined, is the responsibility of the Board. This decision should not be dictated by a “one-size-fits-all” approach that assumes all corporations are the same. Your Board regularly evaluates the corporate governance structures in place at our company. Your Board will continue to evaluate these structures to determine the appropriate structure for the company. This model best serves our dynamic and successful company, and has served its shareholders well for many years.

Your Board also takes issue with the proponent’s suggestion that the independence of certain board members may be impaired merely because of length of service. We believe that the tenure of these directors demonstrates their strong commitment to our company and its shareholders and that these directors provide your Board with valuable insight into the long-term business cycles and the complex operations of our company. Furthermore, your Board reviews the independence of each director annually to confirm compliance with the company’s director independence guidelines and the independence rules of the New York Stock Exchange. Your Board rejects the notion that directors who have been duly elected by the shareholders and who show a long-term commitment to our company somehow lack independence.

Your Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

Other Information

Additional Shareholder Matters

If any other matters properly come before the Annual Meeting, the individuals named in the proxy card will have discretionary authority to vote the shares they represent on those matters, except to the extent their discretion may be limited under Rule 14a-4(c) of the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, as well as anyone who is a beneficial owner of more than 10 percent of a registered class of our stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange, and to furnish us with copies of these forms. To our knowledge, based solely on a review of the copies of Forms 3, 4 and 5 submitted to us, all of our executive officers and directors complied with all filing requirements imposed by Section 16(a) of the Exchange Act during 2011.

Shareholder Proposals for 2013 Annual Meeting of Shareholders

If you wish to submit a proposal for inclusion in our proxy materials to be distributed in connection with the 2013 annual meeting, your written proposal must comply with the rules of the SEC and be received by us no later than November 16, 2012. The proposal should be sent to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

If you intend to present a proposal at the 2013 annual meeting that is not to be included in our proxy materials, you must comply with the various requirements established in our Bylaws. Among other things, the Bylaws require that a shareholder submit a written notice to our Corporate Secretary at the address in the preceding paragraph no earlier than January 2, 2013, and no later than February 1, 2013.

Annual Report on Form 10-K

The Annual Report, which includes our Form 10-K and accompanies this Proxy Statement, is not considered a part of the proxy solicitation material. We will furnish to any shareholder, without charge, a copy of our 2011 Annual Report, as filed with the SEC. A request for the report can be made verbally or in writing to Investor Relations, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042, (703) 876-3152 or through our website. The Form 10-K and other public filings are also available through the SEC’s website at www.sec.gov and on our website at www.generaldynamics.com, under the “Investor Relations – SEC Filings” captions.

Delivery of Documents to Shareholders Sharing an Address

We will deliver only one Annual Report and Proxy Statement to shareholders who share a single address unless we have received contrary instructions from any shareholder at the address. In that case, we will deliver promptly a separate copy of the Annual Report and Proxy Statement. For future deliveries, shareholders who share a single address can request a separate copy of our annual report and proxy statement. Similarly, if multiple copies of the annual report and proxy statement are being delivered to a single address, shareholders can request a single copy of the annual report and proxy statement for future deliveries. To make a request, please call 703-876-3000 or write to the Corporate Secretary, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042.

Falls Church, Virginia

March 16, 2012

APPENDIX A

GENERAL DYNAMICS CORPORATION

2012 EQUITY COMPENSATION PLAN

1.	Purpose of the Plan.

The purpose of the Plan is to provide the Company with an effective means of attracting, retaining, and motivating directors, officers and key employees, and to provide them with incentives to enhance the growth and profitability of the Company.

2.	Effective Date and Duration of the Plan.

The Plan was adopted by the Board on March 7, 2012, subject to approval by the stockholders of the Parent. The Plan becomes effective upon the first date that the stockholders of the Parent approve the Plan in a manner that satisfies the requirements of the DGCL and the rules of the New York Stock Exchange. Awards may be made pursuant to the Plan through and including the 10 year anniversary of the date of the latest stockholder approval of the Plan, including without limitation any stockholder approval of any amendment to the Plan to increase the share award capacity hereunder.

3.	Definitions; Rules of Construction.

(a)	Defined terms. The terms defined in this Section shall have the following meanings for purposes of this Plan:

(i)	Award shall mean a grant under the Plan in any form permitted hereunder.

(ii)	Award Agreement shall mean a written agreement, in a form determined by the Committee from time to time, entered into by each Participant and the Company, evidencing the grant of an Award under the Plan.

(iii)	Beneficial Owner shall have the meaning used in Rule 13d-3 promulgated under the Exchange Act. “Beneficial Ownership” shall have a correlative meaning.

(iv)	Board shall mean the Board of Directors of the Parent.

(v)	Cause for the termination of the Participant’s employment with the Company will be deemed to exist if the Participant has been convicted of a felony or if the Company determines in good faith that the Participant has (A) intentionally and continually failed to perform in all material respects the Participant’s reasonably assigned duties with the Company (other than a failure resulting from the Participant’s incapacity due to physical or mental disability or illness) or (B) intentionally engaged in conduct which is demonstrably and materially injurious to the Company; provided, however, that if the Participant has entered into an individual employment or severance protection agreement between the Participant and the Company, and the agreement defines the term “Cause”, then Cause shall have the meaning assigned to such term in such agreement.

(vi)	Change in Control shall have the meaning set forth in Section 16 of the Plan.

(vii)	Code shall mean the Internal Revenue Code of 1986, as amended from time to time, including any regulations promulgated thereunder.

(viii)	Committee shall mean the Compensation Committee of the Board and any successor committee thereto.

(ix)	Common Stock shall mean the common stock of the Parent.

(x)	Common Stock Award shall mean an Award of unrestricted Common Stock.

(xi)	Company shall mean collectively the Parent and its Subsidiaries.

(xii)	Covered Award shall mean an Award made to a Covered Employee that is intended to meet the requirements of “qualified performance-based compensation” under Section 162(m) of the Code.

(xiii)	Covered Employee shall mean a Participant who is an executive officer of the Parent or any Subsidiary within the meaning of Rule 3b-7 promulgated under the Exchange Act.

(xiv)	DGCL shall mean the Delaware General Corporation Law, as in effect from time to time.

(xv)	Dividend Equivalent shall mean an amount, payable either in shares of Common Stock or in cash, that is equal to the cash dividend that would be paid on each share of Common Stock underlying an Award if the share were duly issued and outstanding on the record date for the dividend.

(xvi)	Exchange Act shall mean the Securities Exchange Act of 1934, as amended from time to time, including any regulations promulgated thereunder.

(xvii)	Excluded Person shall have the meaning set forth in Section 16 of the Plan.

(xviii)	Fair Market Value shall mean, as of the date of determination, (A) the average of the highest and lowest quoted selling price per share of Common Stock on the national securities exchange or such other market on which such stock is principally traded, as determined by the Committee, or (B) if the shares of Common Stock are not listed or admitted to trading on any such exchange or market, the average of the highest and lowest selling price as reported by an over-the-counter market; provided that if no sales occur as of the date of determination, then the date of determination shall be the last day on which a sale was reported; further provided that if the shares of Common Stock are not then listed on a national securities exchange or market or traded in an over-the-counter market, such value shall be determined by the Committee in good faith. In no event shall the Fair Market Value of any share of Common Stock be less than the par value per share of Common Stock.

(xix)

Good Reason shall mean either (A) a material reduction in the Participant’s base salary (other than a reduction that applies across the board to similarly-situated employees) or (B) the imposition of a requirement that the Participant be based at any place outside a 50-mile radius from the Participant’s principal place of employment immediately prior to a Change in Control; provided, that, in each case, the Participant shall not have Good Reason to terminate service unless the Participant provides the Company with written notice of the occurrence of the action constituting Good Reason within 30 days following the occurrence of such action, the Participant provides the Company with a minimum of 30 days following delivery of the written notice to cure such action, and the Participant terminates service within 90 days following the occurrence of such action. Notwithstanding the foregoing, if the Participant has entered into an individual employment agreement or severance protection agreement with the Company, and the agreement defines the term “Good Reason”, then Good Reason shall have the meaning assigned to such term in such agreement.

(xx)	Grant Date shall mean the date designated by the Committee and specified in the Award Agreement as the date the Award is granted.

(xxi)	Incumbent Board shall have the meaning set forth in Section 16 of the Plan.

(xxii)	ISO shall mean any Option, or portion thereof, awarded to a Participant pursuant to the Plan which is designated by the Committee as an incentive stock option and also meets the applicable requirements of an incentive stock option pursuant to Section 422 of the Code.

(xxiii)	Non-Control Transaction shall have the meaning set forth in Section 16 of the Plan.

(xxiv)	Non-Employee Director shall mean a member of the Board who is not an employee of the Company.

(xxv)	Non-Statutory Stock Option shall mean any Option awarded under the Plan that does not qualify as an ISO or that is designated as a Non-Statutory Stock Option notwithstanding that it may otherwise qualify as an ISO.

(xxvi)	Option shall mean an Award in the form of an option to purchase Common Stock granted pursuant to the Plan.

(xxvii)	Other Award shall mean an Award payable only in cash.

(xxviii)	Parent shall mean General Dynamics Corporation (and any successor thereto).

(xxix)	Participant shall mean any individual who has an outstanding Award pursuant to the Plan.

(xxx)	Participation Unit shall mean an Award that has a value derived from or related to the value of Common Stock, including but not limited to a phantom stock unit or restricted stock unit, that is payable in cash or Common Stock, or any combination thereof, as specified in the Award Agreement.

(xxxi)	Performance-Based Award shall mean an Award granted under Section 7 of the Plan, the payment of which is conditioned upon the attainment of one or more Performance Goals.

(xxxii)	Performance Goal shall mean a measure of performance established by the Committee, based on one or more of the criteria set forth in Section 7, that must be met during the Performance Period under a Performance-Based Award.

(xxxiii)	Performance Period shall mean, with respect to any Performance-Based Award, the period over which the attainment of the applicable Performance Goal is measured. Performance Periods may be overlapping.

(xxxiv)	Person for purposes of Section 16 only shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, and will include any “group” as such term is used in such sections.

(xxxv)	Plan shall mean the General Dynamics Corporation 2012 Equity Compensation Plan as set forth herein and as may be amended from time to time.

(xxxvi)	Purchase Price shall mean the price per share (A) for which a share of Common Stock may be purchased pursuant to an Option or (B) by reference to which the amount of any payment pursuant to a Stock Appreciation Right is determined, in each case as established by the Committee, provided that such price will not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

(xxxvii)	Restricted Stock shall mean an Award consisting of shares of Common Stock granted to a Participant pursuant to the Plan that may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated except upon passage of time, or upon satisfaction of Performance Goals or other conditions, or a combination thereof, in every case pursuant to such terms and conditions as may be determined by the Committee in its sole discretion.

(xxxviii)	Securities Act shall mean the Securities Act of 1933, as amended from time to time, including any regulations promulgated thereunder.

(xxxix)	Stock Appreciation Right shall mean an Award in the form of a right to receive an amount of cash, or shares of Common Stock with a Fair Market Value, equal to the increase in the Fair Market Value of a specified number of shares of Common Stock between the Grant Date of the right and the date on which it is exercised.

(xl)	Subject Person shall have the meaning set forth in Section 16 of the Plan.

(xli)	Subsidiary shall mean any “subsidiary” of the Parent within the meaning of Rule 405 under the Securities Act.

(xlii)	Surviving Corporation shall have the meaning set forth in Section 16 of the Plan.

(xliii)	13G Filer shall have the meaning set forth in Section 16 of the Plan.

(b)	Construction. Unless otherwise expressly provided or the context otherwise requires, the terms defined in this Plan include the plural and the singular, and pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

4.	Eligibility.

Any officer or employee of the Company is eligible for selection by the Committee for an Award under this Plan. Awards to Non-Employee Directors may be granted pursuant to Section 13 of the Plan.

5.	Awards.

The Committee shall determine the amounts and types of the Awards and the terms and conditions of such Awards, consistent with the terms of this Plan. Awards may be made in Common Stock Awards,

Options, Stock Appreciation Rights, Restricted Stock, Participation Units, Other Awards, Performance-Based Awards or in any combination thereof. If any Award is settled in cash that is to be paid on a deferred basis, the Participant may be entitled at the Committee’s discretion and on terms and conditions as the Committee may determine, to be paid interest on the unpaid amount.

6.	Common Stock Available for Awards Pursuant to the Plan.

(a)	Shares Available. Subject to adjustment pursuant to Section 15 of the Plan, the maximum aggregate number of shares of Common Stock available for grant pursuant to Awards (including Common Stock Awards, Options, Stock Appreciation Rights, Restricted Stock, Participation Units and Performance-Based Awards) under the Plan and for the payment of Dividend Equivalents that are settled in shares of Common Stock is 18,250,000. From that aggregate limit:

(i)	no more than 18,250,000 shares may be granted in the form of ISOs;

(ii)	no more than an aggregate of 18,250,000 shares may be granted in the form of Non-Statutory Stock Options and Stock Appreciation Rights; and

(iii)	no more than an aggregate of 5,000,000 shares may be granted in the form of Restricted Stock, Common Stock Awards, Participation Units, and Performance-Based Awards (excluding Performance-Based Awards that are Options or Stock Appreciation Rights) and paid in settlement of Dividend Equivalents.

The shares of Common Stock issued pursuant to the Plan may come from authorized and unissued shares, treasury shares or shares purchased by the Company in the open market.

(b)	Share Counting Rules.

(i)	Share Recycling. The following categories of shares of Common Stock shall again be available for grant pursuant to Awards under the Plan, in addition to the shares described in Section 6(a): (A) shares related to Awards that expire, are forfeited or cancelled or terminate for any reason without the issuance of shares (including, without limitation, upon cash settlement), (B) shares related to awards granted under the General Dynamics Corporation 2009 Equity Compensation Plan that expire, are forfeited or cancelled or terminate for any reason without the issuance of shares (including, without limitation, upon cash settlement), and (C) shares related to awards granted under the General Dynamics Corporation Equity Compensation Plan adopted in 2004 that expire, are forfeited or cancelled or terminate for any reason without the issuance of shares (including, without limitation, upon cash settlement). For purposes of clarity, (x) shares of Common Stock that are tendered or withheld in payment of all or part of the Purchase Price of an Option or other exercise price of an Award or in satisfaction of tax withholding obligations shall not be included in or added to the number of shares available for issuance under the Plan and (y) with respect to a Stock Appreciation Right granted hereunder, the number of shares of Common Stock counted against the share limits set forth in Section 6(a) shall be either (A) the full number of shares subject to the Stock Appreciation Right if the Stock Appreciation Right is settled in shares or (B) zero shares if the Stock Appreciation Right is settled in cash.

(ii)	Assumption, Replacement, Conversion and Adjustment. The Committee may grant Awards pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual). Common Stock covered by Awards granted pursuant to this Section 6(b)(ii) shall not count against the number of shares available for issuance pursuant to Section 6(a).

7.	Performance-Based Awards.

(a)	General. The Committee may grant Performance-Based Awards in the form of Common Stock Awards, Options, Stock Appreciation Rights, Restricted Stock, Participation Units, or Other Awards. The minimum vesting period for any Performance-Based Award shall not be less than the minimum vesting period for the form of Award in which the Performance-Based Award is granted, as set forth herein.

(b)	Performance Goals. A Performance Goal (i) may relate to the performance of the Participant, the Parent, a Subsidiary, any business group, any business unit or other subdivision of the Parent or any Subsidiary, or any combination of the foregoing, as the Committee may deem appropriate, (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other external measure of the selected performance criteria, as the Committee, in its sole discretion, deems appropriate, and (iii) shall be based on one or more of the following criteria selected by the Committee in its sole discretion (as determined in accordance with generally accepted accounting principles, as applicable):

(A)	market price of Common Stock; earnings per share of Common Stock; net income or profit (before or after taxes); return on total stockholders’ equity; return of stockholders’ equity; return on invested capital; cash flow; cumulative return on net assets employed; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings from continuing operations; sales or revenues; return on assets, capital or investment; market share; cost reduction goals; budget comparisons; implementation or completion of specified projects or processes; the formation of joint ventures, research or development collaborations, or the completion of other transactions; and/or any combination of any of the foregoing; and

(B)	with respect to any Award that is not a Covered Award, any other criteria that the Committee deems appropriate.

Within 90 days after the beginning of a Performance Period, and in any case before 25 percent of the Performance Period has elapsed, the Committee shall establish the Performance Goals for such Performance Period. The Committee may provide at the time it establishes the Performance Goal for any Performance Period that the measurement of the Performance Goal shall exclude the impact of unusual, non-recurring or extraordinary items, charges for restructurings, discontinued operations, the cumulative effect of changes in accounting treatment and any other items, each determined in accordance with generally accepted accounting principles (to the extent applicable) and as identified in the Company’s audited financial statements, including the notes thereto.

(c)	Individual Limits. Notwithstanding any other provision of the Plan, the maximum number of shares of Common Stock (or in the case of an Other Award, the maximum dollar amount) that may be subject to Covered Awards granted under the Plan to any single Covered Employee, in any calendar year, shall be:

(i)	1,000,000 shares of Common Stock pursuant to a Common Stock Award;

(ii)	1,000,000 shares of Common Stock pursuant to an Option or Stock Appreciation Right;

(iii)	200,000 shares of Restricted Stock;

(iv)	Participation Units with a value equal to 200,000 shares of Common Stock; and

(v)	$5,000,000 of Other Awards.

The limitations set forth in this Section 7(c) shall be subject to adjustment as provided in Section 15, but only to the extent such adjustment would not prevent a Covered Award from meeting the requirements of “qualified performance-based compensation” pursuant to Section 162(m) of the Code.

(d)	Effect of a Termination of Employment or Service. The consequences with respect to a Performance-Based Award of the termination of employment, or service as a Non-Employee Director, of the Participant holding the Performance-Based Award shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(e)	Dividends and Dividend Equivalents. The Committee may provide in its discretion that a Performance-Based Award shall accrue dividends or Dividend Equivalents, as applicable, provided such dividends or Dividend Equivalents shall be subject to the same terms and conditions as, and shall in no event be paid prior to the vesting of, the Performance-Based Award to which they relate.

8.	Common Stock Awards. The Committee may grant Common Stock Awards on such terms and conditions, not inconsistent with this Plan, as the Committee may determine.

9.	Restricted Stock Awards.

(a)	General. The Committee may grant Restricted Stock, on such terms and conditions, not inconsistent with this Plan, as the Committee may determine.

(b)

Terms and Conditions. Restricted Stock Awards may not vest sooner than three years from the Grant Date (other than shares of Restricted Stock granted as an adjustment pursuant to a performance-based formula), provided that Restricted Stock may vest earlier in accordance with Section 16 and the Committee may provide for a shorter vesting period (i) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with, or provision of services to, the Company, (ii) in the case of any special agreement, award, or situation with respect to any individual Participant, or (iii) in connection with such other events or circumstances as the Committee may determine from time to time. Subject to the restrictions set forth in this Section 9, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions thereon, except as may be provided in the applicable Award Agreement. Restricted Stock shares may be held by the Company until all restrictions lapse and shall be subject to a legend describing applicable restrictions as provided by the Committee from time to time.

(c)	Effect of a Termination of Employment or Service. The consequences with respect to an Award of Restricted Stock of the termination of employment, or service as a Non-Employee Director, of the Participant holding the Restricted Stock shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

10.	Option and Stock Appreciation Right Awards. The Committee may grant Options and Stock Appreciation Rights on such terms and conditions, not inconsistent with the Plan, as the Committee may determine, subject to the following provisions:

(a)	Type of Options. The Committee may grant Options in the form of ISOs, Non-Statutory Stock Options, or any combination thereof. Each Option Award Agreement shall identify whether the Options are intended to be ISOs or Non-Statutory Stock Options. If an Award is not designated as either ISOs or Non-Statutory Stock Options, then such Award shall be deemed to be Non-Statutory Stock Options.

(b)	ISO Limitations. For ISOs granted under the Plan, the aggregate Fair Market Value (determined as of the Grant Date) of the number of shares with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company shall not exceed $100,000, or such other maximum amount then applicable under Section 422 of the Code. Any Option or a portion thereof that is designated as an ISO that for any reason fails to meet the requirements of an ISO shall be treated hereunder as a Non-Statutory Stock Option. No ISO may be granted to an individual who, at the time of the proposed grant, owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of common stock of the Company unless (i) the exercise price of such ISO is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such ISO is granted and (ii) such ISO is not exercisable after the expiration of five years from the date it is granted.

(c)	Terms and Conditions. The Committee shall determine all terms and conditions of the Options and Stock Appreciation Rights, provided that the following terms and conditions shall apply to all Options and Stock Appreciation Rights:

(i)	Options and Stock Appreciation Rights may not vest sooner than one year from the Grant Date, provided that Options and Stock Appreciation Rights may vest earlier in accordance with Section 16 and the Committee may provide for a shorter vesting period (A) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with, or provision of services to, the Company, (B) in the case of any special agreement, award, or situation with respect to any individual Participant, or (C) in connection with such other events or circumstances as the Committee may determine from time to time.

(ii)	The term during which an Option or Stock Appreciation Right may be exercised shall not exceed ten years from the Grant Date.

(iii)	The Purchase Price of an Option or Stock Appreciation Right shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date.

(iv)	The consequences with respect to an Award of Options or Stock Appreciation Rights of the termination of employment, or service as a Non-Employee Director, of the Participant holding the Options or Stock Appreciation Rights shall be determined by the Committee in its sole discretion and set forth in the applicable Award Agreement.

(v)	Options and Stock Appreciation Rights shall not contain any provision entitling a Participant to the automatic grant of additional Options or Stock Appreciation Rights in connection with any exercise of the original Options or Stock Appreciation Rights.

(vi)	Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Options and Stock Appreciation Rights may not be amended to reduce the Purchase Price of outstanding Options or Stock Appreciation Rights or cancel, exchange, buyout, replace or surrender outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with a Purchase Price that is less than the exercise price of the original Options or Stock Appreciation Rights without approval of the Parent’s shareholders.

(vii)	Exercise and Settlement. During the lifetime of the Participant, an Option or Stock Appreciation Right may be exercised only by the Participant or his or her personal representative.

(A)	Options. The Purchase Price of shares purchased upon the exercise of any Option shall be paid (i) in full in cash (including check or wire transfer), (ii) in whole or in part (in combination with cash) in full shares of unrestricted Common Stock owned by the Participant and valued at their Fair Market Value on the date of exercise, (iii) by cashless exercise in any manner as may be permitted by the Committee from time to time, or (iv) such other method as may be permitted by the Committee from time to time.

(B)	Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to a number of shares of Common Stock with a Fair Market Value, or an amount in cash, equal to the difference between the aggregate Fair Market Value of the shares of Common Stock underlying the Stock Appreciation Right on the Grant Date and the aggregate Fair Market Value of such shares on the date of exercise.

11.	Participation Units.

(a)	General. The Committee may grant Participation Units, on such terms and conditions, not inconsistent with the Plan and in compliance with Section 409A of the Code, as the Committee may determine in its discretion and set forth in the applicable Award Agreement.

(b)	Terms and Conditions. Participation Units may not vest sooner than three years from the Grant Date (other than Participation Units granted as an adjustment pursuant to a performance-based formula), provided that Participation Units may vest earlier in accordance with Section 16 and the Committee may provide for a shorter vesting period (i) in connection with any corporate divestiture or acquisition affecting a Participant’s employment with, or provision of services to, the Company, (ii) in the case of any special agreement, award, or situation with respect to any individual Participant, or (iii) in connection with such other events or circumstances as the Committee may determine from time to time.

12.	Other Awards. The Committee may grant Other Awards on such terms and conditions, not inconsistent with the Plan and in compliance with Section 409A of the Code, as the Committee may determine in its discretion, provided that an Other Award shall be payable only in cash.

13.	Awards to Non-Employee Directors.

(a)	Awards. Awards to Non-Employee Directors may be made at the recommendation of the Committee, subject to final approval of the Board, in such amounts as the Committee shall determine in Common Stock Awards, Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Stock, Participation Units, Performance-Based Awards or any combination thereof.

(b)	Retainers and Fees. Upon terms and conditions as may be established by the Committee from time to time, each Non-Employee Director may elect to have all or part of his or her annual retainer paid in Common Stock under the Plan.

14.	Plan Administration.

(a)

Committee. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or as it deems necessary or advisable in administration of the Plan, including without limitation, (i) the authority to grant Awards; (ii) to determine the individuals to whom and the time or times at which Awards shall be granted; (iii) to determine the type and number of Awards to be granted, the number of shares of Common Stock to which an Award may relate and the terms, conditions, restrictions and performance criteria relating to any Award; (iv) to determine whether, to what extent, and under what circumstances and the manner in which an Award may be settled, cancelled, forfeited, exchanged or surrendered; (v) to construe and interpret the Plan and any Award Agreement; (vi) to prescribe, amend, and rescind rules and regulations relating to the Plan, including but not limited to, rules and regulations relating to leaves of absence and changes from an employee to a service provider or consultant; (vii) to determine whether an Award Agreement would be appropriate with respect to any Award, and if so, to determine the form of such Award Agreement; (viii) to determine whether an Award will be credited with Dividend Equivalents and the terms and conditions of any such Dividend Equivalents; and (ix) to make all other determinations deemed necessary or advisable for the administration and implementation of the Plan. For purposes of clarity, the Committee may exercise its discretion in a non-uniform manner among Participants. The determination of the Committee on these matters shall be final and conclusive and binding on the Company and all Participants. Any authority, power or right of the Committee pursuant to the Plan may also be exercised by the Board.

(b)	Delegation. Except to the extent prohibited by applicable law, including Section 157(c) of the DGCL, the applicable rules of the national securities exchange or such other market on which the Common Stock is principally traded or Section 162(m) of the Code with respect to Covered Awards, the Committee has the authority to delegate any of its powers under the Plan (including, without limitation, its power to administer claims and appeals) to one or more members of the Committee or one or more officers of the Parent. Any delegation shall include the same sole discretionary and final authority that the Committee has hereunder, and any decisions, actions or interpretations made by any delegate shall have the same ultimate binding effect as if made by the Committee. Any such allocation or delegation may be limited or revoked by the Committee at any time.

(i)	Except as otherwise provided by the Committee, and to the extent permitted pursuant to applicable law, the applicable rules of the national securities exchange or such other market on which Common Stock is principally traded and the Committee charter, the chairperson of the Committee may make Awards on behalf of the Committee to any Participant, except that the chairperson of the Committee may not (A) make an Award to a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act or (B) make a Covered Award to a Covered Employee.

15.	Adjustments Upon Certain Changes. Subject to any action by the shareholders of the Parent required by law, applicable tax rules or the rules of any exchange on which shares of Common Stock are listed for trading:

(a)	Shares Available for Grants. In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock available for grant pursuant to Awards under the Plan as set forth in Section 6 and the maximum number of shares of Common Stock with respect to which the Committee may grant Covered Awards to any individual Covered Employee in any calendar year as set forth in Section 7(c) shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other event or transaction, the Committee may, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

(b)	Increase or Decrease in Issued Shares Without Consideration. In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares affected without receipt or payment of consideration by the Company, the Committee may, to the extent deemed appropriate by the Committee, adjust the number of shares of Common Stock subject to each outstanding Award and the Purchase Price or exercise price per share of Common Stock of each such Award.

(c)	Certain Mergers. In the event of any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee may, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d)	Certain Other Transactions. In the event of (i) a dissolution or liquidation of the Parent, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation or similar transaction involving the Parent in which the holders of shares of Common Stock receive securities and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, in its sole discretion, have the power to:

(A)	cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable or vested), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option or Stock Appreciation Right such value shall be equal to the excess of (i) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (ii) the Purchase Price of such Option or Stock Appreciation Right; or

(B)	provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its reasonable discretion in the Purchase Price or exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e)	Other Changes. In the event of any change in the capitalization of the Parent or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate, provided that if any such Award is a Covered Award such adjustments are consistent with the requirements of Section 162(m) of the Code.

(f)	Other Awards. In the event of any transaction or event described in this Section 15, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, in its sole discretion, make such adjustments in any Performance Goal and in any other terms of any Other Awards, as the Committee may consider appropriate in respect of such transaction or event, provided that if such Other Award is a Covered Award, such adjustments are consistent with the requirements of Section 162(m) of the Code.

(g)	No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Parent or any other corporation. Except as expressly provided in the Plan, no issuance by the Parent of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(h)	Savings Clause. No provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

16.	Change in Control.

(a)	In the event that, within two years following a Change in Control, the Participant’s service with the Company and its affiliates is terminated (i) by the Company or any of its affiliates for any reason other than for Cause or (ii) by the Participant for Good Reason, all outstanding Awards granted to a Participant which have not theretofore vested shall immediately vest and become exercisable and all restrictions on such Awards shall immediately lapse.

(b)	Except to the extent that it may give rise to a tax under Section 409A of the Code with respect to any Award, the Committee may also accord to any Participant a right to refuse to have any of the actions that the Committee may take otherwise as described in (a) above, whether pursuant to the Award or otherwise, in such circumstances as the Committee may approve.

(c)	“Change in Control” means any of the following events:

(i)	An acquisition by any Person of Beneficial Ownership (other than a direct or indirect acquisition from the Parent) of forty percent (40%) or more of the combined voting power of the Parent’s then outstanding voting securities; provided that, in determining whether a Change in Control has occurred, an acquisition by any of the following Persons will not constitute a Change in Control:

(A)	an employee benefit plan (or a trust forming a part thereof) maintained by the Parent or any Subsidiary of the Parent,

(B)	the Parent or any Subsidiary of the Parent,

(C)

any Person that, pursuant to Rule 13d-1 promulgated under the Act, is permitted to, and actually does, report its Beneficial Ownership of voting securities of the Parent on Schedule 13G (or any successor schedule) (a “13G Filer”); provided that, a Person shall no longer be considered a 13G Filer if it subsequently becomes required to or does report its Beneficial Ownership of voting securities of the Parent on Schedule 13D (or any successor schedule) and for purposes of this Section 16 such Person shall be deemed to have first acquired, on the first date on which such Person does so file a Schedule 13D, Beneficial Ownership of all voting securities of the Parent Beneficially Owned by it on such date, (each of (A), (B), and (C) an “Excluded Person”),

(D)	any Person in connection with a Non-Control Transaction (as hereinafter defined), or

(E)	an underwriter temporarily holding securities of the Parent pursuant to an offering of such securities.

Notwithstanding the foregoing provisions of this Section 16, a Change in Control will not be deemed to occur solely because any Person (a “Subject Person”) acquires Beneficial Ownership of forty percent (40%) or more of the combined voting power of the Parent’s then outstanding voting securities as a result of the acquisition of voting securities by the Parent which, by reducing the number of voting securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that, if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, then a Change in Control shall be deemed to occur on the date the Subject Person becomes the Beneficial Owner of any additional voting securities which increases the percentage of the then outstanding voting securities Beneficially Owned by the Subject Person.

(ii)	Consummation of:

(A)	a merger, consolidation or reorganization involving the Parent, or any direct or indirect Subsidiary of the Parent, unless:

(i)	the stockholders of the Parent immediately before such merger, consolidation or reorganization will own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) or any parent thereof in substantially the same proportion as their ownership of the voting securities of the Parent immediately before such merger, consolidation or reorganization;

(ii)	the individuals who were members of the Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of the Surviving Corporation (or parent thereof); and

(iii)

no Person (other than an Excluded Person, the Surviving Corporation, any Subsidiary or parent of the Surviving Corporation, or any Person who, immediately prior to such merger, consolidation or reorganization, was the Beneficial Owner of forty percent (40%) or more of the then outstanding voting securities of the Parent) is the Beneficial Owner of forty percent (40%) or more of the combined voting power of the Surviving Corporation’s outstanding voting securities immediately after the merger, consolidation or reorganization. A transaction described in clauses (i) through (iii) above is referred to herein as a “Non-Control Transaction.”

(B)	a sale or other disposition of all or substantially all of the assets of the Parent to an entity (other than to an entity (i) at least fifty percent (50%) of the combined voting power of the outstanding voting securities of which is owned, directly or indirectly, by stockholders of the Parent in substantially the same proportion as their ownership of the voting securities of the Parent, (ii) a majority of the board of directors of which consists of the individuals who were members of the Board immediately prior to the execution of the agreement providing for such sale or disposition, and (iii) of which no Person (other than an Excluded Person or any Person who, immediately prior to such sale or disposition, was the Beneficial Owner of forty percent (40%) or more of the combined voting power of the then outstanding voting securities of the Parent) has Beneficial Ownership of forty percent (40%) or more of the combined voting power of the entity’s outstanding voting securities).

(iii)	Individuals who, as of the date of adoption of the Plan, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the adoption of the Plan whose election, or nomination for election, by Parent stockholders was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, unless any such individual’s initial assumption of office occurs as a result of either an actual or threatened election contest (including, but not limited to, a consent solicitation).

(iv)	The stockholders of the Company approve a plan of complete liquidation of the Company.

With respect to Awards that are subject to Section 409A of the Code, the foregoing provisions of this Section 16 shall be interpreted in a manner that is consistent with the U.S. Department of Treasury Regulations promulgated pursuant to Section 409A of the Code so that only such transactions or events that could qualify as a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(i) will be deemed to be a Change in Control for purposes of such Awards.

17.	Nontransferability of Awards.

(a)	Except as provided by the Committee, an Award shall not be transferable other than (i) by the Participant’s last will and testament or (ii) by the applicable laws of descent and distribution.

(b)	Any Award transferred pursuant to Section 17(a) shall be subject to all of the same original terms and conditions as provided in the Plan and the applicable Award Agreement. The Participant’s estate will remain liable for any withholding tax that may be imposed by any Federal, state or local tax authority.

18.	Tax Withholding.

In connection with the vesting of Awards or issuance of Common Stock under the Plan, the Parent may require the recipient to remit to the Company an amount sufficient to satisfy any Federal, state or local (including foreign jurisdictions) tax withholding requirements prior to the delivery of such Common Stock, or, in the discretion of the Committee, the Parent may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of the minimum statutorily required tax withholding requirements. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit a Participant to deliver unrestricted shares of Common Stock to be used to satisfy minimum statutorily required tax withholding based on the Fair Market Value of any such shares of Common Stock on the date the amount of tax to be withheld is determined. Any cash paid pursuant to the Plan is subject to all applicable tax withholding.

19.	Expenses.

The expenses of administering the Plan shall be borne by the Company.

20.	Termination, Amendment and Changes to Outstanding Awards.

The Committee may at any time suspend the operation of, terminate or amend the Plan or any Award thereunder, provided that no suspension, termination, or amendment shall adversely impair the rights of any Participant pursuant to an outstanding Award without the consent of the Participant. Notwithstanding the foregoing, the Committee may take such actions as it deems appropriate to ensure that the Plan and any Awards may comply with any tax, securities or other applicable law. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority as provided in the Plan.

21.	Other Actions.

Nothing contained in the Plan shall be deemed to preclude other compensation plans which may be in effect from time to time or be construed to limit the authority of the Company to exercise its corporate rights and powers, including, but not by way of limitation, the right of the Parent (a) to award options to acquire shares of Common Stock otherwise than under the Plan to an employee or other person, firm, corporation, or association, or (b) to award options to acquire shares of Common Stock, or assume the option of, any person in connection with the acquisition, by purchase, lease, merger, consolidation, or otherwise, of the business and assets (in whole or in part) of any person, firm, corporation, or association.

22.	Foreign Jurisdictions.

The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to Participants who are subject to such laws and who receive Awards under the Plan.

23.	Applicable Law.

The validity, construction, interpretation, administration and effect of the Plan, and its rules and regulations, and rights relating to the Plan and to Awards granted pursuant to the Plan, shall be governed by the substantive laws of the State of Delaware, without giving effect to its principles of conflict of laws.

24.	Section 409A of the Code.

(a)	To the extent applicable, it is intended that the Plan comply with or be exempt from the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith and if any provision of this Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Any reservation of rights or discretion by the Company or the Committee hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code and any regulations thereunder.

(b)	Notwithstanding anything herein or in any Award Agreement to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided to a Participant during the six-month period immediately following the Participant’s separation from service (within the meaning of Section 409A of the Code) shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier).

25.	Miscellaneous.

(a)	Limitation of Participant rights. No Participant shall have any right to an Award or a benefit under the Plan except in accordance with the terms of the Plan, the applicable Award Agreement, and any related documents. Establishment of the Plan and/or receipt of an Award shall not be construed to give any Participant the right to be retained in the service of the Company. No holder of an Option will have any rights to dividends or other rights as a stockholder with respect to the shares subject thereto prior to the purchase of such shares upon exercise of the Option pursuant to the terms thereof. Participation Unit Award holders shall have no rights to dividends or any other rights as a stockholder prior to the acquisition of shares upon the vesting and settlement of such Award pursuant to the terms thereof.

(b)	Limitation of liability. Notwithstanding any provision of the Plan to the contrary, none of the Company, the Board, the Committee or any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, or any other person for any claim, loss, liability or expense incurred in connection with the Plan and any Award hereunder.

(c)	Treatment for other compensation purposes. Payments and other benefits received by a Participant pursuant to an Award shall not be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company, unless expressly so provided by such other plan, contract or arrangement.

(d)

Distribution only in compliance with applicable law. Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

(e)	Share issuance on a non-certificate basis. To the extent that the Committee provides for the issuance of shares of Common Stock or Restricted Stock, the issuance may be affected on a non-certificated basis, subject to applicable law or the applicable rules of any stock exchange.

(f)	Fractional shares. Any fractional shares underlying an Award shall be rounded down to the nearest whole number (without any payment in respect of any rounding down).

(g)	Termination of Employment. The employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to an entity that is a Subsidiary of the Company and such entity ceases to be a Subsidiary of the Company, unless the Committee determines otherwise, including in order to maintain compliance with Section 409A of the Code.

26.	Notices.

All notices to the Parent regarding the Plan shall be in writing, effective as of actual receipt by the Parent, and shall be sent to:

General Dynamics Corporation

2941 Fairview Park Drive, Suite 100

Falls Church, Virginia 22042

Attention: Corporate Secretary

The Committee may change the address to which notices under the Plan are sent provided such address is communicated to Participants.

GENERAL DYNAMICS

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

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C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

ELECTRONIC VOTING INSTRUCTIONS

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE COLORED BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on May 1, 2012. If you are a participant in the Company’s 401(k) plans, proxies must be received by 9:00 a.m. Eastern Time on April 30, 2012.

Vote by Internet

Log on to the Internet and go to www.envisionreports.com/GD

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Outside the United States, US Territories and Canada, call 1-781-575-2300 on a touch-tone telephone.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

X

Annual Meeting Proxy Card

1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.

1. Election of Directors: For Against Abstain

01 - Mary T. Barra

02 - Nicholas D. Chabraja

03 - James S. Crown

04 - William P. Fricks

For Against Abstain

05 - Jay L. Johnson

06 - James L. Jones

07 - Paul G. Kaminski

08 - John M. Keane

For Against Abstain

09 - Lester L. Lyles

10 - Phebe N. Novakovic

11 - William A. Osborn

12 - Robert Walmsley

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 2, 3 AND 4.

For Against Abstain

2. Selection of Independent Auditors.

3. Advisory Vote to approve Executive Compensation.

4. Approval of General Dynamics 2012 Equity Compensation Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 5 AND 6.

For Against Abstain

5. Shareholder proposal with regard to a human rights policy.

6. Shareholder proposal with regard to an independent board chairman.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

C 1234567890

J N T

1 U P X

1 3 5 8 5 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01FF3C

DIRECT DEPOSIT NOTICE

General Dynamics Corporation and Computershare remind you of the opportunity to have your quarterly dividends electronically deposited into your checking or savings account. The main benefit of direct deposit to you is knowing that your dividends are in your account on the payable date.

Telephone inquiries regarding your stock, including registration for direct deposit of dividends, should be made to Computershare’s automated Toll-Free Telephone Response Center at 1-800-519-3111.

General Dynamics Corporation encourages you to take advantage of one of the convenient ways by which you can vote your shares for matters to be covered at the 2012 Annual Meeting of Shareholders. You can vote your shares electronically through the Internet or by telephone, either of which eliminates the need to return the proxy card. If you do not wish to vote through the Internet or by telephone, you can vote by mail by following the instructions on the proxy card on the reverse side.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy - GENERAL DYNAMICS CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 2, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

The undersigned hereby appoints JAY L. JOHNSON, GREGORY S. GALLOPOULOS and L. HUGH REDD, and each of them, as proxy or proxies, with full power of substitution, to vote all shares of common stock, par value $1.00 per share, of GENERAL DYNAMICS CORPORATION, a Delaware corporation, that the undersigned is entitled to vote at the 2012 Annual Meeting of Shareholders, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side and upon such other matters as may properly come before the annual meeting, all as more fully described in the Proxy Statement for the 2012 Annual Meeting of Shareholders.

THIS PROXY WHEN PROPERLY EXECUTED AND TIMELY RETURNED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED AT THE DISCRETION OF THE PROXIES NAMED ABOVE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED BUT NO DIRECTION IS MADE HEREON, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND AGAINST PROPOSALS 5 AND 6.

PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

B Non-Voting Items

Change of Address - Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN OR IN ANY OTHER REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.

Date (mm/dd/yyyy) - Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.